Exhibit 99.3

[TRANSLATION]

Stock Code: 5012

November 29, 2016

To Shareholders:

Jun Mutoh

Representative Director and President

TonenGeneral Sekiyu K.K.

8-15, Kohnan 1-chome, Minato-ku, Tokyo

Convocation Notice of Extraordinary General Meeting of Shareholders

You are cordially invited to attend the Extraordinary General Meeting of Shareholders of TonenGeneral Sekiyu K.K. (“TG” or “the Company”), to be held as specified below. If you attend the meeting, please present the enclosed voting rights exercise form at the reception desk.

In the event that you are unable to attend, you are kindly requested to exercise your voting rights in writing or via the Internet as follows. Please review the attached Reference Materials for the General Meeting of Shareholders and to exercise your voting rights in writing, respond “approve” or “disapprove” to each agenda item on the enclosed form and return the form to us by 5:00 p.m. on Tuesday, December 20, 2016; or to vote via the Internet, access the website (http://www.evote.jp/) that has been designated by the Company and exercise your voting rights by 5:00 p.m. on Tuesday, December 20, 2016, in accordance with the “Procedures For Exercising Voting Rights via the Internet” on page 35.

1. Date & Time: Wednesday, December 21, 2016, at 10:00 a.m.

2. Venue: “Pegasus” room, 1F, Hilton Tokyo Odaiba (formerly the Hotel Nikko Tokyo)

9-1, Daiba 1-chome, Minato-ku, Tokyo

3. Purpose:

Items for Resolution:

Agenda No. 1:	Approval of the Share Exchange Agreement with JX Holdings, Inc.
Agenda No. 2:	Approval of the Absorption-type Merger Agreement with JX Nippon Oil & Energy Corporation
Agenda No. 3:	Approval of the Absorption-type Merger Agreement with EMG Marketing Godo Kaisha

4. Exercise of Voting Rights:

Internet Disclosure

Information concerning the items below is not attached to the Convocation Notice of Extraordinary General Meeting of Shareholders, but is posted on the Company’s website at http://www.tonengeneral.co.jp/english/ir/stockinformation/g-mtg.html, pursuant to the laws of Japan and the Article 15 of the Company’s Articles of Incorporation.

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(1)	The contents of the financial statements, etc. for the most recent business year of JX Holdings, Inc. will be included in “Agenda No. 1: Approval of the Share Exchange Agreement with JX Holdings, Inc.” of the Reference Materials for the General Meeting of Shareholders

(2)	The contents of the financial statements, etc. for the most recent business year of JX Nippon Oil & Energy Corporation will be included in “Agenda No. 2: Approval of the Absorption-type Merger Agreement with JX Nippon Oil & Energy Corporation” of the Reference Materials for the General Meeting of Shareholders

(3)	The contents of the financial statements, etc. for the most recent business year of EMG Marketing Godo Kaisha will be included in “Agenda No. 3: Approval of the Absorption-type Merger Agreement with EMG Marketing Godo Kaisha” of the Reference Materials for the General Meeting of Shareholders

How We Handle Multiple Exercises of Voting Rights

(1)	If a voting right is exercised multiple times both in writing and via the Internet, only the exercise of the voting right via the Internet will be deemed effective.

(2)	If a voting right is exercised multiple times via the Internet, only the last exercise of the voting right via the Internet will be deemed effective. If a voting right is exercised multiple times both via the website for personal computers and via the website for mobile phones, only the last exercise of the voting right will be deemed effective.

➢	Any required corrections to the attached Reference Materials for the General Meeting of Shareholders will be posted on the Company’s website (http://www.tonengeneral.co.jp/english/).

➢	The Convocation Notice of Extraordinary General Meeting of Shareholders, the Reference Materials for the General Meeting of Shareholders, and the Support Documentation for the General Meeting of Shareholders, “Business Integration with JX Holdings, Inc.”, as well as English translations of these documents, have been posted on the Company’s website.

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Reference Materials for the General Meeting of Shareholders

Agendas for Resolutions and Related Information

Agenda No. 1: Approval of the Share Exchange Agreement with JX Holdings, Inc.

The Company and JX Holdings, Inc. (“JXHD”) agreed that the energy businesses of both company groups will be integrated (the “Business Integration”) through a share exchange in which JXHD will become the wholly-owning parent company and the Company will become the wholly-owned subsidiary (the “Share Exchange”) on April 1, 2017 (scheduled) and, subsequently on the same date, an absorption-type merger in which JX Nippon Oil & Energy Corporation (“JXE”), which is a wholly-owned subsidiary of JXHD, will be the surviving company and the Company will be the absorbed company (the “Absorption-type Merger”). On August 31, 2016, the Company executed a share exchange agreement relating to the Share Exchange (the “Share Exchange Agreement”) with JXHD and an absorption-type merger agreement relating to the Absorption-type Merger (the “Absorption-type Merger Agreement”) with JXE, respectively.

This agenda is a proposal for you to approve the Share Exchange Agreement. The reasons for the Share Exchange, details of the Share Exchange Agreement and other information related to this proposal are shown below. The approval for the Absorption-type Merger Agreement will be submitted as the second agenda.

If this proposal is approved, JXHD will acquire all of the issued shares of the Company on April 1, 2017 (scheduled), which is the effective date of the Share Exchange. Prior to that, the common shares of the Company will be delisted on March 29, 2017 (the last trading day will be March 28, 2017) under the prescribed procedures in accordance with the criteria for delisting of shares from the first section of the Tokyo Stock Exchange (“TSE”).

1. Reasons for the Share Exchange

Demand for petroleum products in Japan has declined about 23% over the past 10 years. With the decreasing population, the growth of fuel-efficient vehicles, and the shift to gas, electric power and other types of energy, this decline is expected to continue at a rate of around 2% per year. Meanwhile, overseas, demand for petroleum and petrochemical products is increasing in China, India and other Asian countries; however, there are already large-scale plants in Korea and elsewhere, and the construction of new or additional, highly cost-competitive plants is anticipated in developing countries as well. For these reasons, international competition in the Asian market, including Japan, is expected to increase dramatically.

Up to this point, the Company and JXHD have endeavored to realize further rationalization and efficiency improvement in their respective companies through business integrations, business reforms and other initiatives; however, taking into account the severe business climate that is expected to continue both in Japan and abroad, the Company and JXHD acknowledged the need for even more drastic rationalization and efficiency improvement, which neither company would likely be able to achieve individually. Therefore, the Company and JXHD agreed to consummate the Business Integration in order to maximize their enterprise value by combining the business resources of their company groups and carrying out intensive business reforms.

After the Business Integration, the Company and JXHD aim to establish a strong corporate group (the “Integrated Group”) under a holding company in order to develop into one of the most prominent and internationally-competitive comprehensive energy, natural resource, and materials company groups in Asia, and to contribute to the development of a sustainable and vigorous economy and society.

In order to achieve the foregoing objectives, the Company and JXHD will establish a management system capable of implementing capital efficiency-oriented strategies for investments and business portfolios. Moreover, premised on safe and stable operations and stable supply, the Integrated Group will further strengthen the business foundation by promptly implementing intensive business reforms and establishing a management system which allows for the development and expansion of a business that will be a mainstay of the future.

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Currently, the Company and JXHD aim to increase their profits by more than 100 billion yen per year within three years after the Business Integration. The table below shows an approximate breakdown of such increase of benefits of each segment.

Segment	Improvement of profits	Main measures to achieve improvement of profits
Supply, distribution and sales	28 billion yen	• Optimization of crude purchase operation • Optimization of distribution network efficiency, and other items
Manufacturing	40 billion yen

•    Profit improvement of 10 billion yen through the integrated operation of a refinery and chemical plants in the Kawasaki area

•    Energy savings and maintenance cost reduction through use of best practices of two companies, and other items

Procurement	15 billion yen	• Reduction of procurement costs for construction materials, catalysts, and other items
Other areas	17 billion yen	• More efficient operation with ERP system • Other improvements in efficiency and rationalization
Total synergy effect	100 billion yen

In addition, both companies understand that the reduction of fixed costs through refinery closures is vital to further improvements in profit. With that understanding, refinery closures will be implemented promptly after the Business Integration with the aim of further improvements in profit.

Agendas No. 1 through No. 3 of this general meeting of shareholders have been submitted in relation to the Business Integration. We kindly ask for each shareholder to understand the intentions of the Business Integration and to approve each agenda.

2. Details of the Share Exchange Agreement

The details of the Share Exchange Agreement are as indicated in a copy of the Share Exchange Agreement shown below.

Share Exchange Agreement (Copy)

JX Holdings, Inc. (“JXHD”) and TonenGeneral Sekiyu K.K. (“TonenGeneral”) hereby enter into this agreement (this “Agreement”) as follows with respect to a share exchange.

Article 1	Share Exchange

1.1	In accordance with the provisions of this Agreement, JXHD and TonenGeneral shall consummate a share exchange (the “Share Exchange”) in which JXHD becomes the wholly-owning parent company through the Share Exchange and TonenGeneral becomes the wholly-owned subsidiary company through the Share Exchange.

1.2	The corporate names and addresses of the wholly-owning parent company through the Share Exchange and the wholly-owned subsidiary company through the Share Exchange are as follows.

(1)	Wholly owning parent company through the Share Exchange

Corporate name:	JX Holdings, Inc.

Address:	1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

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(2)	Wholly owned subsidiary company through the Share Exchange

Corporate name:	TonenGeneral Sekiyu K.K.

Address:	8-15, Kohnan 1-chome, Minato-ku, Tokyo

Article 2	Matters Regarding the Number of Shares to be Delivered at the Time of the Share Exchange and Allotment of Those Shares

2.1	At the time of the Share Exchange, JXHD shall deliver to the shareholders of TonenGeneral (limited to the shareholders after the treasury shares of TonenGeneral have been cancelled as set forth in Article 7; hereinafter the same), as of the time immediately before JXHD acquires all of the issued shares of TonenGeneral through the Share Exchange (the “Reference Time”), the shares of JXHD in the number obtained by multiplying the number of TonenGeneral shares held by such shareholders by 2.55, and JXHD shall allocate to each shareholder of TonenGeneral as of the Reference Time 2.55 shares of JXHD for each share of TonenGeneral which such shareholder holds.

2.2	If any shares of JXHD to be allocated by JXHD to TonenGeneral shareholders in accordance with the provisions of the preceding paragraph are fractional shares of less than one share of JXHD stock, JXHD shall handle such fractional shares in accordance with Article 234 of the Companies Act.

Article 3	Matters Regarding Amounts of Stated Capital and Reserves of the Wholly-Owning Parent Company through the Share Exchange

Stated capital, capital surplus reserve and earned surplus reserve of JXHD that will increase as a result of the Share Exchange are as follows; provided, however, that JXHD and TonenGeneral may change these amounts upon agreement through consultation due to changes in circumstances up until the effective date of the Share Exchange (the “Effective Date”).

(1)	Stated capital:0 yen

(2)	Capital surplus reserve: Amount of changes in net assets stipulated in Article 39 of the Ordinance on Company Accounting

(3)	Earned surplus reserve: 0 yen

Article 4	Effective Date

4.1	The Effective Date shall be April 1, 2017.

4.2	Notwithstanding the provisions of the preceding paragraph, JXHD and TonenGeneral may change the Effective Date upon agreement through consultation, if necessary due to the progress of the procedures for the Share Exchange.

Article 5	General Meeting of Shareholders to Approve the Share Exchange

JXHD and TonenGeneral shall each hold a general meeting of shareholders by the day immediately preceding the Effective Date to seek approval for this Agreement and any matters necessary for the Share Exchange.

Article 6	Management of Company Assets

After the execution of this Agreement until the Effective Date, JXHD and TonenGeneral shall each execute its respective business and manage and operate its respective assets with due care of a prudent manager. Any acts which may have material influence on the assets or rights and obligations shall only be taken after discussing with the other party in advance.

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Article 7	Cancellation of Treasury Shares

TonenGeneral shall at the Reference Time cancel all treasury shares it holds as of the Reference Time (including shares to be acquired by TonenGeneral in response to dissenting shareholders’ demand in relation to the Share Exchange to purchase their shares as stipulated in Article 785, Paragraph (1) of the Companies Act) upon resolution of the board of directors of TonenGeneral held by the day immediately preceding the Effective Date.

Article 8	Handling of Stock Acquisition Rights

TonenGeneral shall, by the day immediately preceding the Effective Date, acquire and cancel all stock acquisition rights which it has issued.

Article 9	Dividends of Surplus and Others

9.1	JXHD may pay dividends of surplus to the shareholders or registered pledgees of shares who are recorded on the latest registry of shareholders as of September 30, 2016 at the maximum of 8 yen per share and 20 billion yen in total.

9.2	JXHD may pay dividends of surplus to the shareholders or registered pledgees of shares who are recorded on the latest registry of shareholders as of March 31, 2017 at the maximum of 8 yen per share and 20 billion yen in total.

9.3	TonenGeneral may pay dividends of surplus to the shareholders or registered pledgees of shares who are recorded on the latest registry of shareholders as of December 31, 2016 at the maximum of 28.50 yen per share and 10.5 billion yen in total.

9.4	Unless provided for in the preceding three paragraphs, after the execution of this Agreement, JXHD and TonenGeneral shall not resolve to pay of dividends of surplus with the reference date which is earlier than the Effective Date. In addition, after the execution of this Agreement, JXHD and TonenGeneral shall not resolve to buy back their own stock with the acquisition date which is earlier than the Effective Date (excluding the buy-back of their own stock which is required upon exercise of the shareholders’ rights pursuant to applicable laws and regulations).

Article 10	Amendment and Termination of this Agreement

After the execution of this Agreement until the Effective Date, if there are any material changes in the financial condition or business performance of JXHD or TonenGeneral or such changes become evident, if any events occur that could materially hinder the consummation of the Share Exchange in accordance with this Agreement or the occurrence of such events become evident, or if otherwise it becomes difficult to achieve the purpose of the Share Exchange, JXHD and TonenGeneral may amend or terminate this Agreement after consultation in good faith.

Article 11	Effectiveness of this Agreement

This Agreement shall cease to be in effect if:

(1)	it is not possible to obtain approval of a general meeting of shareholders of JXHD or TonenGeneral as set forth in Article 5 of this Agreement; or

(2)	any approval of relevant authorities required under laws and regulations with respect to the Share Exchange has not been obtained as of the Reference Time.

Article 12	Consultation

In addition to the provisions of this Agreement, JXHD and TonenGeneral shall set forth any matter necessary for the Share Exchange upon agreement through consultation in accordance with the purpose of this Agreement.

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Article 13	Jurisdiction

JXHD and TonenGeneral agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any disputes relating to this Agreement before a court.

IN WITNESS WHEREOF, JXHD and TonenGeneral have executed this Agreement in duplicate by affixing their signatures and seals thereto, and each party shall keep one original.

August 31, 2016

JXHD:	JX Holdings, Inc.
1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo
Yukio Uchida, Representative Director, President

TonenGeneral:	TonenGeneral Sekiyu K.K.
8-15, Kohnan 1-chome, Minato-ku, Tokyo
Jun Mutoh, Representative Director, President

3. Appropriateness of the exchange consideration

(1) Total amount of the exchange consideration and appropriateness of allocation

① Details of allocation in the Share Exchange

At the time of the Share Exchange, JXHD will allocate and deliver 2.55 shares of JXHD common stock for every one share of the Company common stock to the shareholders of the Company (excluding the Company as the owner of treasury stocks) as of the time immediately before the effective date of the Share Exchange (the “Reference Time”). Consequently, the total number of JXHD shares that is scheduled to be allocated through the Share Exchange is 928,782,825 shares. The Company will, at the Reference Time, cancel all treasury shares it holds as of the Reference Time (including any shares that are acquired by the Company in response to a demand from a dissenting shareholder regarding the Share Exchange exercised pursuant to Article 785, Paragraph (1) of the Companies Act) upon resolution of the board of directors of the Company held by the day immediately preceding the effective date of the Share Exchange. The number of shares to be allocated and delivered through the Share Exchange is subject to change due to the potential buy-back of its own stock by the Company and other possible reasons.

	JXHD	The Company
Share exchange ratio for the Share Exchange (the “Share Exchange Ratio”)	1	2.55
Number of shares to be delivered in the Share Exchange	JXHD common stock: 928,782,825 shares (planned)

Note 1: Treatment of shares consisting of less than one unit

It is expected that some shareholders will hold shares consisting of less than one unit (100 shares) of JXHD stock as a result of the Share Exchange. Affected shareholders will not be able to sell such shares consisting of less than one unit of JXHD on any securities exchange markets. Shareholders who hold shares consisting of less than one unit of JXHD may utilize (i) the procedures to demand purchase of shares constituting less than one unit (where JXHD would purchase shares consisting of less than one unit) pursuant to Article 192, Paragraph (1) of the Companies Act or (ii) the procedures to purchase further shares consisting of less than one unit (where shareholders would purchase from JXHD the requisite number of shares which, together with the number of shares held by such shareholders consisting of less than one unit, would equal the sum of one unit (100 shares)) pursuant to Article 194, Paragraph (1) of the Companies Act and the Articles of Incorporation of JXHD.

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Note 2: Treatment of any fractional shares

For the current shareholders of the Company who will receive a fractional share equal to less than one share of JXHD stock upon the completion of the Share Exchange, each affected shareholder will be paid the cash value of such fractional shares pursuant to Article 234 of the Companies Act and other relevant laws and regulations.

② Analysis of the Share Exchange allocation details

A. Basis and reasons for the allocation details

The Company and JXHD have carefully negotiated and discussed the Share Exchange Ratio, taking into account the analyses of the share exchange ratio conducted by third party financial advisors, and financial condition, the share prices on the market and prospects of the Company and JXHD, among other factors, on a comprehensive basis. After a prudent and thorough discussion, the Company and JXHD have come to an agreement and concluded that the Share Exchange Ratio, described in “①Details of allocation in the Share Exchange” above, is appropriate.

B. Analysis

In order to ensure the fairness of the Share Exchange Ratio relating to the Share Exchange, the Company retained Merrill Lynch Japan Securities Co., Ltd. (“BofA Merrill Lynch”) and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley”). JXHD retained Nomura Securities Co., Ltd., Citi Global Markets Japan Inc., Mizuho Securities Co. Ltd., and Daiwa Securities Co. Ltd. Company and JXHD retained the aforementioned entities as their third party financial advisors for the calculation of the ratio.

None of the Company’s or JXHD’s third party financial advisors of has any material interest of note in connection with the Share Exchange.

Please refer to Attachment 1 “Overview of the Share Exchange Ratio analyses, conducted by the third party financial advisors” for an overview of their analyses.

C. Measures to ensure fairness

The Company and JXHD took the following measures to ensure the fairness of the Share Exchange Ratio and other aspects of the Share Exchange.

(a) Obtaining valuation reports and written fairness opinions from independent third party financial advisors

The Company received valuation reports with respect to the Share Exchange Ratio from the independent third party financial advisors stated in B above, and the Company obtained a written fairness opinion from each independent third party financial advisor to the effect that, based on the assumptions set forth in Attachment 1 “Overview of the Share Exchange Ratio analyses, conducted by the third party financial advisors” and other conditions, the Share Exchange Ratio is fair, from a financial point of view, to the holders of the Company common stock, other than JXHD and its affiliates, if any.

JXHD received valuation reports with respect to the Share Exchange Ratio from the independent third party financial advisors stated in B above, and JXHD obtained a written fairness opinion from each independent third party financial advisor to the effect that, based on certain assumptions and other conditions, the Share Exchange Ratio is fair, from a financial point of view, to JXHD.

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(b) Advice from independent law firms

The Company has obtained advice for the conduct of due diligence and the various procedures for the Business Integration from legal consultants from Nishimura & Asahi and Jones Day.

JXHD has obtained advice for the conduct of due diligence and the various procedures for the Business Integration from legal consultants from Mori Hamada & Matsumoto.

(c) Advice from independent accounting and tax firms

The Company has obtained advice for the conduct of due diligence from financial and tax consultants from Deloitte Tohmatsu Financial Advisory LLC, Deloitte Touche Tohmatsu LLC, and Deloitte Tohmatsu Tax Co.

JXHD has obtained advice for the conduct of due diligence from financial and tax consultants from EY Tax Co., EY ShinNihon LLC and EY Transaction Advisory Services Co., Ltd.

(d) Advice from independent technical advisors

The Company has obtained advice for the conduct of due diligence for its oil and natural gas upstream business and its metal resources development business from technical advisors from Netherland, Sewell & Associates, Inc. and RungePincockMinarco Limited, respectively.

D. Measures to avoid conflicts of interest

In connection with the Business Integration, the Company and JXHD have taken no specific measures to avoid conflicts of interest because there is no conflict of interest between the two companies.

(2) Reasons for choosing common shares of JXHD as exchange consideration

The Company and JXHD have chosen common shares of JXHD, the wholly-owning parent company in share exchange, as the exchange consideration for the Share Exchange. The Company has decided that the common shares of JXHD will be appropriate exchange consideration, taking into account that (i) since the shares of JXHD are listed on the first section of TSE and the first section of Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”), the common shares of JXHD will continue to be highly liquid, thereby ensuring trading opportunities; and (ii) shareholders of the Company will be able to enjoy the benefit of the integration effect of the Business Integration by receiving common shares of JXHD, the wholly-owning parent company.

(3) Matters concerning the amount of the stated capital and reserves of JXHD

The Company and JXHD determined that the Share Exchange will increase the amounts of stated capital and reserves of JXHD as follows:

(a) The amount of stated capital to be increased: 0 yen

(b) The amount of capital reserves that will be increased: the amount equal to the change in shareholders capital as stipulated in Article 39 of the Ordinance on Accounting of Companies

(c) The amount of earnings reserves to be increased: 0 yen

The above-mentioned amounts of the stated capital and reserves have been determined by taking into account the capital policies of JXHD after the Share Exchange and other comprehensive conditions pursuant to mutual discussion between the Company and JXHD and by complying with laws and regulations. Therefore, these amounts are considered to be appropriate.

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4. References to exchange consideration

(1) Articles of Incorporation of JXHD

The Articles of Incorporation of JXHD can be found in Attachment 2 “The Articles of Incorporation”. The Articles of Incorporation shown in Attachment 2 contains the current provisions of the Articles of Incorporation of JXHD and will be amended as shown in Attachment 3, “Amendment proposal on the Articles of Incorporation of JX Holdings, Kabushiki Kaisha”, upon a resolution of approval at the extraordinary general meeting of shareholders of JXHD to be held on December 21, 2016.

(2) Methods to realize the exchange consideration

① Markets where the exchange consideration is traded

Common shares of JXHD are listed on and traded at the first section of TSE and the first section of Nagoya Stock Exchange.

② Persons who provide intermediary, brokerage or agency services for the transaction of exchange consideration

Each national or local securities firm provides intermediary, brokerage or agency services for the common shares of JXHD.

③ Details of restrictions on disposal including transfer restriction of exchange consideration

Not applicable.

(3) Market price of exchange consideration

The change in market price of common shares of JXHD for the past 6 months listed on the first section of TSE is as follows.

	May 2016	June	July	August	September	October
Highest price (JPY)	459.3	445.0	405.2	392.8	407.1	419.5
Lowest price (JPY)	422.3	381.6	381.0	362.9	386.1	402.1

Market prices and the change in market price of the common shares of JXHD can be found by accessing the share price information, charts and others disclosed by Japan Exchange Group at the following website:

http://www.jpx.co.jp/

(4) Details of the balance sheets of JXHD for each business year within the past five years

JXHD has submitted its Annual Report for each business year pursuant to Article 24, Paragraph (1) of the Financial Instrument and Exchange Act.

5. Appropriateness of the stock option provisions

Not applicable.

The Company plans to cancel all of the outstanding stock options by the date immediately preceding the effective date of the Share Exchange.

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6. Financial statements and other information

(1) Financial statements and other JXHD information regarding the most recent business year

JXHD’s financial statements and other information regarding the most recent business year (from April 1, 2015 to March 31, 2016) have been disclosed on the website of the Company (http://www.tonengeneral.co.jp/ir/stockinformation/g-mtg.html) pursuant to applicable laws and regulations and Article 15 of the Articles of Incorporation of the Company.

(2) Events having a material effect on the state of company assets occurring after the last day of the most recent business year of the Company or JXHD

① The Company

A. The Company resolved, at its board of directors meeting held on February 12, 2016, that it would cancel 199,182,000 shares of treasury stock pursuant to Article 178 of the Companies Act and cancelled the treasury stock shares on February 29, 2016.

B. On August 31, 2016, the Company executed the business integration agreement and the Share Exchange Agreement with JXHD and the Absorption-type Merger Agreement with JXE, respectively. Please refer to “2. Details of the Share Exchange Agreement” in this Agenda for details about the Share Exchange Agreement, and “2. Details of the Absorption-type Merger Agreement” in Agenda No. 2 for details about the Absorption-type Merger Agreement, respectively.

C. On November 11, 2016, the Company executed an absorption-type merger agreement with EMG Marketing Godo Kaisha, which is a consolidated subsidiary of the Company. Please refer to “2. Details of the EMGM Absorption-type Merger Agreement” in Agenda No. 3 for details about the absorption-type merger agreement.

② JXHD

A. On August 31, 2016, JXHD executed the business integration agreement and the Share Exchange Agreement with the Company. Please refer to “2. Details of the Share Exchange Agreement” in this Agenda for details about the Share Exchange Agreement.

B. On August 31, 2016, JXE executed the Absorption-type Merger Agreement with the Company. Please refer to “2. Details of the Absorption-type Merger Agreement” in Agenda No. 2 for details about the Absorption-type Merger Agreement.

C. JXHD executed an absorption-type split agreement on November 8, 2016, with JXHD as the succeeding company and JXE as the splitting company, in order for JXHD to assume, pursuant to the Absorption-type Merger Agreement, from the Company on April 1, 2017 a part of the rights and obligations (such as listed shares, loans, bonds, debts and others).

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Attachment 1

Overview of the Share Exchange Ratio analyses,

conducted by the third party financial advisors

(1) BofA Merrill Lynch

Given that both the Company and JXHD are publicly listed companies with an existing market in their shares, as part of the process of preparing its written opinion, BofA Merrill Lynch conducted its valuation analyses using market price analysis and discounted cash flow (“DCF”) analysis based on the trends of the market share prices, forecasts and other aspects of the performance of the Company and JXHD, and the board of directors of the Company received a valuation analyses presentation with respect to the Share Exchange Ratio from BofA Merrill Lynch on August 31, 2016. Furthermore, the board of directors of the Company received a written opinion (“BofA Merrill Lynch Opinion”) on August 31, 2016, to the effect that, based on the assumptions set forth below and other conditions set forth in such written opinion, the Share Exchange Ratio provided for in the Share Exchange is fair, from a financial point of view, to the holders of common stock of the Company, other than JXHD and its affiliates. It is understood that the BofA Merrill Lynch Opinion is for the benefit and use of the board of directors of the Company (in its capacity as such) in connection with and for purposes of its evaluation of the Share Exchange Ratio in the Share Exchange from a financial point of view. Furthermore, no opinion or view is expressed as to the relative merits of the Business Integration in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Business Integration. In addition, BofA Merrill Lynch expresses no opinion or recommendation as to how any shareholder should vote or act in connection with the Business Integration or any related matter. Moreover, the Board of the Company has received the following supplementary explanation from BofA Merrill Lynch concerning the assumptions and disclaimers related to its analyses and the BofA Merrill Lynch Opinion.

The market price analysis was based (1) on the closing price of each company on August 26, 2016 (the “Record Date (i)”) and the average closing prices of each company for the one-month, three-month and six-month periods up to and including the Record Date (i) and (2) on the closing prices of each company on November 13, 2015 (the “Record Date (ii)”), the business day immediately prior to the day on which the Business Integration of the Company and JXHD was reported in the news, and the average closing prices for the one-month, three-month and six-month periods up to and including the Record Date (ii).

The DCF analysis was based upon stand-alone forecasts for each of the Company and JXHD (as adjusted by the Company) provided by the Company and JXHD, which did not take into account potential synergies resulting from the Business Integration.

The table below sets forth the primary methodologies that BofA Merrill Lynch used in its valuation analyses of the Company and JXHD, along with the ranges of Share Exchange Ratios suggested as a result of such valuations. (The following ranges represent the number of shares of JXHD common stock to be allotted for each share of the Company common stock)

Adopted Method		Calculation Range of Share Exchange Ratio
(1)-1	Market Price Analysis (Record Date (i))	2.29-2.39
(1)-2	Market Price Analysis (Record Date (ii))	2.40-2.68
(2)	DCF Analysis	2.29-2.69

In arriving at the BofA Merrill Lynch Opinion, BofA Merrill Lynch has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and has relied upon the assurances of the managements of the Company and JXHD that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to

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financial forecasts of the Company furnished to or discussed with BofA Merrill Lynch (such forecasts, the “Company Forecasts”), BofA Merrill Lynch has been advised by the Company, and has assumed, that the Company Forecasts have been reasonably prepared on bases reflecting the best then-available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to financial forecast of JXHD prepared by the management of JXHD (such forecasts, “the JXHD Forecasts”) and the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the managements of the Company and JXHD to result from the Business Integration, BofA Merrill Lynch has been advised by JXHD, and has assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of JXHD as to the future financial performance of JXHD and other matters covered thereby. BofA Merrill Lynch has relied, at the direction of the Company, on the assessments of the management of the Company as to the Company and JXHD’s ability to achieve the Synergies and has been advised by the Company and JXHD, and has assumed, with the consent of the Company, that the Synergies will be realized in the amounts and at the times projected. With respect to an alternative version of the JXHD Forecasts incorporating certain adjustments thereto made by the management of the Company (such forecasts, the “Adjusted JXHD Forecasts”), including with respect to JXHD’s internal oil and gas reserve, ore reserve and production estimates, BofA Merrill Lynch has assumed, at the direction of the Company, that the Adjusted JXHD Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of JXHD and, based on the assessments of the management of the Company as to the relative likelihood of achieving the future financial results reflected in the JXHD Forecasts and the Adjusted JXHD Forecasts, BofA Merrill Lynch has relied, at the direction of the Company, on the Adjusted JXHD Forecasts for purposes of arriving at the BofA Merrill Lynch Opinion. The BofA Merrill Lynch Opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date hereof. Commodity prices including oil, gas, and copper have been experiencing unusual volatility and the BofA Merrill Lynch Opinion expresses no opinion or view as to any potential effects of such volatility on the Company, JXHD or the Business Integration. It should be understood that subsequent developments may affect the BofA Merrill Lynch Opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm the BofA Merrill Lynch Opinion.

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Company’s board of directors in connection with the BofA Merrill Lynch Opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with the BofA Merrill Lynch Opinion. The preparation of a financial opinion and its underlying analysis is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and the BofA Merrill Lynch Opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and JXHD. The estimates of the future performance of the Company and JXHD in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Share Exchange Ratio and were provided to the Company’s board of directors in connection with the delivery of the BofA Merrill Lynch Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a

13

company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company or JXHD. The Share Exchange Ratio in the Share Exchange was determined through negotiations between the Company and JXHD, rather than by any financial advisor, and was approved by the Company’s board of directors. The decision to enter into the Absorption-type Merger Agreement was solely that of the Company’s board of directors. As described above, the BofA Merrill Lynch Opinion and analyses were only one of many factors considered by the Company’s board of directors in its evaluation of the Business Integration and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the Share Exchange or the Share Exchange Ratio.

BofA Merrill Lynch has not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or JXHD, nor has BofA Merrill Lynch made any physical inspection of the properties or assets of the Company or JXHD. With respect to the internal oil and gas reserve, ore reserve and production estimates of JXHD mentioned above, BofA Merrill Lynch is not an expert in the engineering, evaluation or appraisal of oil and gas properties or mining deposits and, with the Company’s consent, BofA Merrill Lynch has relied, without independent verification, upon the estimates of management of the Company. BofA Merrill Lynch has not evaluated the solvency or fair value of the Company or JXHD under any applicable laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch has assumed, at the direction of the Company, that the Business Integration will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Business Integration, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company, JXHD or the contemplated benefits of the Business Integration. BofA Merrill Lynch has also assumed, with the consent of the Company, that the Business Integration will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes. The BofA Merrill Lynch Opinion is based upon financial information prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”). BofA Merrill Lynch has not reviewed any financial information prepared by the Company or JXHD in accordance with International Financial Reporting Standards (“IFRS”) and has not taken account of any differences between Japanese GAAP and IFRS. BofA Merrill Lynch also has assumed, at the direction of the Company, that the final executed agreements will not differ in any material respect from the draft agreements reviewed by BofA Merrill Lynch.

BofA Merrill Lynch has acted as financial advisor to the Company in connection with the Business Integration and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Business Integration. In addition, the Company has agreed to reimburse BofA Merrill Lynch’s expenses and indemnify BofA Merrill Lynch against certain liabilities arising out of its engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, JXHD and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided and may be currently providing or may in the future provide, investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services. In addition, BofA Merrill Lynch and its affiliates in the past have provided and may be currently providing or may in the future provide,

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investment banking, commercial banking and other financial services to JXHD and have received or in the future may receive compensation for the rendering of these services. BofA Merrill Lynch was not requested to by the Company, and did not, solicit indications of interest or proposals from third parties regarding a possible integration with the Company or any alternative transaction.

The BofA Merrill Lynch Opinion is limited to the fairness, from a financial point of view, of the Share Exchange Ratio to holders of the Company common stock other than JXHD and its affiliates and no opinion or view is expressed with respect to any consideration received in connection with the Business Integration by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Business Integration, or class of such persons, relative to the Share Exchange Ratio in the Share Exchange. BofA Merrill Lynch is not expressing any opinion as to what the value of JXHD common stock actually will be when issued or the prices at which the Company common stock or JXHD common stock will trade at any time, including following announcement or consummation of the Business Integration.

BofA Merrill Lynch does not provide any legal, accounting or tax-related advice.

(2) Mitsubishi UFJ Morgan Stanley Securities

Mitsubishi UFJ Morgan Stanley analyzed the Share Exchange Ratio by performing valuation analyses based on the Historical Trading Ratio Analysis, given that the shares of the Company and JXHD are listed on public securities exchanges and the market share prices of the Company and JXHD are available, and the Discounted Cash Flow Analysis (the “DCF Analysis”) methodologies, in order to reflect the future expected business activities of the Company and JXHD, and comprehensively considered the results of such analyses.

In the Historical Trading Ratio Analysis, Mitsubishi UFJ Morgan Stanley, using August 26, 2016 as the base date (the “Base Date”), reviewed the implied ranges of the Share Exchange Ratio based on the respective closing share prices of each company on the Tokyo Stock Exchange during each of the one-month period and three-month period prior to and including the Base Date. In the DCF Analysis, Mitsubishi UFJ Morgan Stanley used financial projections of the Company and JXHD on a stand-alone basis, without considering the effect of the Business Integration, based on forecasts provided by the managements of the Company and JXHD.

The following table summarizes the implied ranges of the Share Exchange Ratio calculated by Mitsubishi UFJ Morgan Stanley under each methodology. (The following ranges of the Share Exchange Ratio represent ranges of the number of shares of common stock of JXHD to be allotted for one share of common stock of the Company.)

Methodology	Implied Range of the Share Exchange Ratio
Historical Trading Ratio Analysis	2.31-2.48
DCF Analysis	1.76-2.52

Mitsubishi UFJ Morgan Stanley provided a summary of its analysis, dated August 30, 2016, to the board of directors of the Company. Based on the request from the board of directors of the Company, Mitsubishi UFJ Morgan Stanley also delivered to the board of directors of the Company a written fairness opinion that, as of August 30, 2016, the agreed upon Share Exchange Ratio was fair, from a financial point of view, to the holders of common stock of the Company.

The written fairness opinion of Mitsubishi UFJ Morgan Stanley is based upon and subject to various significant assumptions, limitations and other conditions, which are summarized below. Mitsubishi UFJ Morgan Stanley did not recommend any particular exchange ratio to the Company or the board of directors of the Company as the only appropriate Share Exchange Ratio.

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The valuation analyses and written opinion delivered by Mitsubishi UFJ Morgan Stanley were prepared solely for the use of the board of directors of the Company in connection with its evaluation of the Share Exchange Ratio for the Business Integration and may not be used or relied on for any other purpose. Mitsubishi UFJ Morgan Stanley’s written opinion does not in any manner address the prices at which JXHD’s Common Stock will trade following consummation of the Share Exchange and expresses no opinion or recommendation as to how the shareholders of the Company and JXHD should vote at the shareholders’ meetings to be held in connection with the Share Exchange.

Mitsubishi UFJ Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the Company and JXHD, and formed a substantial basis for its fairness opinion and analysis. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Business Integration, Mitsubishi UFJ Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and JXHD of the future financial performance of the Company and JXHD. In addition, Mitsubishi UFJ Morgan Stanley assumed that the Business Integration will be consummated in accordance with the terms set forth in the Business Integration Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Business Integration will be treated as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both companies and their respective shareholders. Mitsubishi UFJ Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Business Integration, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Business Integration. Mitsubishi UFJ Morgan Stanley is not a legal, accounting, tax, technical, environmental or regulatory advisor. Mitsubishi UFJ Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, accounting, tax, technical, and environmental advisors with respect to legal, accounting, tax, technical, environmental or regulatory matters. Mitsubishi UFJ Morgan Stanley has expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. Mitsubishi UFJ Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of the Company or JXHD, nor has Mitsubishi UFJ Morgan Stanley been furnished with any such appraisals. With respect to the internal oil and gas reserve, ore reserve and production estimates of JXHD, Mitsubishi UFJ Morgan Stanley are not experts in the engineering, evaluation or appraisal of oil and gas properties or mining deposits and have relied, without independent verification, upon the internal reserve estimates of management of JXHD as well as adjustments thereto made by management of the Company. The analysis and fairness opinion of Mitsubishi UFJ Morgan Stanley was necessarily based on financial, economic, market and other conditions (including commodity prices) as in effect on, and the information made available to Mitsubishi UFJ Morgan Stanley as of the date of the fairness opinion. Events occurring after such date might have an effect on the analysis and fairness opinion and the assumptions used in preparing it, and Mitsubishi UFJ Morgan Stanley has not assumed any obligation to update, revise or reaffirm its analysis and fairness opinion.

The preparation of a fairness opinion and the analysis forming the basis thereof is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Mitsubishi UFJ Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Mitsubishi UFJ Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Mitsubishi UFJ Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described herein should not be taken to be Mitsubishi UFJ Morgan Stanley’s view of the actual value of the Company or JXHD. In performing its analyses, Mitsubishi UFJ Morgan Stanley made numerous assumptions

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with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or JXHD. Any estimates contained in Mitsubishi UFJ Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The summary contained herein describes material analyses performed by Mitsubishi UFJ Morgan Stanley, but does not purport to be a complete description of the analyses performed.

The Share Exchange Ratio was determined through arm’s length negotiations between the Company and JXHD and was approved by the Company’s board of directors. Mitsubishi UFJ Morgan Stanley’s analysis and fairness opinion and its presentation to the Company’s board of directors was only one of many factors taken into consideration by the Company’s board of directors in deciding to approve the Business Integration. Consequently, the analyses described herein should not be viewed as determinative of the opinion of the Company’s board of directors with respect to the Share Exchange Ratio or of whether the Company’s board of directors would have been willing to agree to a different exchange ratio. Mitsubishi UFJ Morgan Stanley was not authorized to solicit, and did not solicit, indications of interest from any party with respect to a transaction with the Company.

Mitsubishi UFJ Morgan Stanley has acted as financial advisor to the board of directors of the Company in connection with this transaction and will receive a fee for its services, a significant portion of which is contingent upon the closing of the Business Integration. In the two years prior to the date of the fairness opinion, Mitsubishi UFJ Morgan Stanley has provided financial advisory and financing services for the Company and JXHD and has received fees in connection with such services. Mitsubishi UFJ Morgan Stanley may also seek to provide such services to the Company and JXHD in the future and would expect to receive fees for the rendering of these services.

Please note that Mitsubishi UFJ Morgan Stanley is a global financial services firm engaged in the banking (including financing for the Company and JXHD), securities, trust, investment management, credit services and other financial businesses (collectively, “Financial Services”). Its securities business is engaged in securities underwriting, trading, and brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. In the ordinary course of its underwriting, trading, brokerage and financing activities, Mitsubishi UFJ Morgan Stanley may at any time hold long or short positions, may provide Financial Services to the Company, JXHD, or companies that may be involved in this transaction and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or loans of the Company, JXHD, or any company that may be involved in this transaction, or in any currency or commodity that may be involved in this transaction, or in any related derivative instrument. Mitsubishi UFJ Morgan Stanley, its directors and officers may also at any time invest on a principal basis or manage funds that invest on a principal basis, in debt or equity securities of the Company, JXHD, or any company that may be involved in this transaction, or in any currency or commodity that may be involved in this transaction, or in any related derivative instrument. Further, Mitsubishi UFJ Morgan Stanley may at any time carry out ordinary course broking activities for the Company, JXHD, or any company that may be involved in this transaction.

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Attachment 2

The Articles of Incorporation

Made on April 1, 2010, as amended on: June 27, 2011

CHAPTER I — GENERAL PROVISIONS

(CORPORATE NAME)

ARTICLE 1 — The name of the Company shall be JX Holdings, Kabushiki Kaisha, and in English JXHoldings, Inc.

(PURPOSES)

ARTICLE 2 — The purposes of the Company shall be, by means of holding shares, to manage and control companies engaged in the following businesses and to conduct any other business incidental to such purpose:

(1) To explore, develop, recover, refine, process, store, purchase and sell and transport petroleum, natural gas and other energy resources and by-products thereof;

(2) To manufacture, process, purchase and sell petrochemical products and other chemical products;

(3) To supply electricity;

(4) To develop, manufacture, purchase and sell fuel cells, solar cells, electric storage devices, cogeneration systems and other distributed energy systems;

(5) To develop, manufacture, purchase and sell biotechnology-related products;

(6) To purchase and sell automobiles and automotive supplies and to service and repair automobiles;

(7) To explore, develop, recover, refine, process, store, purchase and sell and transport metal and other mineral resources and by-products thereof;

(8) To process metal and to manufacture, purchase and sell electronic materials and the raw materials thereof;

(9) To engage in the resource recycling business, soil cleanup business and waste disposal business;

(10) To purchase and sell and lease, whether as lessor or lessee or both, real estate and to act as intermediaries or administrators of real estate;

(11) To engage in the financing business and to act as casualty insurance agent and life insurance broker;

(12) To undertake development, sales and purchase, lease and operation of computer systems and software, and to provide information services;

(13) To contract combined and facility engineering work;

(14) To engage in the transportation business;

(15) To manufacture, purchase and sell general machinery and instruments, electrical machinery and instruments, and precision machinery and instruments;

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(16) To engage in non-destructive inspection business, staffing business, environmental assessment business, travel business and travel agency business;

(17) To manage athletic facilities;

(18) To purchase and sell daily commodities;

(19) To do any and all other businesses incidental or relating to any of the foregoing items.

2. The Company may conduct any business stipulated in each items of the preceding paragraph.

(LOCATION OF HEAD OFFICE)

ARTICLE 3 — The head office of the Company shall be located in Chiyoda-ku, Tokyo.

(CORPORATE BODIES)

ARTICLE 4 — The Company shall have the following organizations in addition to the general meeting of shareholders and directors:

(1) Board of Directors

(2) Executive Officers

(3) Corporate Auditors

(4) Board of Corporate Auditors

(5) Accounting Auditors

(METHOD OF PUBLIC NOTICE)

ARTICLE 5 — Public notices of the Company shall be given electronically; provided, however, that in the event the Company is unable to give electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be given in the Nihon Keizai Shimbun newspaper.

CHAPTER II — SHARES

(TOTAL NUMBER OF AUTHORIZED SHARES)

ARTICLE 6 — The total number of authorized shares issuable by the Company shall be eight (8) billion.

(ACQUISITION OF THE COMPANY’S OWN SHARES)

ARTICLE 7 — The Company may, by a resolution of the Board of Directors, acquire its own shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(NUMBER OF SHARES CONSTITUTING ONE UNIT OF SHARES)

ARTICLE 8 — The number of shares constituting one unit of shares of the Company shall be one hundred (100).

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(RIGHTS PERTAINING TO SHARES OF LESS THAN ONE UNIT)

ARTICLE 9 — A shareholder of the Company is not entitled to exercise any right with respect to shares constituting less than one unit held by such shareholder except for any of the following rights:

1. Rights stipulated in each item of Article 189, Paragraph 2 of the Companies Act;

2. Right to allotment of offered shares and offered stock acquisition rights, in proportion to the number of shares held by the shareholder; and

3. Right to demand sale of additional shares constituting less than one unit as provided in the following Article.

(DEMAND FOR SALE OF SHARES BY SHAREHOLDERS HOLDING SHARES CONSTITUTING LESS THAN ONE UNIT)

ARTICLE 10 — Shareholders of the Company may, pursuant to the Share Handling Regulations set forth in Article 12 hereof, demand that the Company sell to the shareholder a number of shares that, together with shares constituting less than one unit held by the shareholder will constitute one unit.

(SHAREHOLDER REGISTER ADMINISTRATOR)

ARTICLE 11 — The Company shall have an administrator of the Shareholder Register for share administration.

2. The Company shall, by a resolution of the Board of Directors, appoint an administrator of the Shareholder Register and designate the place to perform his duties as such, and the Company shall give public notice of such appointment and designation.

3. All administration services relating to the Register of Shareholders and the ledger of stock acquisition rights of the Company (hereinafter collectively referred to as “Register of Shareholders, etc.”) including but not limited to preparation and keeping of the Register of Shareholders, etc. shall not be performed by the Company but shall be delegated to the administrator of the Shareholder Register.

(SHARE HANDLING REGULATIONS)

ARTICLE 12 — All share administration procedures and the fees thereof shall be subject to the Share Handling Regulations determined by a resolution of the Board of Directors, except as provided by laws, ordinances or this Articles of Incorporation.

CHAPTER III — GENERAL MEETING OF SHAREHOLDERS

(CONVENING)

ARTICLE 13 — An Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.

(RECORD DATE OF ORDINARY GENERAL MEETING OF SHAREHOLDERS)

ARTICLE 14 — The record date of the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year. The Company shall deem shareholders whose names are recorded in the Register of Shareholders on March 31 of each fiscal year to be the shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders.

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(ELECTRONIC DISCLOSURE OF REFERENCE MATERIAL FOR THE GENERAL MEETING OF SHAREHOLDERS, ETC. AND DEEMED PROVISION)

ARTICLE 15 — The Company may, at the time of convocation of a General Meeting of Shareholders, deem to have provided shareholders with the Reference Material for the General Meeting of Shareholders, business reports, non-consolidated and consolidated financial documents (hereinafter collectively referred to as “Reference Material for the General Meeting of Shareholders, etc.”) by disclosing information with respect to matters which shall be stated or indicated in Reference Material for the General Meeting of Shareholders, etc. to shareholders through electronic means as provided for in the ordinances of the Ministry of Justice.

(CHAIRMAN)

ARTICLE 16 — The President shall act as Chairman at the General Meetings of Shareholders. If the President is unable to act as Chairman at a General Meeting of Shareholders, a Director shall act in his or her place in accordance with the order determined in advance by a resolution of the Board of Directors.

(ADOPTION OF RESOLUTIONS)

ARTICLE 17 — All resolutions at a General Meeting of Shareholders shall be adopted by a majority of the voting rights held by the shareholders present who are entitled to exercise voting rights.

2. Notwithstanding the foregoing paragraph, resolutions to be adopted at a General Meeting of Shareholders pursuant to each item of Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two-thirds (2/3) of the voting rights held by the shareholders present at the meeting, at which no less than one-third (1/3) of the voting rights of all shareholders entitled to exercise voting rights are present.

(EXERCISE OF VOTING RIGHTS BY PROXY)

ARTICLE 18 — A shareholder may exercise his or her voting right(s) by appointing one (1) person to serve as a proxy who shall be a shareholder of the Company entitled to exercise voting right(s).

(MINUTES)

ARTICLE 19 — Minutes shall be prepared at each General Meeting of Shareholders as provided for in the ordinances of the Ministry of Justice.

CHAPTER IV — DIRECTORS, BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

(NUMBER AND ELECTION OF DIRECTORS)

ARTICLE 20 — The Company shall have no more than twenty (20) Directors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Directors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one-third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3. Cumulative voting shall not be used in adapting a resolution for election of Directors.

(TERM OF OFFICE OF DIRECTORS)

ARTICLE 21 — The term of office of a Director shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after his or her appointment.

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2. The term of office of a Director elected to increase the number of Directors or fill the vacancy of the Board created by earlier termination of a Director shall be the remainder of the term of office of the other Directors.

(REMUNERATION, ETC. OF DIRECTORS)

ARTICLE 22 — Remuneration, bonuses and other financial benefits of Directors received from the Company in consideration for the execution of the duties (hereinafter referred to as “Remunerations, etc.”) shall be determined by a resolution of a General Meeting of Shareholders.

(AGREEMENT LIMITING LIABILITY OF OUTSIDE DIRECTORS)

ARTICLE 23 — Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with outside directors to limit their liabilities under Article 423, paragraph 1 of the Companies Act to the amount provided by laws and ordinances.

(CONVOCATION OF MEETINGS OF THE BOARD OF DIRECTORS)

ARTICLE 24 — Notice of a Meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days before the day of the Meeting; provided, however, that in case of emergency such notice period may be shortened.

(REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIAL TITLES)

ARTICLE 25 — Representative Directors of the Company shall be appointed by a resolution of the Board of Directors.

2. The Board of Directors may, by resolution, appoint one (1) President, and one (1) Chairman and one (1) Vice Chairman of the Board of Directors.

(REGULATIONS OF THE BOARD OF DIRECTORS)

ARTICLE 26 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Directors shall be administered in accordance with the Regulations of the Board of Directors which shall be adopted by a resolution of the Board of Directors.

(DEEMED ADOPTION OF A RESOLUTION OF THE BOARD OF DIRECTORS)

ARTICLE 27 — If a Director makes a proposal on any agenda item to the Board of Directors and all Directors who are authorized to participate in the voting on such agenda item unanimously agree to his or her proposal in writing or by electromagnetic records, the Company shall deem that such proposal is adopted by a resolution at a meeting of the Board of Directors unless one (1) or more Corporate Auditors object.

(EXECUTIVE OFFICERS AND EXECUTIVE OFFICERS WITH SPECIAL TITLES)

ARTICLE 28 — The Company shall elect Executive Officers by a resolution of the Board of Directors.

2. The Board of Directors may, by resolution, appoint one (1) President and Executive Officer, and several Executive Vice Presidents, Senior Executive Officers and Senior Vice Presidents.

(REGULATIONS FOR EXECUTIVE OFFICERS)

ARTICLE 29 — Responsibilities, obligations and other matters of Executive Officers shall be administered in accordance with the Regulations for Executive Officers which shall be adopted by a resolution of the Board of Directors.

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CHAPTER V — CORPORATE AUDITORS, BOARD OF CORPORATE

AUDITORS AND ACCOUNTING AUDITORS

(NUMBER AND ELECTION OF CORPORATE AUDITORS)

ARTICLE 30 — The Company shall have no more than eight (8) Corporate Auditors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Corporate Auditors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one-third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(TERM OF OFFICE OF CORPORATE AUDITORS)

ARTICLE 31 — The term of office of a Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within four (4) years after his or her appointment.

2. The term of office of a Corporate Auditor elected to fill the vacancy created by earlier termination of a Corporate Auditor shall be the remainder of the term of office of the Corporate Auditor being replaced.

(REMUNERATIONS, ETC. OF CORPORATE AUDITORS)

ARTICLE 32 — Remunerations, etc. of Corporate Auditors shall be determined by resolution of a General Meeting of Shareholders.

(AGREEMENT LIMITING LIABILITIES OF OUTSIDE CORPORATE AUDITORS)

ARTICLE 33 — Pursuant to the provision of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with an outside Corporate Auditor to limit their liabilities under Article 423, paragraph 1, of the Companies Act to the amount required by laws and ordinances.

(CONVOCATION OF MEETINGS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 34 — Notice of a Meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of the Meeting; provided, however, that in case of emergency such notice period may be shortened.

(STANDING CORPORATE AUDITOR)

ARTICLE 35 — Standing Corporate Auditor(s) shall be appointed among Corporate Auditors by a resolution of the Board of Corporate Auditors.

(REGULATIONS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 36 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Corporate Auditors shall be administered in accordance with the Regulations of the Board of Corporate Auditors which shall be adopted by a resolution of the Board of Corporate Auditors.

(ESTABLISHMENT AND ELECTION OF ACCOUNTING AUDITORS)

ARTICLE 37 — The Company shall elect Accounting Auditors by a resolution of a General Meeting of Shareholders.

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CHAPTER VI — ACCOUNTING

(FISCAL YEAR)

ARTICLE 38 — The fiscal year of the Company shall begin on April 1 of each year and end on March 31 of the following year.

(YEAR-END DIVIDENDS)

ARTICLE 39 — The record date of year-end dividends shall be March 31 of each year. The Company may, by a resolution of the General Meeting of Shareholders, declare and distribute surplus in any year as year-end dividends to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date each year.

(INTERIM DIVIDENDS)

ARTICLE 40 — The record date of interim dividends shall be September 30 of each year. The Company may, by a resolution of the Board of Directors, declare and distribute surplus in any year as interim dividends pursuant to the provisions of Article 454, paragraph 5 of the Companies Act to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date of that year.

(NEGATIVE PRESCRIPTION)

ARTICLE 41 — The Company shall be released from its obligation to pay any cash dividends which remain unclaimed for a period of three (3) years or more from the first payable date.

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Attachment 3

Amendment proposal on the Articles of Incorporation of JX Holdings, Inc.

Current Articles of Incorporation and proposed amendment are as below. (Provisions of current Articles of Incorporation that are not subject to amendments are omitted.)

(Amendments are underlined.)

Current Articles of Incorporation	Proposed Amendments
(CORPORATE NAME) ARTICLE 1 – The name of the Company shall be JX Holdings, Kabushiki Kaisha, and in English JX Holdings, Inc.	(CORPORATE NAME) ARTICLE 1 – The name of the Company shall be JXTG Holdings, Kabushiki Kaisha, and in English JXTG Holdings, Inc.

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Agenda No. 2: Approval of the Absorption-type Merger Agreement with JX Nippon Oil & Energy Corporation

As explained in Agenda No. 1, the Company and JXE executed on August 31, 2016 the Absorption-type Merger Agreement relating to the Absorption-type Merger in which JXE will be the surviving company and the Company will be the absorbed company, on the condition that the Share Exchange becomes effective on April 1, 2017 as planned.

This agenda is a proposal for you to approve the Absorption-type Merger Agreement. The reasons for the Absorption-type Merger, details of the Absorption-type Merger Agreement and other information related to this proposal are shown below.

The Absorption-type Merger will be become effective on April 1, 2017, if Agenda No. 1 is approved without amendment and the Share Exchange is effectuated.

1. Reasons for the Absorption-type Merger

The reasons for the Absorption-type Merger are the same as explained in “1. Reasons for the Share Exchange” in Agenda No. 1.

2. Details of the Absorption-type Merger Agreement

The details of the Absorption-type Merger Agreement are as indicated in the copy of the Absorption-type Merger Agreement shown below.

Absorption-type Merger Agreement (Copy)

JX Nippon Oil & Energy Corporation (“JXE”) and TonenGeneral Sekiyu K.K. (“TonenGeneral”) hereby enter into this agreement (this “Agreement”) as follows with respect to an absorption-type merger.

Article 1	Absorption-type Merger

1.1	In accordance with the provisions of this Agreement, JXE and TonenGeneral shall consummate a merger (the “Merger”) in which JXE is the surviving company and TonenGeneral is the absorbed company.

1.2	The corporate names and addresses of the surviving company and the absorbed company are as follows.

(1)	Surviving company

Corporate name:	JX Nippon Oil & Energy Corporation

Address:	1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

(2)	Absorbed company

Corporate name:	TonenGeneral Sekiyu K.K.

Address:	8-15, Kohnan 1-chome, Minato-ku, Tokyo

Article 2	Matters Regarding Consideration to be Delivered at the time of the Merger

Since JX Holdings, Inc. (“JXHD”) shall own all of the issued shares of JXE and TonenGeneral immediately before the Merger is consummated, JXE shall not deliver to JXHD money or any other consideration in lieu of those shares at the time of the Merger.

Article 3	Matters Regarding Amounts of Stated Capital and Reserves of the Surviving Company

None of stated capital, capital surplus reserve or earned surplus reserve of JXE shall increase at the time of the Merger.

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Article 4	Effective Date and Conditions Precedent

4.1	The effective date of the Merger (the “Effective Date”) shall be April 1, 2017, whereas the consummation of the Merger shall be subject to the satisfaction of the condition precedent that the share exchange under the “Share Exchange Agreement” (the “Share Exchange Agreement”) executed between JXHD and TonenGeneral on August 31, 2016 has been consummated.

4.2	Notwithstanding the provisions of the preceding paragraph, JXE and TonenGeneral may change the Effective Date upon agreement through consultation, if necessary due to the progress of the procedures for the Merger.

Article 5	General Meeting of Shareholders to Approve the Merger

5.1	JXE shall, pursuant to the provisions of Article 796, Paragraph (2) of the Companies Act, consummate the Merger without obtaining the approval of the general meeting of shareholders, set forth in Article 795, Paragraph (1) of the same act, with respect to this Agreement.

5.2	TonenGeneral shall hold a general meeting of shareholders by the day immediately preceding the Effective Date to seek approval for this Agreement and any matters necessary for the Merger.

Article 6	Management of Company Assets

After the execution of this Agreement until the Effective Date, JXE and TonenGeneral shall each execute its respective business and manage and operate its respective assets with due care of a prudent manager. Any acts which may have material influence on the assets or rights and obligations shall only be taken after discussing with the other party in advance.

Article 7	Amendment and Termination of this Agreement

After the execution of this Agreement until the Effective Date, if there are any material changes in the financial condition or business performance of JXE or TonenGeneral or such changes become evident, if any events occur that could materially hinder the consummation of the Merger in accordance with this Agreement or the occurrence of such events become evident, or if otherwise it becomes difficult to achieve the purpose of the Merger, JXE and TonenGeneral may amend or terminate this Agreement after consultation in good faith.

Article 8	Effectiveness of this Agreement

This Agreement shall cease to be in effect if:

(1)	the Share Exchange Agreement ceases to be in effect;

(2)	it is not possible to obtain approval of a general meeting of the shareholders of TonenGeneral as set forth in Article 5.2 of this Agreement; or

(3)	any approval of relevant authorities required under laws and regulations with respect to the Merger cannot be obtained.

Article 9	Consultation

In addition to the provisions of this Agreement, JXE and TonenGeneral shall set out any matter necessary for the Merger upon agreement through consultation in accordance with the purpose of this Agreement.

Article 10	Jurisdiction

JXE and TonenGeneral agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any disputes relating to this Agreement before a court.

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IN WITNESS WHEREOF, JXE and TonenGeneral have executed this Agreement in duplicate by affixing their signatures and seals thereto, and each party shall keep one original.

August 31, 2016

JXE:	JX Nippon Oil & Energy Corporation
1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo
Tsutomu Sugimori, Representative Director, President

TonenGeneral:	TonenGeneral Sekiyu K.K.
8-15, Kohnan 1-chome, Minato-ku, Tokyo
Jun Mutoh, Representative Director, President

3. Appropriateness of the merger consideration

The Absorption-type Merger will become effective on the condition that the Share Exchange becomes effective.

After the Share Exchange, JXHD will hold all of the issued shares of the Company and JXE; therefore, no consideration including stock, money or other such consideration will be delivered in relation to the Absorption-type Merger.

4. Appropriateness of stock option provisions

Not applicable.

5. Financial statements and other information

(1) Financial statements and other JXE information regarding the most recent business year

JXE’s financial statements and other information for its most recent business year (from April 1, 2015 to March 31, 2016) have been disclosed on the website of the Company (http://www.tonengeneral.co.jp/ir/stockinformation/g-mtg.html) pursuant to applicable laws and regulations and Article 15 of the Articles of Incorporation of the Company.

(2) Events having a material effect on the state of company assets occurring after the last day of the most recent business year of the Company or JXE

① The Company

A. The Company resolved at its board of directors meeting held on February 12, 2016 that it would cancel 199,182,000 shares of treasury stock pursuant to Article 178 of the Companies Act and cancelled the treasury stock shares on February 29, 2016.

B. On August 31, 2016, the Company executed the business integration agreement and the Share Exchange Agreement with JXHD and the Absorption-type Merger Agreement with JXE, respectively. Please refer to “2. Details of the Share Exchange Agreement” in Agenda No. 1 for details about the Share Exchange Agreement, and “2. Details of the Absorption-type Merger Agreement” in this Agenda for details about the Absorption-type Merger Agreement, respectively.

C. On November 11, 2016, the Company executed an absorption-type merger agreement with EMG Marketing Godo Kaisha, which is a consolidated subsidiary of the Company. Please refer to “2. Details of the EMGM Absorption-type Merger Agreement” in Agenda No. 3 for details about the absorption-type merger agreement.

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② JXE

A. On August 31, 2016, JXE executed the Absorption-type Merger Agreement with the Company. Please refer to “2. Details of the Absorption-type Merger Agreement” in this Agenda for details of the Absorption-type Merger Agreement.

B. JXE resolved at its board of directors meeting held on November 8, 2016, that it will decrease on March 1, 2017 the amount of its stated capital from 139.4 billion yen to 30 billion yen and the amount of its capital reserves from 265.7 billion yen to 7.5 billion yen.

C. JXE executed an absorption-type split agreement on November 8, 2016, in which JXHD is the succeeding company and JXE is the splitting company, in order that JXHD will assume on April 1, 2017 a part of rights and obligations (such as listed shares, loans, bonds, debts and others) which JXE will assume from the Company pursuant to the Absorption-type Merger Agreement on April 1, 2017.

Agenda No. 3: Approval of the Absorption-type Merger Agreement with EMG Marketing Godo Kaisha

On November 11, 2016, the Company executed with EMG Marketing Godo Kaisha (“EMGM”), a consolidated subsidiary of the Company, an absorption-type merger agreement (“EMGM Absorption-type Merger Agreement”) relating to the absorption-type merger in which the Company will be surviving company and EMGM will be the absorbed company (“EMGM Absorption-type Merger”).

This agenda is a proposal for you to approve EMGM Absorption-type Merger Agreement. The reasons for the EMGM Absorption-type Merger, details of EMGM Absorption-type Merger Agreement and other information related to this proposal are shown below.

The EMGM Absorption-type Merger will become effective on January 1, 2017 (scheduled).

1. Reasons for EMGM Absorption-type Merger

As explained in “1. Reasons for the Share Exchange” in Agenda No. 1, considering that international competition in petroleum and petrochemical products markets in Asia, including Japan, is expected to increase dramatically, the Company has agreed to consummate the business integration with JXHD in order to maximize their enterprise value by combining business resources and carrying out intensive business reforms. After the business integration, the Company and JXHD aim to establish a strong corporate group under a holding company in order to develop into one of the most prominent and internationally-competitive comprehensive energy, natural resource, and materials company groups in Asia, and to contribute to the development of a sustainable and vigorous economy and society.

On January 1, 2017, prior to the business integration, the Company will merge with and absorb EMGM, one of the main subsidiaries within its company group. It is expected that by simplifying the business structure and operations of the Company group prior to the business integration with JXHD, the benefit of such business integration will be more likely to be achieved and will be completed more expediently.

2. Details of the EMGM Absorption-type Merger Agreement

The details of the EMGM Absorption-type Merger Agreement are as indicated in a copy of EMGM Absorption-type Merger Agreement shown below.

Absorption-type Merger Agreement (Copy)

TonenGeneral Sekiyu K.K. (“TonenGeneral”) and EMG Marketing Godo Kaisha (“EMGM”) hereby enter into this agreement (this “Agreement”) as follows with respect to an absorption-type merger.

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Article 1	Absorption-type Merger

1.1	In accordance with the provisions of this Agreement, TonenGeneral and EMGM shall consummate a merger (the “Merger”) in which TonenGeneral shall be the surviving company and EMGM shall be the absorbed company.

1.2	The corporate names and addresses of the surviving company and the absorbed company are as follows.

(1)	Surviving company

Corporate name:	TonenGeneral Sekiyu K.K.
Address:	8-15, Kohnan 1-chome, Minato-ku, Tokyo

(2)	Absorbed company

Corporate name:	EMG Marketing Godo Kaisha
Address:	8-15, Kohnan 1-chome, Minato-ku, Tokyo

Article 2	Shares to be Delivered at the time of the Merger and Allocation of Shares

TonenGeneral shall deliver to the members of EMGM (excluding TonenGeneral) who are registered in EMGM’s articles of incorporation as of the time immediately before the Merger is consummated, 969,696 shares of TonenGeneral common stock in lieu of all of their equity interest (1%).

Article 3	Amount of Stated Capital and Reserves of the Surviving Company

The stated capital, capital surplus reserve and earned surplus reserve of TonenGeneral shall not increase at the time of the Merger.

Article 4	Effective Date and Conditions Precedent

4.1	The effective date of the Merger (the “Effective Date”) shall be January 1, 2017.

4.2	Notwithstanding the preceding paragraph, TonenGeneral and EMGM may, if necessary, agree to change the Effective Date after mutual consultation, due to the progress of the Merger procedures.

Article 5	General Meeting of Shareholders to Approve the Merger

5.1	TonenGeneral shall hold a general meeting of shareholders by the date immediately preceding the Effective Date to seek approval for this Agreement and any matters necessary for the Merger.

5.2	EMGM shall obtain the managing member’s consent to this Agreement and consent for any matters necessary for the Merger by the date immediately preceding the Effective Date.

Article 6	Management of Company Assets

After the execution of this Agreement until the Effective Date, each of TonenGeneral and EMGM shall operate its respective business and shall manage and operate its respective assets with the due care of a prudent manager. Any actions which may have a material influence on any assets, rights or obligations shall only be taken after discussing such actions with the other party in advance.

Article 7	Amendment and Termination of this Agreement

After the execution of this Agreement until the Effective Date, if there are any material changes in the financial condition or business performance of TonenGeneral or EMGM or such changes become evident, if any events

30

occur that could materially hinder the consummation of the Merger in accordance with this Agreement or the occurrence of such events become evident, or if it otherwise becomes difficult to achieve the purpose of the Merger, TonenGeneral and EMGM may amend or terminate this Agreement after mutual consultation in good faith.

Article 8	Effectiveness of this Agreement

This Agreement shall cease to be in effect if the approval by a general meeting of shareholders of TonenGeneral, the consent of EMGM’s managing member, or any other procedures required under laws and regulations cannot be obtained by the day immediately preceding the Effective Date.

Article 9	Consultation

In addition to the provisions of this Agreement, TonenGeneral and EMGM shall determine any matter necessary for the Merger upon agreement after mutual consultation in accordance with the purpose of this Agreement.

Article 10	Jurisdiction

TonenGeneral and EMGM agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any disputes relating to this Agreement before a court.

IN WITNESS WHEREOF, TonenGeneral and EMGM have executed this Agreement in duplicate by affixing their signatures and seals thereto, and each party shall keep one original.

November 11, 2016

TonenGeneral:	TonenGeneral Sekiyu K.K.
8-15, Kohnan 1-chome, Minato-ku, Tokyo
Jun Mutoh, Representative Director, President

EMGM:	EMG Marketing Godo Kaisha
8-15, Kohnan 1-chome, Minato-ku, Tokyo
Takashi Hirose, President

3. Appropriateness of the merger consideration

(1) Total amount of the merger consideration and appropriateness of allocation

① Details of allocation in the EMGM Absorption-type Merger

The Company will allocate and deliver to Mobil Oil Exploration & Producing Southeast Inc., which has 1% ownership of EMGM as of the last time of the day immediately before the day on which the EMGM Absorption-type Merger is consummated, 969,696 shares of common stock of the Company in lieu of all of their equity interest. The Company will use a part of its treasury stock (1,771,441 shares as of September 30, 2016) for the transaction, and will not issue any new shares.

The number of the Company shares which will be delivered is calculated by the following formula: the value of 1% ownership of EMGM divided by 979.6885 yen, which is the average of closing share prices of the Company’s stock during the most recent three months period prior to November 10, 2016 (prices are rounded to the nearest fourth decimal place).

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② Analytical basis for details of allocation in the EMGM Absorption-type Merger

A. Basis and reasons for the Allocation

The Company carefully examined the number of common shares of the Company to be allocated and delivered in relation to the EMGM Absorption-type Merger, taking into account the analyses conducted by a third party financial advisor, financial condition, assets, prospects of both companies, and other factors, on a comprehensive basis. Upon prudent and thorough discussions, the two companies have come to an agreement and concluded the number of shares of the Company to be allocated and delivered upon the EMGM Absorption-type Merger, described in “①Details of allocation in the EMGM Absorption-type Merger” above, is appropriate.

B. Analysis

(a) Names of the financial advisors and relationships with listed companies or the counterparty

In order to ensure the fairness of the number of shares of the Company to be allocated in the EMGM Absorption-type Merger, the Company appointed a third-party financial advisor for the calculation of the number of shares. The Company retained Deloitte Tohmatsu Financial Advisory LLC (“Deloitte Tohmatsu”). Deloitte Tohmatsu is a third-party appraiser independent from the Company and EMGM, and does not constitute a related party to the companies. Deloitte Tohmatsu does not have a material interest required to be disclosed in respect to the EMGM Absorption-type Merger.

(b) Overview of the analysis

In calculating the value of a share of the Company common stock, Deloitte Tohmatsu applied a stock price analysis, as the Company common stock is listed on the first section of TSE and its market prices are publicly available. Deloitte Tohmatsu used November 10, 2016 as the reference date and reviewed the closing share price on the first section of TSE on the reference date and the arithmetic average of the closing prices during the one-month, three-month and six-month periods prior to the reference date.

In calculating the value of 1% ownership of EMGM, which is not listed in stock exchanges, a comparable company analysis was applied, since there are multiple listed companies comparable to EMGM and it is feasible to calculate its value through a comparable company analysis. In addition, a discounted cash flow analysis (“DCF method”) was used in the calculations to reflect the valuation of future business activities.

The assumption of EMGM’s future earnings plan, which was used for the DCF method by Deloitte Tohmatsu, includes the expectation that operating income in the fiscal year ending in December 2016 will increase by 213% compared to the average of actual performance in the fiscal years ending in December 2014 and December 2015, and will decrease by 45% compared to actual performance in the fiscal year ending in December 2015, in consideration of the high fluctuation of EMGM’s operating income including an operating loss of 7.1 billion yen in the fiscal year ending in December 2014 due to a recognized inventory loss caused by a decline in product prices, and operating income of 11 billion yen in the fiscal year ending in December 2015 due to improvement of product margins. EMGM’s earnings plan for the fiscal years ending in December 2017 onwards does not include a significant increase or decrease in earnings compared to the previous fiscal years.

The calculated ranges of the number of shares of the Company common stock to be allocated to 1% ownership of EMGM under each calculation method are shown below.

Applied methods		Number of shares of the Company common stock to be allocated
Stock price analysis (The Company)	Comparable company analysis (EMGM)	837,349 - 996,200 shares
Stock price analysis (The Company)	Discounted cash flow analysis (EMGM)	863,312 - 1,225,932 shares

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Deloitte Tohmatsu used information received from both companies and information that is publicly available in conducting its calculation of the number of shares of the Company common stock to be allocated for 1% ownership of EMGM. Deloitte Tohmatsu assumed that all of such materials and information are accurate and complete and did not independently verify the accuracy or completeness of these materials and information. In addition, Deloitte Tohmatsu did not independently conduct an evaluation, appraisal or assessment of the assets and liabilities (including contingent liabilities) of the Company and EMGM, including an analysis and evaluation of the individual assets and liabilities of them. Moreover, Deloitte Tohmatsu assumed that financial projections (including profit estimates and other information) of the Company and EMGM were reasonably prepared by the management of the Company and EMGM based on the best projections and judgment currently available to them.

(2) Amount of the stated capital and reserves of the Company

The amounts of stated capital and reserves of the Company will not increase due to the EMGM Absorption-type Merger. This has been determined by taking into account the capital policies of the Company and other comprehensive conditions and by complying with laws and regulations ; therefore, such treatment is considered to be appropriate.

4. Appropriateness of stock option provisions

Not applicable.

5. Financial statements and other information

(1) Financial statements and other EMGM information for the most recent business year

EMGM‘s financial statements and other information for its most recent business year (from January 1, 2015 to December 31, 2015) have been disclosed on the website of the Company (http://www.tonengeneral.co.jp/ir/stockinformation/g-mtg.html) pursuant to applicable laws and regulations and Article 15 of the Articles of Incorporation of the Company.

(2) Events having a material effect on the state of company assets occurring after the last day of the most recent business year of the Company or EMGM

① The Company

A. The Company resolved at its board of directors meeting held on February 12, 2016 that it would cancel 199,182,000 shares of treasury stock pursuant to Article 178 of the Companies Act and cancelled the treasury stock shares on February 29, 2016.

B. On August 31, 2016, the Company executed the business integration agreement and the Share Exchange Agreement with JXHD and the Absorption-type Merger Agreement with JXE, respectively. Please refer to “2. Details of the Share Exchange Agreement” in Agenda No. 1 for details about the Share Exchange Agreement, and “2. Details of the Absorption-type Merger Agreement” in Agenda No. 2 for details about the Absorption-type Merger Agreement, respectively.

C. On November 11, 2016, the Company executed an absorption-type merger agreement with EMGM. Please refer to “2. Details of the EMGM Absorption-type Merger Agreement” in this Agenda for details about the absorption-type merger agreement.

② EMGM

On November 11, 2016, EMGM executed an absorption-type merger agreement with the Company. Please refer to “2. Details of the EMGM Absorption-type Merger Agreement” in this Agenda for details about the absorption-type merger agreement.

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6. Other matters relating to this agenda

As the Company expects to recognize a loss from the merger due to the EMGM Absorption-type Merger, we ask for each shareholder to approve the absorption-type merger agreement relating to the EMGM Absorption-type Merger, pursuant to the proviso to Article 796, Paragraph (2) and the provision of Article 795, Paragraph (2), Item (i) of the Companies Act.

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Procedures for Exercising Voting Rights via the Internet

Please exercise your voting rights via the Internet after confirming the following items. If you attend the meeting, compliance with the procedures for exercising voting rights either in writing or via the Internet will not be necessary.

Website for Exercising Voting Rights

(1)	The website can be accessed by a computer, a smartphone or a mobile phone with an Internet connection. Please log in to the designated site (http://www.evote.jp/) using the login ID and tentative password on the voting form. (Note: the website is not accessible from 2:00 a.m. to 5:00 a.m.).

For inquiries regarding the Internet voting system, please contact the Help Desk listed below. Please note that any connection fees imposed by a provider or telephone charges, etc. imposed for accessing the site during the exercise voting rights shall be borne by the Shareholder.

(2)	The exercise of voting rights via the Internet will be accepted until 5:00 p.m. on Tuesday, December 20, 2016. However, the Company recommends that you vote earlier than this time.

(3)	Depending on your Internet access connection, you may have difficulty exercising voting rights by personal computer or smartphone.

(4)	Depending on the model of your mobile phone, you may have difficulty exercising your voting rights by mobile phone.

(5)	The Company requests that you to change the tentative password to a new password in order to avoid unauthorized access (‘spoofing’) to the website or tampering exercise of voting rights by third parties.

(6)	If a voting right is exercised multiple times both in writing and via the Internet, only the exercise of the voting right via the Internet will be deemed effective. If a voting right is exercised multiple times via the Internet, only the last exercise of the voting right via the Internet will be deemed effective.

(7)	Shareholders who utilize ICJ’s “Electric Voting Platform for Institutional Investors” service can exercise their voting rights by using the electric voting platform.

Help Desk: Mitsubishi UFJ Trust and Banking Corporation, Corporate Agency Division Telephone: 0120-173-027 (toll free) (available in Japanese only) Service Hours: 9:00 – 21:00 (Japan time)

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[Translation]

Reference Materials for the General Meeting of Shareholders (Additional Volume)

The Content of the Financial Statements of JX Holdings, Inc.

for the Last Fiscal Year (from April 1, 2015 to March 31, 2016)

Business Report	Page 1 to Page 27
Consolidated Balance Sheets	Page 28
Consolidated Statements of Income	Page 30
Consolidated Statements of Changes in Net Assets	Page 31
Notes to Consolidated Financial Statements	Page 32 to Page 37
(Reference) Consolidated Statements of Cash Flows	Page 38
Copy of the Accounting Auditor’s Report (on Consolidated Financial Statements)	Page 39
Non-consolidated Balance Sheets	Page 41
Non-consolidated Statements of Income	Page 43
Non-consolidated Statements of Changes in Net Assets	Page 44
Notes to Non-consolidated Financial Statements	Page 45 to Page 49
Copy of the Accounting Auditor’s Report (on Non-consolidated Financial Statements)	Page 50
Copy of Corporate Auditors’ Report	Page 52
(Reference) Standards for Consideration of Independence	Page 54

TonenGeneral Sekiyu K.K.

Business Report

for the Sixth Fiscal Term (from April 1, 2015 to March 31, 2016)

1.	Matters Concerning Present Condition of the Corporate Group

(1)	Major Business Activities (as of March 31, 2016)

JX Group is an “integrated energy, resources, and materials business group,” having core operating companies—JX Nippon Oil & Energy Corporation, JX Nippon Oil & Gas Exploration Corporation, and JX Nippon Mining & Metals Corporation—under the Company as the holding company.

JX Group’s major business activities are as follows:

Business Segment	Details of Major Business Activities	Core Operating Companies
Energy Business

•    Manufacturing and marketing petroleum products (e.g., gasoline, kerosene, and lubricant)

•    Importing and marketing gas and coal

•    Manufacturing and marketing petrochemical products

•    Supplying electricity

•    Marketing fuel cells and solar batteries

JX Nippon Oil & Energy Corporation

Oil and Natural Gas Exploration & Production (E&P) Business	• Exploring, developing, and producing oil and natural gas	JX Nippon Oil & Gas Exploration Corporation
Metals Business

•    Exploring and developing non-ferrous metal resources (e.g., copper and gold)

•    Manufacturing and marketing non-ferrous metal products (e.g., copper, gold, and silver)

•    Manufacturing and marketing electro-deposited copper foil and treated rolled copper foil

•    Manufacturing and marketing thin-film materials (e.g., targets, surface treatment material, and compound semiconductor material)

•    Manufacturing and marketing precision rolled products and precision fabricated products

•    non-ferrous metal recycling and industrial waste treatment

•    Manufacturing, processing, and marketing titanium metals

JX Nippon Mining & Metals Corporation

Business Segment	Details of Major Business Activities	Core Operating Companies
Other Business	• Civil engineering work, including roadwork and pavement construction • Construction work

(Note)	Regarding the residential fuel cell business, we ceased to develop and manufacture the products as of the end of March, 2015. Accordingly, we changed “developing, manufacturing, and marketing fuel cells, solar batteries, and the like” to “marketing fuel cells and solar batteries” in the Details of Major Business Activities of the Energy Business.

(2)	Business Progress and Results

A.	Circumstances Surrounding JX Group

Reviewing the global economy in fiscal year 2015, in the U.S. the economy continued to recover, mainly due to increased private consumption. However, in China, the economy slowed down due to a slowdown in industrial production and business investment by enterprises, and restrained investment in infrastructure by the government. In Japan, the economy recovered only moderately, mainly due to a lack of strength in private consumption and business investment growth.

The Dubai crude oil price, which is the benchmark crude oil price in Asia, remained at around 60 dollars per barrel, during the period from the beginning of this fiscal year to July 2015. Then, however, the price dropped significantly as major oil producing countries maintained a high level of crude oil production and this caused an oversupply. In January 2016, the price was down to 23 dollars, which was the lowest price in 12 years. After that, although the crude oil price started to rise, as of the end of this fiscal year, the price was 35 dollars per barrel, which was still low.

During the period from the beginning of this fiscal year to the end of June 2015, the bench mark copper prices on the London Metal Exchange (LME) remained relatively steady at around $6,000 a ton. However, the price started to fall against the backdrop of a slowdown in economic growth of China, which is the largest copper-consuming country. Also, copper price has been hurt by stronger U.S. dollars, which make dollar-denominated commodities more expensive to non-U.S. buyers. In January 2016, benchmark copper on the LME hit $4,311 a ton, its lowest in seven years. After that, copper had slightly recovered to end at $4,856 a ton at the end of the fiscal year.

In this situation where the crude oil price and copper price significantly declined, major oil companies and resource developing companies started taking measures, such as reducing new investment spending and selling off their assets, and recorded impairment losses. Further, Japanese petroleum refining and marketing companies recorded a large inventory evaluation loss due to a sharp decline in crude oil prices, mainly because they are obliged to stock at least 70 days’ worth of crude oil and petroleum products pursuant to the Oil Stockpiling Act of Japan.

Domestic demand for petroleum products decreased from the previous fiscal year, because of the strong effect of demand-decreasing factors, such as the further spread of fuel-efficient cars and advancement of fuel conversion, although the drop of sales prices of petroleum products along with the crude oil price was one of the factors to stimulate the demand. On the other hand, the petrochemical products market remained strong due to tightened of supply-demand in China.

In this severe business situation, the JX Group has implemented various measures, as follows.

B.	Process and Results of Each Business

Energy Business (JX Nippon Oil & Energy Group)

Business Results

Regarding the business results of the Energy business for this fiscal year, net sales were 7,122.4 billion yen (a 21.9% decrease from the previous fiscal year) due to a decrease in the sales volume of petroleum products, and a decline in the sales prices caused by the low price of crude oil. Regarding the profits and losses, although the paraxylene market improved, we recorded an operating loss of 141.4 billion yen and an ordinary loss of 97.1 billion yen due to inventory valuation factors caused by decline in crude oil prices, and a worsening of petroleum product margins. On the other hand, ordinary income or loss excluding inventory valuation factors was an income of 166.7 billion yen. Further, due to a decline in coking coal prices, we recorded 14.4 billion yen as a loss on valuation of shares of our operating companies which are involved in the development of coal.

Business Summary

•	Efforts in the petroleum refining and marketing business

In the petroleum refining and marketing business, which is the core business, we did our best to strengthen the competitiveness of the entire supply chain that is, procuring crude oil, refining, distributing, and selling products in order to construct a foundation to ensure stable income despite the decreasing domestic demand for petroleum products.

In terms of production, in an effort to reduce costs, we increased throughput of heavy crude oil, which can be procured at low cost, and promoted operational optimization at each refinery and plant, while setting safety and stable operation as a major premise. Further, at the Kashima Refinery, we commenced the operation of the “Solvent De-Asphalting Unit,” and thus established a system to increase the production of raw material for petrochemical products and gas oil, which are highly profitable, by cracking heavy oil fraction, for which demand is significantly decreasing. Further, in April, 2016, we commenced commercial operation of a power generation facility which uses residue obtained from the unit as fuel. This operation made it possible to sell electricity generated at low-cost, and is contributing to the improvement in the Company’s profit.

In terms of sales, we did our best to gain more profit by securing profitability in sale of each petroleum product thoroughly in Japan, by promoting rationalization by way of reorganizing the service stations network, and by exporting products to overseas markets in a flexible and timely manner.

•	Our efforts to expand business overseas

In Asian emerging economies, demand for petroleum products, petrochemical products, and lubricant is expected to expand due to economic development.

Under such circumstances, we decided to enter the petroleum products retail business in Vietnam, by way of investing in Vietnam National Petroleum Group, whose share in the petroleum products market in Vietnam is the largest. Further, regarding petrochemical products, we sold products manufactured at the world largest-level paraxylene manufacturing plant that we are operating jointly with SK Group in South Korea, and this has remarkably contributed to profit-making. Regarding lubricant, we strived to increase sales in accordance with the expanding demand mainly for automobiles and motorcycles through our manufacturing bases and sales bases all over the world.

•	Our efforts to expand business as a comprehensive energy company

Regarding the electricity business, we have been supplying electricity to customers such as office buildings and schools for more than ten years. Based on this experience, we entered the retail electricity business, which was fully liberalized in April, 2016, with the brand name “ENEOS Denki” (note: “denki” means electricity). We promoted acquisition of customers, and achieved approximately 100,000 contracts as of the end of March, 2016. Specifically, we proposed attractive price menus with our strength as an owner of power generating facilities, had our wholesalers and distributors with community-based sales networks as our agents, and formed business alliances with electronic appliance retail stores and major telecommunication service companies that have contacts with retail customers.

Regarding the natural gas and LNG business, in April, 2015, we launched operation of the LNG large-scale importing terminal in Hachinohe City in Aomori Prefecture, and the LNG terminal in Kushiro City in Hokkaido, which receives LNG transferred from that facility. We are supplying natural gas and LNG to, and striving to increase sales of them in, the Tohoku area and eastern Hokkaido area, where demand for natural gas and LNG, mainly those for industrial use, is expected to increase.

Regarding the hydrogen business, anticipating that fuel cell automobiles will spread in the future, we opened more “hydrogen stations,” which sell hydrogen for fuel cell automobiles, so that we can construct a system that enables us to efficiently and steadily produce, transport, and sell hydrogen. In addition, in March, 2016, in Yokohama City in Kanagawa Prefecture, we launched operation of the Hydrogen Production and Shipping Center, which produces hydrogen from LPG and ships hydrogen.

Oil and Natural Gas Exploration and Production (E&P) Business (JX Nippon Oil & Gas Exploration Group)

Business Results

Regarding the business results of the Oil and Natural Gas E&P business for this fiscal year, despite the fact that its production volume increased from the previous fiscal year, due to the downfall in crude oil prices, net sales were 175.8 billion yen (a 22.4% decrease from the previous fiscal year), operating income was 21.6 billion yen (a 71.4% decrease from the previous fiscal year), and ordinary income was 28.2 billion yen (a 66.8% decrease from the previous fiscal year). Further, we recorded an impairment loss of 154.2 billion yen pertaining to part of the oil field assets, in which we hold the participation interests. In addition, we recorded a loss pertaining to asset sales and withdrawal due to business restructuring of 79.5 billion yen.

Business Summary

•	Oil and natural gas production volumes

The volume of oil and natural gas produced by JX Nippon Oil and Gas Exploration Corporation in this fiscal year was approximately 121,000 barrels of oil equivalent per day, which exceeded the volume produced in the previous fiscal year, with the contribution of the production at the LNG project in Papua New Guinea and in Kinnoull Field in the U. K. North Sea, which started production in the previous fiscal year.

•	Dealing with downfall in crude oil prices

In the oil and natural gas E&P business, under the circumstances where significant rises of crude oil prices are not anticipated for the time being, in an effort to secure firm profitability we withdrew from less profitable projects as part of the review of our portfolio. We also tried to improve cash flow by deciding to sell part of our participation interests in oil fields and gas fields in the U.K. North Sea, for which the development cost is high.

Further, regarding oil fields and gas fields which are in the development stage or which already started production, we did our best to reduce and control costs by such means as decreasing material procurement costs, and improving work efficiency, as far as possible.

•	Enhanced Oil Recovery (“EOR”) project by utilizing waste gas from the coal-fired power unit in the U.S.

In the U.S., we are promoting the CO2-EOR project in order to increase the crude oil production by capturing carbon dioxide out of waste gas from a coal-fired power unit, and injecting carbon dioxide captured from the unit into an aged oil field. In this fiscal year, we steadily proceeded with plant construction work so that we can commence the commercial operation of the plant during 2016.

Metals Business (JX Nippon Mining & Metals Group)

Business Results

Regarding the business results of the Metals business for this fiscal year, despite strong sales in the electronic materials business and the titanium business, due to the decline in copper prices, net sales were 1,049.7 billion yen (an 9.2% decrease from the previous fiscal year), operating income was 14.7 billion yen (a 55.9% decrease from the previous fiscal year), and ordinary income was 13.3 billion yen (a 76.6% decrease from the previous fiscal year). On the other hand, ordinary income excluding inventory valuation factors was 19.0 billion yen (a 65.5% decrease from the previous fiscal year). Further, due to a decline in copper prices, we recorded impairment loss of 80.0 billion yen pertaining to the Caserones Copper Mine.

Business Summary

•	Efforts in copper resource development business and smelting and refining business

In the Caserones Copper Mine in Chile, full-scale production became practical in terms of equipment because the completion of the development of the deposit for sand tailings generated in the copper concentrate production process came within sight. Under such circumstances, we are striving to enhance operators’ skills, and strengthen the equipment maintenance system, in order to realize a continuous full-scale production as soon as possible, with a consulting firm’s support.

In the smelting & refinery, we tried to strengthen our competitiveness through cost reduction by optimizing the production system and operational stabilization in smelter & refineries.

•	Efforts in electronic materials business, recycling and environmental services business, and titanium business

In the electronic materials business, we have maintained good sales of sputtering targets that are used for manufacturing semiconductors, treated rolled copper for flexible printed circuit boards, and precision rolled products that are primarily used as connector materials since the previous fiscal year, due to strong demand for those products for smartphones.

In the recycling and environmental services business, we expanded our networks to collect recyclable raw materials and industrial wastes in Japan, by acquiring all shares of Takasho Co., Ltd., which has printed board scrap collecting networks, in August, 2015.

Regarding the manufacturing, processing, and selling business of titanium, which is a light, very strong and durable metal mainly used in aircraft and chemical plant equipment, we attained a shift to surplus due to the results of optimization of the production system and cost reduction that we have conducted so far, as well as recovery of demand for aircraft. Further, in Saudi Arabia, where low-cost electricity and stable raw materials are available, we established a joint venture company to manufacture and sell sponge titanium, and advanced the construction of a plant so that we can commence commercial production in 2017.

Other Business

Business Results

Regarding the business results of the other business for this fiscal year, net sales were 458.8 billion yen (a 0.5% decrease from the previous fiscal year), operating income was 41.8 billion yen (a 16.2% increase from the previous fiscal year), and ordinary income was 44.9 billion yen (a 12.8% increase from the previous fiscal year).

NIPPO CORPORATION

NIPPO Corporation (“NIPPO”) primarily engages in pavement, civil engineering, and construction work, as well as manufacturing and sales of asphalt mixture. In this fiscal year, the operating environment of NIPPO remained difficult because public civil engineering work projects mildly decreased, and because labor, raw material, and other costs remained high. Despite that situation, NIPPO strived to acquire orders for work by leveraging its superior technical strength. Further, NIPPO did its best to secure income by expanding sales of asphalt mixture and other products, and by reinforcing activities to reduce costs and increase efficiency.

On February 29, 2016, NIPPO was prosecuted by the Tokyo District Public Prosecutors Office for violation of the Antimonopoly Act regarding a bid for the disaster restoration paving work for the Great East Japan Earthquake ordered by Tohoku Branch of East Nippon Expressway Company Ltd. NIPPO is striving to further enhance and ensure compliance to prevent a recurrence of such misconduct. We will provide support to NIPPO in these endeavors to ensure future compliance.

C.	Summary of Consolidated Business Results of This Fiscal Year

As a result of the above, the consolidated business results for this fiscal year resulted in net sales of 8,737.8 billion yen (a 19.7% decrease from the previous fiscal year). Regarding the profits and losses, because we inevitably accrued a large inventory evaluation loss due to a decline in crude oil prices, we recorded an operating loss of 62.2 billion yen and an ordinary loss of 8.6 billion yen. Further, because we recorded an impairment loss due to downfalls in prices of crude oil, copper, and other materials, as well as business restructuring, the loss attributable to owners of parent was 278.5 billion yen. On the other hand, regarding ordinary income or loss excluding inventory valuation factors, we recorded an ordinary income of 260.9 billion yen (a 2.2% increase from the previous fiscal year).

D.	Establishing “Basic Policy on Corporate Governance of JX Group”

The Company established “Basic Policy on Corporate Governance of JX Group” on November 26, 2015 in an attempt to establish and operate a structure for transparent, fair, timely and decisive decision-making in its business operation (this structure, hereinafter referred to as “Corporate Governance”) so as to achieve its sustainable growth and increase its corporate value over the mid- to long term. We have disclosed this Basic Policy on our company website.

E.	Promotion of CSR Activities

Under the JX Group Mission Statement that “JX Group will contribute to the development of a sustainable economy and society through innovation in the areas of energy, resources, and materials”, we are actively developing corporate social responsibility (CSR) activities, setting (i) compliance, (ii) social contribution, and (iii) environment & safety as the three (3) pillars of our CSR activities in order to gain credibility as a good corporate citizen widely from society.

Regarding (i) compliance, our efforts included performing legal compliance status review activities and compliance training, and making all know the whistleblowing system.

Regarding (ii) social contribution, we called for entries of children’s stories from a wide cross-section of the public, and donated copies of the “Bouquet of Children’s Stories,” which is a children’s story book containing a collection of excellent work from among them, to educational institutions in the affected areas of the Great East Japan Earthquake and social welfare facilities nationwide and others. In addition, we sold them to our clients, officers, and employees for charity, and donated the proceeds to social welfare corporations in order to be of some help to children living in child welfare facilities to go on to higher education institutions.

Regarding (iii) environment & safety, in addition to our efforts to safely operate facilities such as oil refineries, and smelters and refineries, we conducted activities to reduce carbon dioxide emissions, and dealt with waste reduction as well as took the initiative in environmental conservation activities.

F.	Results and Review of the Second Medium-Term Management Plan (from Fiscal Year 2013 to 2015)

In the second medium-term management plan, the Company placed the upstream business, such as the oil and natural gas E&P business and the copper mine development business as business sections with high profitability and high growth and allocated the management resources with priority thereto. Also for the midstream and downstream business, the Company progressed investments for the purpose of gaining overwhelming competitiveness in the existing business and to ensure stable profitability.

Under this principle, with regard to the upstream business, the Company has started the commercial production in the LNG project in Papua New Guinea, in the Kinnoull field in the U.K. North Sea, and the Caserones Copper Mine, and thus established the basis for gaining revenues from the upstream business in the future. However, the results in the upstream business in this fiscal year were significantly below the target which we posted in our second medium-term management plan, due to the sharp decline in prices of natural resources such as crude oil and copper, and the impact of the delay in commencing production from projects such as in the oil fields in the U.K. North Sea and the Caserones Copper Mine.

On the other hand, with regard to the midstream and downstream business, in the energy business, we have attempted to enhance the competitiveness in the entire supply chain, to enlarge the business in such new fields as electricity and hydrogen business, and to expand our presence in the Asian market of the petrochemical products and lubricants business through the joint venture with SK Group in South Korea. In addition, in the metals business, we have made efforts at improvement in copper concentrate purchase conditions in the copper smelting and refining business, cost reduction by improving the efficiency of the production system in the smelters, and sales expansion of the electronic materials. As a result, in this fiscal year, we achieved the target in the midstream and downstream business which we posted in our second medium-term management plan, partly supported by the revenue improvement effect caused by weaker yen and despite such factors as a reduction in margin attributed to the worsening of the petroleum products market and the troubles in the refineries and smelters.

Nevertheless, in the business results in this fiscal year, being the final business year of the second medium-term management plan, the ordinary loss was 8.6 billion yen, the ROE (*1) was Δ16.2%, and the net D/E ratio (*2) was 1.39; and none of them achieved the targets (*3) we posted in the second medium-term management plan, partly because the Company had to account for a large amount of inventory loss pertaining to the crude oil and petroleum products and a large amount of impairment loss which were caused by the sharp decline in natural resources prices.

*1 “ROE” = “profit attributable to owners of parent.” ÷ “shareholders’ equity”

*2 “net D/E ratio” = (“interest-bearing debt” - “cash item” ÷ “shareholders’ equity”)

*3 the ordinary income of no less than 400.0 billion yen, ROE of no less than 10%, and the net D/E ratio of no less than 0.9

The operating results of the energy, resources, and materials business, being the core business area of the JX group, can be largely affected by changes in the business environment, and financial positions are at risk of being materially affected by such changes. In those circumstances, reviewing the period of the second medium-term management plan, we made significant business investments in the upstream section, mainly in the initial business year (fiscal year 2013) in which the prices of natural resources were soaring; we consider that there is room for reflection in the risk management of business investment such as risk control, dispersion, and equalization of timing.

We take this result seriously, and recognize that risk management in business investment is the most important task. Specifically, we will tighten the investment criteria including risk analysis and strengthen the project management system after final investment decisions. We will restrain the total amount of business investment spending, and will make efforts to mitigate risks in investments by balancing the investment spending in each of the upstream, midstream, and downstream business, and pay due attention to the timing of investments so as to avoid an excess concentration of investments at any one particular time. By these measures, the Company will establish a strong financial basis.

With respect to the next medium-term management plan, we will postpone its formulation and announcement, because the Company has agreed to a business integration with TonenGeneral Sekiyu K.K., as detailed below. We will announce the medium-term management plan at the time of the business integration with TonenGeneral Sekiyu K.K.

(3)	Matters the Company should address

Taking a view of the business environment, in terms of the global economy, it is expected that the U.S. economy will continue to consistently recover, while the Chinese economy will continue to slowdown. The Japanese economy is expected to be increasingly uncertain, as private consumption and business investment will not grow as fast as they were expected before. The crude oil price is not expected to rise significantly for the time being since the oversupply is expected to continue for a while. It will also take a while for the copper price to recover, being affected by the slowdown of the Chinese economy.

Further, domestic demand for petroleum products will continue to decline due to such structural factors as the spread of fuel-efficient cars and the advancement of fuel conversion. By contrast, in the emerging economies in Asia, the demand for petroleum products, petrochemical products, and lubricants is expected to increase continuously along with economic growth.

With regard to copper products, although a large increase in demand for such products as electrical wiring, which are used for infrastructure cannot be expected for the time being because of the slowdown of the Chinese economy, the demand for electronic materials is anticipated to increase in the future because of the progress of the Internet of Things (the IoT), where various things such as consumer electronics and cars, not just personal computers and smart phones are expected to be able to connect to the Internet.

Under these circumstances, the challenge for the JX Group is to establish a strong foundation by which profits can be assured and to continue to sustainably grow in the future, even though the declining trend in domestic demand persists and significant rise in crude oil and copper prices are not expected.

Specifically, in terms of the energy business, to reinforce the profitability of the domestic petroleum refining and marketing business, which is our core business, we will further enhance efficiency and promote thorough cost reductions in the whole supply chain, based on a premise of maintaining safe and stable operations. For that purpose, we will also implement production in line with demand fluctuations and export products in a flexible and timely manner. With respect to petroleum products, petrochemical products, and lubricants, so as to steadily increase sales in accordance with the demand in the emerging economies which are expected to rise, we will accelerate expansion overseas mainly in Asia. We will also steadily develop businesses such as electricity, gas, and hydrogen which are expected to be the pillars of our business in the future.

In the oil and natural gas E&P business, in an attempt to improve cash flow and enhance profitability, we will build a strong structure with which we can ensure profitability on a steady basis. For this purpose, we will review our portfolio by concentrating on our strengths and making appropriate choices with regard to measures to expand business in those areas in which the Company can exercise its strengths and to proceed with assets sales. In addition, with respect to the oil and gas fields either under development or production, we will steadily proceed with their operations by considering safety and the environment, as well as focusing on cost reductions.

In terms of the metals business, we will bring to fruition stable operations in the Caserones Copper Mine as soon as possible and we will enhance competitiveness by further promoting cost reductions. In the electronic materials business, so as to steadily increase sales in accordance with expanding demand caused by the progress of the IoT, we will expand the production capacity of such products as sputtering targets, treated rolled copper foil, and precision rolled products, whose demand will continue to expand in the future and progress the development of new products. In the recycling and environmental services business, we will expand the business by making efforts to enhance the collection network in overseas markets.

Business Integration with TonenGeneral Sekiyu K.K

Upon a mutual acknowledgement that it is best to concentrate the business resources of both groups in order to maximize their enterprise value towards the future in an environment in which domestic demand for petroleum products is decreasing, the Company and TonenGeneral Sekiyu K.K. signed a Memorandum of Understanding (the “MOU”) in December 2015 and agreed on a target date of April 2017 for the business integration of their groups.

By means of this business integration, we will strongly promote substantial rationalizations and optimizations which one company would not be able to implement by itself, and thereby accomplish thorough business reforms. Further, in the energy business, we will strengthen the business foundation on the premise of safe operations and stable supply, and strongly promote growth strategies such as expanding into overseas markets which are expected to grow, and developing and expanding new business.

The New Company Group will achieve in excess of 100 billion yen in profit improvement within 5 years after the business integration, and develop into “one of the most prominent and internationally-competitive comprehensive energy, natural resource and materials company groups in Asia.”

We are currently holding ongoing discussions with each other with a view towards executing the Business Integration Agreement in August 2016. Then, we will hold an extraordinary shareholders’ meeting to seek approval for this business integration.

We greatly appreciate your continued support as a shareholder.

(4)	Financing

The Company primarily procures the long-term funds for the business of each company in the JX Group.

During this fiscal year, the Company procured 240.0 billion yen through long-term loans.

In addition, a project subsidiary of JX Nippon Oil & Gas Exploration Corporation procured 309.89 million U.S. dollars as funds related to the development of the Mariner oil field in the U.K. North Sea, by way of loans from governmental financial institutions and commercial banks.

(5)	Capital Investment

Business Segment and Category	Capital Investment Amount (100 million yen)	Main Investment
Energy Business	1,362	Refinery and plant facility work; service station new construction and reconstruction work

Oil and Natural Gas E&P Business	1,102	Oil and gas field exploration and development

Metals Business	635	Construction work for copper mines, offices, smelters and refineries, and plant facilities

Other Business	155	Asphalt mixture plant manufacturing facility renewal

Total	3,253	—

(Adjustments)	(50)	—

Consolidated Total	3,303	—

(6)	Acquisition or Disposition of Shares, etc. of Other Companies

•	Acquisition of shares of Yubase Manufacturing Asia Co., Ltd.

JX Nippon Oil & Energy Corporation acquired convertible bonds of Yubase Manufacturing Asia Co., Ltd., which is a 100%-owned subsidiary of SK Lubricants Co., Ltd. and has base oil manufacturing equipment, as of October 5, 2012, in order to operate the lubricant base oil manufacturing business jointly with the SK Group. Then, JX Nippon Oil & Energy Corporation acquired 30% of all shares of the company by converting the bonds into shares as of September 24, 2015.

(7)	Financial Position and Operating Results

Item	Consolidated Fiscal Year		FY2012 (Third fiscal term)	FY2013 (Fourth fiscal term)	FY2014 (Fifth fiscal term)		FY2015 (Sixth fiscal term; the current fiscal term)
Net sales	(100 million yen	)	112,195	124,120	108,825		87,378

Ordinary income (loss)	(100 million yen	)	3,283	3,023	(1,501)		(86)

Net profit (loss) attributable to owners of parent	(100 million yen	)	1,595	1,070	(2,772)		(2,785)

Net income (loss) per share			64.13 yen	43.05 yen	(111.49	) yen	(112.01	) yen

Total assets	(100 million yen	)	72,749	77,818	74,234		67,246

Net assets	(100 million yen	)	23,274	26,263	24,298		19,285

(8)	Material Subsidiaries (as of March 31, 2016)

• Number of consolidated subsidiaries:	142

• Number of subsidiaries or affiliates accounted for under the equity method:	32

• Material Consolidated Subsidiaries

Business Segment	Company Name	Capital stock (100 million yen)	Voting Rights Ratio (%)	Details of Major Business Activities
Energy Business	JX Nippon Oil & Energy Corporation	1,394	100

•    Manufacturing and marketing petroleum products (e.g., gasoline, kerosene, and lubricant)

•    Importing and marketing gas and coal

•    Manufacturing and marketing petrochemical products

•    Supplying electricity

•    Marketing fuel cells and solar batteries

Oil and Natural Gas E&P Business	JX Nippon Oil & Gas Exploration Corporation	1,063	100	• Exploring, developing, and producing oil and natural gas
Metals Business	JX Nippon Mining & Metals Corporation	200	100

•    Exploring and developing non-ferrous metal resources (e.g., copper and gold)

•    Manufacturing and marketing non-ferrous metal products (e.g., copper, gold, and silver)

•    Manufacturing and marketing electro-deposited copper foil and treated rolled copper foil

•    Manufacturing and marketing thin-film materials (e.g., targets, surface treatment material, and compound semiconductor material)

•    Manufacturing and marketing precision rolled products and precision fabricated products

•    Non-ferrous metal recycling and industrial waste treatment

	Pan Pacific Copper Co., Ltd.	1,057	67.8	• Exploring and developing non-ferrous metal resources (e.g., copper and gold) • Manufacturing and marketing non-ferrous metal products (e.g., copper, gold, and silver)
	Toho Titanium Co., Ltd.	120	50.4	• Manufacturing, processing, and marketing titanium metals

Other Business	NIPPO CORPORATION	153	57.1	• Civil engineering work, including roadwork and pavement construction • Construction work

(Notes)

1.	JX Nippon Oil & Gas Exploration Corporation increased its capital stock from 9.8 billion yen to 106.3 billion yen as of March 30, 2016. Further, JX Nippon Oil & Gas Exploration Corporation reduced its capital stock from 106.3 billion yen to 9.8 billion yen as of May 1, 2016.

2.	JX Nippon Mining & Metals Corporation reduced its capital stock from 40.0 billion yen to 20.0 billion yen as of March 31, 2016.
3.	The voting rights ratio mentioned in the column for Pan Pacific Copper Co., Ltd. is that held by JX Nippon Mining & Metals Corporation, which invests in Pan Pacific Copper Co., Ltd.
4.	Pan Pacific Copper Co., Ltd. increased its amount of capital stock to 105.7 billion yen through share allocation to JX Nippon Mining & Metals Corporation on September 30, 2015 and December 28, 2015. As a result of this, the voting rights ratio (meaning the same above) became 67.8%.
5.	The status of specified wholly-owned subsidiaries as of March 31, 2016 is as follows:

Name of the specified wholly-owned subsidiary: JX Nippon Oil & Energy Corporation

Address of the specified wholly-owned subsidiary: 1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

Book value of shares of the specified wholly-owned subsidiary: 890,287 million yen

The amount of total assets of the Company: 3,198,347 million yen

(9)	Main Business Offices and Plants (as of March 31, 2016)

•	JX Holdings, Inc.

Head Office	1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

(Note)	As of January 1, 2016, JX Holdings, Inc. relocated its head office from 6-3, Otemachi
2-chome, Chiyoda-ku, Tokyo to the location specified above.

•	Energy Business

<JX Nippon Oil & Energy Corporation>

Head Office	1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

Laboratory	Central Technical Research Laboratory (Yokohama City)

Refineries and Plants	Sendai Refinery (Sendai City) Negishi Refinery (Yokohama City) Mizushima Refinery (Kurashiki City) Oita Refinery (Oita City)	Kashima Refinery (Kamisu City) Osaka Refinery (Takaishi City) Marifu Refinery (Waki-cho, Kuga-gun, Yamaguchi)
	Muroran Plant (Muroran City) Yokohama Plant (Yokohama City)	Kawasaki Plant (Kawasaki City) Chita Plant (Chita City)

Branch Offices	Hokkaido (Sapporo City) Kanto I (Chuo-ku, Tokyo) Tokyo (Chuo-ku, Tokyo) Kansai (Osaka City) Kyushu (Fukuoka City)	Tohoku (Sendai City) Kanto II (Chuo-ku, Tokyo) Chubu (Nagoya City) Chugoku (Hiroshima City) Okinawa (Naha City)

Overseas Operating Sites Offices and Plants	South Korea (Seoul) Taiwan (Taipei, Gaoxiong) Vietnam (Hai Phong) Singapore (Singapore) India (New Delhi) Canada (Vancouver) Brazil (Sao Paulo) U.K. (London) United Arab Emirates (Abu Dhabi and Dubai)

China (Beijing, Shanghai, and others)

Australia (Sydney)

Thailand (Bangkok)

Indonesia (Jakarta, and West Java)

U.S. (New York, Chicago, and others)

Mexico (Mexico City)

France (Aix-en-Province)

Russia (Moscow)

South Africa (Johannesburg)

(Notes)

1.	The information above includes the operating sites of JX Nippon Oil & Energy Corporation’s group companies.
2.	JX Nippon Oil & Energy Corporation relocated its Kanto I, Kanto II, and Tokyo Branch Offices from Chiyoda-ku, Tokyo to the locations specified above as of October 1, 2015.
3.	JX Nippon Oil & Energy Corporation relocated its head office from 6-3, Otemachi 2-chome to the location specified above.
4.	JX Nippon Oil & Energy Corporation established a new office in Manila, Philippines as of May 1, 2016.

•	Oil and Natural Gas Exploration and Production Business

<JX Nippon Oil & Gas Exploration Corporation>

Head Office	1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

Oil and Gas Field	Nakajo Field Office (Tainai City)

Overseas Operating Sites (Offices)	Australia (Perth) Indonesia (Jakarta) U.S. (Houston) Qatar (Doha)	Vietnam (Ho Chi Minh and Vung Tau) Malaysia (Kuala Lumpur and Miri) U.K. (London)

(Notes)

1.	The information above includes the operating sites of JX Nippon Oil & Gas Exploration Corporation’s group companies.
2.	JX Nippon Oil & Gas Exploration Corporation relocated its head office from 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo to the location specified above as of January 1, 2016.
3.	JX Nippon Oil & Gas Exploration Corporation abolished its Tripoli Office in Libya as of January 13, 2016.
4.	JX Nippon Oil & Gas Exploration Corporation abolished its Perth Office in Australia as of March 31, 2016.

•	Metals Business

<JX Nippon Mining & Metals Corporation>

Head Office	1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

Laboratory	Technology Development Center (Hitachi City)

Offices, Smelters, and Works	<Smelting and Copper Refining> Saganoseki Smelter & Refinery (Oita City) Tamano Smelter (Tamano City)	Hitachi Works (Hitachi City)
<Recycling & Environmental Services>
	Hitachi Works (Hitachi City)	Tsuruga Plant (Tsuruga City)
	<Electronic Materials> Hitachi Works (Hitachi City) Isohara Works (Kitaibaraki City)	Kurami Works (Samukawa-machi, Koza-gun, Kanagawa) Kakegawa Works (Kakegawa City)

Overseas Operating Sites Offices, Works, and Mines	South Korea (Ulsan and Pyeongtaek) Taiwan (Longtan, Guan Yin, and others) Philippines (Laguna) U.S. (Arizona) Peru (Lima and Quechua)	China (Suzhou, Changzhou, and others) Singapore (Singapore) Malaysia (Johor) Chile (Santiago, Caserones, and others) Germany (Frankfurt and Baden-Wurttemberg)

(Notes)

1.	The information above includes the operating sites of JX Nippon Mining & Metals Corporation’s group companies.
2.	JX Nippon Mining & Metals Corporation relocated its head office from 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo to the location specified above as of January 1, 2016.

<Toho Titanium Co., Ltd.>

Head Office	3-5, Chigasaki 3-chome, Chigasaki City, Kanagawa

Plants	Chigasaki Plant (Chigasaki City) Yahata Plant (Kitakyushu City) Kurobe Plant (Kurobe City)	Wakamatsu Plant (Kitakyushu City) Hitachi Plant (Hitachi City)

•	Other Business

<NIPPO CORPORATION>

Head Office	2-16, Yaesu 1-chome, Chuo-ku, Tokyo

Laboratory	NIPPO Technical Center, Technical Research Center (Saitama City)

Branch Offices	Hokkaido (Sapporo City) Kanto Daiichi (Shinjuku-ku, Tokyo) Hoku-shinetsu (Niigata City) Kansai (Osaka City) Chugoku (Hiroshima City) Kanto Architectural (Shinagawa-ku, Tokyo)	Tohoku (Sendai City) Kanto Daini (Shinagawa-ku, Tokyo) Chubu (Nagoya City) Shikoku (Takamatsu City) Kyushu (Fukuoka City)

(Note)	NIPPO CORPORATION relocated its head office from 19-11, Kyobashi 1-chome, Chuo-ku, Tokyo to the location specified above as of August 17, 2015.

(10)	Employees (as of March 31, 2016)

Business Segment and Category	Number of Employees
The Company (JX Holdings, Inc.)	109	[0	]
Energy Business	14,559	[9,074	]
Oil and Natural Gas E&P Business	793	[17	]
Metals Business	6,723	[389	]
Other Business	4,155	[2,041	]

Total	26,339	[11,521	]

(Notes)

1.	The “Number of Employees” indicates the number of employees at the Company and its consolidated subsidiaries.
2.	The numbers in brackets indicate temporary employees (the average annual number of persons engaged). Temporary employees are not included in the non-bracketed numbers.

(11)	Main Lenders and Loans Payable (as of March 31, 2016)

Lender	Balance of Loans Payable (100 million yen)
Japan Oil, Gas and Metals National Corporation	3,318
Mizuho Bank, Ltd.	3,236
Japan Bank for International Cooperation	2,639
Sumitomo Mitsui Banking Corporation	2,498
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2,078

2.	Matters Concerning Shares (as of March 31, 2016)

• Total number of authorized shares issuable by the Company:	8,000,000,000 shares

• Total number of issued shares:	2,495,485,929 shares

• Number of shareholders:	197,564 shareholders

• Large Shareholders (top ten (10))

Shareholders’ Names	Number of Shares Held (thousand shares)	Shareholding ratio (%)
Japan Trustee Services Bank, Ltd. (Trust Account)	144,229	5.79
The Master Trust Bank of Japan, Ltd. (Trust Account)	130,663	5.24
Mizuho Bank, Ltd.	76,141	3.05
Sumitomo Mitsui Banking Corporation	65,398	2.62
Mitsubishi Corporation	48,615	1.95
Japan Trustee Services Bank, Ltd. (Trust Account 9)	42,158	1.69
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	38,920	1.56
Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.	36,359	1.46
INPEX CORPORATION	33,264	1.33
STATE STREET BANK WEST CLIENT – TREATY 505234	31,616	1.26

(Note)	Shareholding ratio is calculated excluding treasury stock (5,712,230 shares) from the total number of issued shares.

3.	Matters Concerning the Company’s Directors and Corporate Auditors

(1)	Names, etc. of Directors and Corporate Auditors (as of March 31, 2016)

Name	Position and Responsibilities	Important Concurrent Office
Yasushi Kimura	Representative Director and Chairman of the Board	Director of NIPPO CORPORATION; President of Petroleum Association of Japan; and Vice Chairman of KEIDANREN; (Japan Business Federation)

Yukio Uchida	Representative Director and President

Junichi Kawada	Director, Executive Vice President, responsible for Secretariat, General Administration Dept., and Legal & Corporate Affairs Dept.

Hiroji Adachi	Director, Senior Vice President, responsible for Corporate Planning Dept. I and II	Outside Director of Maruwn Corporation; and Outside Director of INPEX Corporation

Kunimitsu Oba	Director Senior Vice President, responsible for Internal Audit Dept. and Finance & Investor Relations Dept.	Outside Statutory Corporate Auditor of NIPPON SHOKUBAI CO., LTD.

Katsuyuki Ota	Director, Executive Officer, responsible for Controller Dept.

Tsutomu Sugimori	Director (Part-time)	Representative Director and President of JX Nippon Oil & Energy Corporation; and Director of Japan Oil Transportation Co., Ltd.

Ichiro Uchijima	Director (Part-time)	Director, Executive Vice President of JX Nippon Oil & Energy Corporation

Shunsaku Miyake	Director (Part-time)	Representative Director, President and CEO of JX Nippon Oil & Gas Exploration Corporation

Shigeru Oi	Director (Part-time)	President & Representative Director, Chief Executive Officer of JX Nippon Mining & Metals Corporation, Chairman of Japan Mining Industry Association

Hiroshi Komiyama	Outside Director [Independent Director]	Chairman of Mitsubishi Research Institute, Inc.; Outside Director of Shin-Etsu Chemical Co., Ltd.; Outside Director of FamilyMart Co., Ltd.; and Outside Director of Imagineer Co., Ltd.

Hiroko Ota	Outside Director [Independent Director]	Professor at the National Graduate Institute for Policy Studies; Outside Director of Panasonic Corporation; and Outside Director of Mizuho Financial Group, Inc.

Name	Position and Responsibilities	Important Concurrent Office

Mutsutake Otsuka	Outside Director [Independent Director]	Advisor of East Japan Railway Company; Outside Corporate Auditor of Electric Power Development Co., Ltd.; and Outside Director of NIPPON STEEL & SUMITOMO METAL CORPORATION

Seiichi Kondo	Outside Director [Independent Director]	Director, Kondo Institute for Culture & Diplomacy; Outside Director of KAGOME CO., LTD.; and Outside Director of Pasona Group Inc.

Tadashi Ohmura	Full-time Corporate Auditor

Takashi Setogawa	Full-time Corporate Auditor

Hideki Nakagome	Outside Corporate Auditor [Independent Corporate Auditor]	Partner at Fuji Partnership Law Office (Fuji Godo Houritsujimusho); and Outside Corporate Auditor of KOZO KEIKAKU ENGINEERING Inc.

Toshinori Kanemoto	Outside Corporate Auditor [Independent Corporate Auditor]	Attorney-at-Law, Of-Counsel at City-Yuwa Partners; Outside Director of Nomura Holdings, Inc.; Outside Director of Riken Corporation; and Outside Corporate Auditor of Nippon Television Holdings, Inc.

Naomi Ushio	Outside Corporate Auditor [Independent Corporate Auditor]	Professor at the School of Information and Communication of Meiji University; and Outside Audit & Statutory Board Member of Seven Bank, Ltd.

(Notes)

1.	Mr. Hiroji Adachi, Mr. Kunimitsu Oba, and Mr. Katsuyuki Ota, have assumed the office of Director after having been newly elected at the fifth ordinary general meeting of shareholders held on June 25, 2015.
2.	Mr. Isao Matsushita, Mr. Rentaro Tonoike, and Mr. Akira Omachi retired as Director upon the expiration of their term of office at the conclusion of the fifth ordinary general meeting of shareholders held on June 25, 2015.
3.	Mr. Yasushi Kimura, Director, had been the Representative Director and Chairman of the Board of JX Nippon Oil & Energy Corporation, but retired from the position on June 25, 2015.
4.	Mr. Hiroji Adachi, Director, assumed the office of Outside Director Maruwn Corporation on June 24, 2015. He also assumed the office of Outside Director of INPEX Corporation on June 24, 2015. He had been the Outside Director of Toho Titanium Co., Ltd., but retired from the position on June 19, 2015.
5.	Mr. Kunimitsu Oba, Director, assumed the office of Outside Corporate Auditor of Nippon Shokubai Co., Ltd. on June 19, 2015.
6.	Mr. Ichiro Uchijima, Director, retired as Director and Executive Vice President of JX Nippon Oil & Energy Corporation on March 31, 2016.
7.	Mr. Shigeru Oi, Director, had been the Representative Director and President (President and Executive Officer) of Pan Pacific Copper Co., Ltd., but retired from the position on June 24, 2015. He also retired as Chairman of Japan Mining Industry Association on March 31, 2016.
8.	Mr. Hiroshi Komiyama, Outside Director, assumed the office of Outside Director of FamilyMart Co., Ltd. on May 27, 2015. He also assumed the office of Outside Director of Imagineer Co., Ltd. on June 26, 2015.

9.	Mr. Mutsutake Otsuka, Outside Director, had been the Vice Chairman of KEIDANREN (Japan Business Federation), but retired from the position on June 2, 2015.
10.	Mr. Takashi Setogawa, Corporate Auditor, has experience working in finance sections of the Company, and has a considerable knowledge and insight regarding finance and accounting.
11.	Mr. Toshinori Kanemoto, Outside Corporate Auditor, assumed the office of Outside Director of Riken Corporation on June 23, 2015. He also assumed the office of Outside Corporate Auditor of Nippon Television Holdings Inc. on June 26, 2015.
12.	Among the companies which are mentioned in the outside directors’ and outside corporate auditors’ Important Concurrent Office and in which they hold office as outside directors or outside corporate auditors, Shin-Etsu Chemical Co., Ltd., FamilyMart Co., Ltd., Panasonic Corporation, Mizuho Financial Group, Inc., Electric Power Development Co., Ltd., Nippon Steel & Sumitomo Metal Corporation, Pasona Group Inc., Kozo Keikaku Engineering Inc., Nomura Holdings, Inc., and Riken Corporation have deals with the Company or the Company’s core operating companies. However, there is no impact on the independence of such outside directors and outside corporate auditors, as they do not execute business of any of the companies above.
13.	Each of the Outside Directors, Mr. Hiroshi Komiyama, Ms. Hiroko Ota, Mr. Mutsutake Otsuka, and Mr. Seiichi Kondo, and each of the Outside Corporate Auditors, Mr. Hideki Nakagome, Mr. Toshinori Kanemoto, and Ms. Naomi Ushio meet the “Standards for Consideration of Independence” of the Company which are set out on Page 54, and are independent directors or independent corporate auditors based on the rules of each stock exchange in Tokyo and Nagoya on which the Company is listed.

(2)	Remunerations for Directors and Corporate Auditors (for the fiscal year 2015)

Receivers	Total Remuneration Amount (million yen)	Number of Receivers (persons)
Directors (Outside Directors)	301 (52)	17 (4)
Corporate Auditors (Outside Corporate Auditors)	103 (31)	5 (3)
Total (Outside Directors, and Outside Corporate Auditors)	404 (83)	22 (7)

(Note)	The information above includes the amount of Remunerations for three (3) directors who retired upon the conclusion of the fifth ordinary general meeting of shareholders held on June 25, 2015.

(3)	Matters Concerning Determination of Remunerations for Directors and Corporate Auditors

•	Upper Limit of Remunerations for Directors and Corporate Auditors

The upper limit of Remunerations for directors and corporate auditors was resolved at the Company’s first ordinary general meeting of shareholders as follows:

(i)	The total amount of Remunerations for the Company’s directors shall be no more than 1.1 billion yen (including no more than 200 million yen for outside directors) per one (1) fiscal year. Such amount shall not include salaries and bonuses to be paid as an employee if a director serves concurrently as an employee.

(ii)	The total amount of Remunerations for the Company’s corporate auditors shall be no more than 200 million yen per one (1) fiscal year.

The Remunerations for directors is paid within the upper limit mentioned in item (i), based on the policy described in the following paragraph. In addition, the Remunerations for corporate auditors is set as a fixed amount of remuneration for the purpose of independence in their duties, and is paid within the limits mentioned in item (ii) above based on discussions with each corporate auditor.

•	Policies regarding Determination of the Calculation Method for the Remunerations for Directors

The Remunerations for directors is structured to reflect the Company’s business results for the relevant fiscal year, consisting of two (2) types of payments, the fixed amount remuneration paid every month according to each director’s role, and the bonuses the amount of which changes according to consolidated business results. The policies for determining the Remunerations is decided by resolutions of the Board of Directors’ meetings after deliberations at and reporting by the Compensation Advisory Committee (consisting of two (2) outside directors and two (2) representative directors, chaired by an outside director).

(4)	Matters Concerning Outside Directors and Outside Corporate Auditors

•	Attendance at Board of Directors’ Meetings

Outside Director		Outside Corporate Auditor
Hiroshi Komiyama	14 out of 14 times	Hideki Nakagome	14 out of 14 times
Hiroko Ota	13 out of 14 times	Toshinori Kanemoto	14 out of 14 times
Mutsutake Otsuka	13 out of 14 times	Naomi Ushio	13 out of 14 times
Seiichi Kondo	13 out of 14 times

•	Attendance at Board of Corporate Auditors’ Meetings

Outside Corporate Auditor
Hideki Nakagome	15 out of 15 times
Toshinori Kanemoto	15 out of 15 times
Naomi Ushio	14 out of 15 times

•	Statements at Board of Directors’ Meetings

At Board of Directors’ meetings, each outside director and outside corporate auditor inquired about and stated his or her opinion on each matter to be resolved, such as important investments, and on each matter to be reported, such as the business execution status from an objective and fair stance by making use of his or her abundant expertise and experience.

•	Statements at Board of Corporate Auditors’ Meetings

At Board of Corporate Auditors’ Meetings, each outside corporate auditor inquired about and stated his opinion on matters such as the businesses of the Company and the group companies, and the status of management control from the perspective of auditing the execution of duties by directors and employees.

•	Other Activities

(i)	Mr. Mutsutake Otsuka and Mr. Seiichi Kondo, Outside Directors, attended the meeting of the Compensation Advisory Committee held on May 11, 2015 as its members and deliberated on the proposals to amend the payment standards for the Remunerations of the directors to be submitted to the Board of Directors. Compensation Advisory Committee is a body established for the purpose of deliberating on the principles of making decision and other matters regarding the remuneration and bonuses of the directors and the executive officers of the Company and submitting them to the Board of Directors.

(ii)	Mr. Mutsutake Otsuka and Ms. Hiroko Ota, Outside Directors assumed positions as members of the Nomination Advisory Committee newly established on April 1, 2016 as a body reporting to the Board of Directors for the purpose of deliberating on the personnel proposals for candidates for director and candidates for cooperate auditor of the Company, and submit such proposals to the Board of Directors. They attended the meeting of this committee held on April 27, 2016 and deliberated on the personnel proposals for candidates for director and candidates for corporate auditor.

(iii)	The Company has started to hold meetings which only the outside directors and outside corporate auditors attend. The aim of the meetings is to facilitate the outside directors and outside corporate auditors’ gathering of information on the agenda items of the Board of Directors meetings and other matters regarding the management of JX Group, to exchange their opinions with each other and to share their recognitions. The meetings were held on February 23 and April 27, 2016.

•	Outline of the Contents of the Liability Limitation Agreement

(i)	The Company has, pursuant to Article 427, paragraph 1 of the Japanese Companies Act and Article 23 of the Articles of Incorporation of the Company, concluded with its four (4) outside directors, an agreement (the liability limitation agreement) that limits the liability for damages which an outside director owes to the company under Article 423, paragraph 1 of the Japanese Companies Act, to the amount set forth in Article 425, paragraph 1 of the Japanese Companies Act (the amount equal to the outside director’s Remunerations for two (2) years) if these outside directors are without knowledge and are not grossly negligent in conducting their duties.

(ii)	The Company has, pursuant to Article 427, paragraph 1 of the Japanese Companies Act and Article 33 of the Articles of Incorporation of the Company, concluded with its three (3) outside corporate auditors, an agreement (the liability limitation agreement) that limits the liability for damages which an outside corporate auditor owes to the company under Article 423, paragraph 1 of the Japanese Companies Act, to the amount set forth in Article 425, paragraph 1 of the Japanese Companies Act (the amount equal to the outside corporate auditor’s Remunerations for two (2) years) if these outside corporate auditors are without knowledge and are not grossly negligent in conducting their duties.

4.	Matters Concerning the Accounting Auditor

(1)	Name

Ernst & Young ShinNihon LLC

(2)	Amount of the Remunerations (for the fiscal year 2015)

(million yen)
(i) Amount of the Remunerations as an accounting auditor of the Company	177
(ii) Total amount of monies and other property benefits to be paid by the Company and its subsidiaries	952

(Notes)

1.	The Board of Corporate Auditors received reports from the accounting auditor and the related sections in the Company about how the remuneration estimates in the audit plan created by the accounting auditor were calculated, including the audit items, audit time, and deployment plans; and considered the performance of the past fiscal years. As a result, the Board of Corporate Auditors came to determine that the amount of Remunerations of the accounting auditor was appropriate, and agreed to it based on Article 399, paragraph 1 of the Companies Act.

2.	The amount set forth in (i) above includes the amount of audit remuneration for the audit based on the Japanese Financial Instruments and Exchange Act. For, the amount of audit remuneration for the audit based on the Companies Act and the amount of audit remuneration for the audit based on the Japanese Financial Instruments and Exchange Act are not distinguished in the audit agreement between the Company and the accounting auditor and are not practically distinguishable.
3.	The Company does not entrust Ernst & Young ShinNihon LLC with non-audit operations.

(3)	Policies on Determining Dismissal or Refusal of Reappointment of the Accounting Auditor

(i)	If the Board of Corporate Auditors deems that an accounting auditor falls under any of the categories set forth in items of Article 340, paragraph 1 of the Companies Act, and if it determines it necessary to immediately dismiss the accounting auditor without obtaining a resolution of a general meeting of shareholders, the accounting auditor shall be dismissed by the consent of all corporate auditors.

(ii)	If the Board of Corporate Auditors deems that an accounting auditor falls under any of the following items, and if it determines that it is necessary to dismiss or refuse to reappoint the accounting auditor, it shall decide the details of the proposal to be submitted to a general meeting of shareholders regarding the dismissal or refusal to reappoint the accounting auditor.

a.	the accounting auditor falls under any of the categories set forth in items of Article 340, paragraph 1 of the Companies Act;

b.	the accounting auditor is subject to an administrative punishment for a breach of laws and regulations, or is subject to a punishment pursuant to the rules established by The Japanese Institute of Certified Public Accountants; or

c.	if the Board of Corporate Auditors determines it reasonable to make the accounting audit proper and efficient.

(4)	Dispositions for the Suspension of Practice Received by the Accounting Auditor for the Past Two (2) years

An overview of the disciplinary action and other related matters announced by the Financial Services Agency on December 22, 2015

•	Target of the action

Ernst & Young ShinNihon LLC (the “Firm”)

•	Specifics of the action

(i)	Suspending the Firm from accepting new engagements for three (3) months (from January 1, 2016, to March 31, 2016)

(ii)	Requiring the Firm to improve its operations

*	In addition, as of the same day, the Financial Services Agency decided to commence a hearing procedure regarding the administrative monetary penalty payment order of approximately 2.1 billion yen.

(As of January 22, 2016, the Financial Services Agency decided on an administrative monetary penalty payment order of 2,111 million yen.)

•	The reason for the action

(i)	Seven (7) certified public accountants of the Firm had, in negligence of due care, attested that the financial statements of TOSHIBA CORPORATION for FY2009, FY2011 and FY 2012 (for years that ended March 31, 2010, 2012 and 2013), which contained material misstatements, as if the statements contained no material misstatements, in the audit thereof.

(ii)	The Firm’s operations were deemed to be significantly inappropriate.

5.	Systems to Ensure Proper Operations and the Operating Effectiveness of Such Systems

(1)	The Contents of the Resolution on Development of Systems to Ensure the Properness of Operations

The contents of the resolution on the Company’s development of the system (the internal control system) set forth in Article 362, paragraph 4, item 6 of the Japanese Companies Act are as follows:

Under the JX Group Mission Statement – “JX Group will contribute to the development of a sustainable economy and society through innovation in the areas of energy, resources and materials” – and the JX Group Values that it upholds – “Ethics, Advanced ideas, Relationship with society, Trustworthy products/services, Harmony with the environment” – the Company will develop, based on the following basic policies, a system aimed at ensuring the properness of operations (the internal control system), and shall operate this system.

In operating the internal control system, the Company shall make efforts to continuously improve the system by establishing the JX Group internal control meeting and the JX Group internal control committee, as well as by regularly monitoring the operational status, so that the internal control system will be implemented across the entire JX Group and done so effectively.

1. System to Ensure that Execution of the Duties by the Directors and the Employees Complies with Laws and Regulations, and the Articles of Incorporation

(1) The Company shall comply with laws and regulations, its articles of incorporation, and its rules, etc., in its entire operational spectrum by developing and enforcing rules aimed at fully ensuring compliance, so that the Company may carry out its corporate activities fairly and improve society’s trust in the JX Group, whether in or outside of Japan.

(2) The Company shall develop and operate organizational systems, such as committees, aimed at fully ensuring compliance, as well as regularly conduct inspection activities regarding the JX Group’s status of compliance, and shall take appropriate measures that correspond to the inspection results.

(3) The Company shall pursue early detection and early correction of the breaching of laws and regulations, as well as develop and operate a whistleblowing system that cooperates with attorneys-at-law in order to appropriately protect the whistleblower complaining of a breach of laws and regulations.

(4) In order to achieve appropriate operation of the Board of Directors’ meetings, the Company shall establish “Rules for the Board of Directors.” Based on these rules, it shall hold Board of Directors’ meetings once every month in principle, and decide on the execution of important business activities after thorough deliberations, as well as receive reports from directors in an appropriate manner on the status of execution of their duties.

(5) By having outside directors and outside corporate auditors attend the Board of Directors’ meetings and participate in deliberations thereof, the Company shall aim to ensure objectivity and further improve the adequacy of decisions on the execution of business activities.

(6) The Company shall establish the Internal Audit Department, which will be in charge of internal auditing and which will implement audits independently from other divisions.

(7) The Company shall develop and operate an internal control system aimed at ensuring trust in its financial reporting, as well as evaluate the effectiveness of the reporting every year, and make any necessary corrections.

(8) To prevent a relationship between the Company and anti-social forces, the Company shall set the basic policy for the entire JX Group, and each company under the JX Group shall develop and enforce the rules, etc. that correspond to each of their actual business activities, and fully ensure that the rules, etc. are complied with.

2. System for the Storage and Management of Information related to Execution of Duties by the Directors and the Employees

(1) The execution of duties by the directors and the employees shall in principle be conducted in writing, and the rules, etc. on document preparation, management, or the like shall be established and enforced.

(2) The Company shall properly prepare minutes of the Board of Directors’ meetings based on laws and regulations, and shall develop and enforce rules, etc. on the preparation, approval process, storage, or the like of approval documents for each person in a management position.

(3) The Company shall develop and enforce rules, etc. aimed at preventing wrongful use, disclosure, and divulgence of company information, and at appropriately handling confidential information and personal information. In addition, the Company shall, through providing opportunities such as internal training, ensure that the employees fully comply with the rules, etc.

(4) The Company shall appropriately prepare its business reports, financial statements, annual securities reports, and the like and disclose company information in a timely and appropriate manner based on the Japanese Companies Act, the Japanese Financial Instruments and Exchange Act, and the stock exchanges’ Timely Disclosure Rules.

3. Rules and Other Systems for the Management of Risk of Loss

(1) In submitting an important matter, such as regarding a substantial amount of investment, to the Board of Directors’ meeting or the Executive Council’s meeting, policies on treatment of risks pertaining to the matter shall be defined after sorting out the anticipated risk. In addition, the Company shall, as necessary, appoint outside legal, accounting, tax and other advisors, and seek their opinions.

(2) The Company shall appropriately identify and analyze various risks that may impair the JX Group’s corporate value, such as radical changes in the economy and financial conditions; drastic fluctuation in crude oil, copper metal, or other resource prices, or in currency exchange rates; and the occurrence of a large earthquake; and shall develop and enforce systems and rules, etc. aimed at dealing with these risks.

(3) To prepare for an event where a crisis or emergency significantly affects the JX Group’s management, the Company shall appropriately transmit and manage information regarding the crisis or the emergency, and shall develop and enforce systems and rules, etc. aimed at preventing the occurrence and expansion of damage.

4. System to Ensure Efficient Execution of Duties by Directors and Employees

(1) The Company shall set forth in its “Rules on Organization and Authority” the organizational structure, management positions and business activity allocations in the Company, as well as matters for approval and the approval authority that correspond to each skill and management position, and have the duties executed in an efficient manner.

(2) The matters to be resolved by the Board of Directors shall in principle be approved by the President in advance. In addition, on the granting of the President’s approval, the Executive Council shall be established as a body that discusses the President’s approval of the matter, and appropriate and efficient decision-making shall be conducted after the management of the Company and the core operating companies (each of JX Nippon Oil & Energy Corporation, JX Nippon Oil & Gas Exploration Corporation, and JX Mining and Metals Corporation) have conducted examination and deliberation as a group.

(3) The Company shall draw up a management plan for the next three (3) years in the Medium-Term Management Plan, and shall develop and operate management control systems such as the budget system and the objectives management system.

5. System to Ensure Appropriate Business Operation within the Corporate Group

(1) Regarding the “JX Group Mission Statement” and the “JX Group Values,” the Company shall define them as the management philosophies common to each company under the JX Group, and shall aim to disseminate them among and have them fully understood by each company.

(2) The Company shall appropriately formulate the management plan as a group at the Board of Directors’ meetings and the Executive Council’s meetings. In addition, the Company shall have the officers and employees of the core operating companies attend the Executive Council’s meetings as necessary, in addition to appointing as the Company’s part-time directors the Presidents of all core operating companies, so that decision-making on matters concerning execution of the core operating companies’ business activities is appropriately conducted.

(3) The Company shall set forth in its “Rules for the Board of Directors” and the “Rules on Organization and Authority” the matters to be resolved at, approved by, or reported to the Company’s Board of Directors’ meetings and the Executive Council’s meetings from among the matters regarding execution of the business activities of the core operating companies and other group companies, and shall enforce those rules in an appropriate manner.

(4) The Company shall set forth in its “Rules on Operation of the JX Group” the basic matters regarding the operation of the group, such as the mission, purposes, basic role, structure of authority for decision-making in the Company, the core operating companies, and other group companies, as well as develop and enforce the rules, etc. that should be applied to the entire JX Group, and shall aim to have each company under the group share and comply with the rules, etc.

(5) Regarding systems related to compliance (such as providing training and ensuring employees’ awareness of laws, regulations and rules, etc., monitoring legal compliance, and whistleblowing), the Company shall develop and operate them as systems that include the core operating companies and other group companies, taking into account the business characteristics of the group companies.

(6) The Company shall appropriately develop and operate a compliance system, risk management system, system to execute business efficiently, and other internal control system of the core operating companies and other group companies by monitoring the development and operation of the internal control system as a group and discussing measures to cope with defects (as necessary) at JX Group internal control meetings and meetings of the JX Group internal control committee.

6. System to Ensure Effective Auditing by the Corporate Auditors

(1) The Company shall respect the audit standards and the audit plans set forth by the Board of Corporate Auditors, and shall cooperate in the smooth performance of audits and the development of conditions for an audit.

(2) The Company shall take the measures necessary so that the corporate auditors are able to attend important meetings, such as the Executive Council’s meetings, and understand the process of making important decisions and the status of execution of business activities. In addition, the Company shall develop and operate systems for the Company, the core operating companies, and other group companies to appropriately report on the matters which the corporate auditors request.

(3) The Company shall develop and operate systems for the corporate auditors to receive reports on any fact that may be identified concerning the Company, or any core operating companies or other group companies, such as material breaches of laws and regulations or the articles of incorporation, fraudulent acts, or facts that could cause considerable damage to the Company and the entire JX Group, immediately when such a fact is identified.

(4) The Company shall develop and operate systems required to ensure that any person who reports any incident to the Company by reporting to a corporate auditor, by using a whistleblowing system, or by any other appropriate method, is not treated unfavorably on the grounds of making such a report (including by expressly prohibiting such treatment in the relevant rules, among others).

(5) The Representative Director and other management shall hold meetings with the corporate auditors from time to time, and exchange opinions on matters such as the JX Group’s management issues.

(6) The Internal Audit Department, which is in charge of internal audits, shall make efforts to maintain close cooperation with the corporate auditors.

(7) The Company shall establish the Auditors Affairs Office as an organization independent from the business execution sections, and the employees appointed exclusively to the office shall assist in the corporate auditors’ duties. Treatment of personnel, such as evaluation and transfer of such employees, shall be determined after prior discussions with the full-time corporate auditors, in order to ensure the effectiveness of instructions that corporate auditors give to such employees.

(8) The Company shall, upon a corporate auditor’s request, appropriately bear any expenses or debt associated with the execution of duties of the corporate auditor, pursuant to Article 388 of the Companies Act.

(2)	The Overview of the Operating Effectiveness of the Systems to Ensure Proper Operations

The following is an overview of the operating effectiveness of the internal control system of the Company. The Company monitored the operating effectiveness of the internal control system of the JX Group in the JX Group Internal Control Council and the JX Group Internal Control Committee, and reported the results to the Board of Directors’ meeting held on April 27, 2016.

1. System to Ensure that the Execution of Duties by the Directors and the Employees Complies with Laws and Regulations, and the Articles of Incorporation

(1) Based on the “JX Group Compliance Activity Basic Policies” which sets forth the principle regarding the compliance activities to be implemented by each company in the JX Group, the Company has developed and conducts compliance status reviews of the rules. The situation and the result of those activities has been monitored by the JX Group Compliance Committee.

(2) Based on “the JX Group Internal Reporting System Basic Policies”, the Company has developed and operates a whistleblowing system in cooperation with attorneys-at-law.

(3) Based on the “Rules for the Board of Directors,” the Company held the Board of Directors’ meetings for 14 times in this fiscal year with the attendance of the outside directors and outside corporate auditors, thereby deciding on the execution of important business activities and receiving reports on the status of the execution of the directors’ duties.

(4) The Internal Audit Department formulates an audit plan and based thereon conducts internal audits.

(5) The Company conducts management assessments concerning internal control over financial reporting pursuant to the Financial Instruments and Exchange Act.

(6) Based on the “JX Group Basic Regulations on Anti-Social Forces,” the Company investigates its business partners and takes contractual measures and other necessary measures to prevent a relationship between the Company and anti-social forces.

2. System for the Storage and Management of Information related to the Execution of Duties by the Directors and the Employees

(1) The Company executes the duties in principle in writing, based on “Rules for Handling Documents” which sets out how documents are to be prepared, managed.

(2) The Company prepares minutes of the Board of Directors’ meetings based on laws and regulations, and prepares documents for the approval by each managerial position based on the “Rules for Handling Documents,” and appropriately stores and manages them.

(3) Based on rules such as the “Basic Rules for Information Security” and “Regulation for Protection of Personal Information,” the Company appropriately manages the company information including confidential information and personal information.

(4) Based on the related laws and regulations and the stock exchanges’ Timely Disclosure Rules, the Company appropriately prepares such documents as its business reports, financial statements, the securities report, and discloses them.

3. Rules and Other Systems for the Management of Risk of Loss

(1) In submitting important matters to the Board of Directors’ meeting, the Company seeks opinions from outside advisors as necessary, identifies the anticipated risks pertaining to the matter and defines the policy on how such risks are to be treated.

(2) The Company compiles situations concerning the derivative transactions of each company in the JX Group, based on the “Implementation and Management Regulations on Derivative Transactions in the JX Group and reports such situations in Executive Council meetings.

(3) The Company has established the “Crisis and Emergency Response Regulations” to prepare for an event where a crisis or emergency such as a disaster or accident affects the Company and the JX Group’s management, and conducts training assuming that such crisis or emergency will occur, and verifies the results of the training.

4. System to Ensure Efficient Execution of Duties by Directors and Employees

(1) The Company executes duties in accordance with the rules on matters requiring approval and the level approval authority set forth in its “Rules on Organization and Authority”.

(2) The matters to be resolved by the Board of Directors are in principle approved by the President. In addition, to receive the President’s approval, Executive Council meetings are held as a body to discuss matters for the President’s approval.

(3) The Company, based on a mid-term management plan, determines the annual budget and the numerical targets for each group company, and monitors their progress in Executive Council meetings and Board of Directors’ meetings.

5. System to Ensure Appropriate Business Operations within the Corporate Group

(1) So as to disseminate the “JX Group Mission Statement” and the “JX Group Values” and have them fully understood by the directors and employee of the entire JX Group companies, the Company continuously conducts in-house training, CSR surveys and other necessary measures.

(2) In the Company’s Board of Directors’ meetings and the Executive Council meetings whose member includes the Presidents of the core operating companies, the Company formulates a management plan for the entire group including the core operating companies, and makes decisions on or receive reports on matters regarding important business activities of the core operating companies, based on its “Rules for the Board of Directors” and the “Rules on Organization and Authority”.

(3) In addition to the “Rules on the Operation of JX Group,” the Company has established rules, to be applied to each company in the JX Group, has each company comply with the rules and monitors the level of its compliance in the JX Group Compliance Committee.

(4) The Company requires each company in the JX Group to establish the principle of “JX Group Compliance Activity Basic Policies” as its own rules and to engage in compliance activities such as developing rules and reviewing the level of compliance with the laws and regulations based thereon The Company monitors the level of such compliance activities in the JX Group Compliance Committee.

(5) The Company conducts surveys on the development and operation of the internal control system of the JX Group every year, reports the results to the JX Group Internal Control Council and meetings of the JX Group Internal Control Committee, and makes improvements as necessary.

6. System to Ensure Effective Auditing by the Corporate Auditors

(1) The Company respects the audit standards and the audit plans set forth by the Board of Corporate Auditors, and cooperates in the development of conditions for an audit.

(2) The corporate auditors attend important meetings, such as the Executive Council meetings, and state their opinions as necessary. In addition, the Company regularly reports to the corporate auditors on matters for which the corporate auditors requested reports and the operations of the whistleblowing system and other matters.

(3) The Company develops an environment in which the corporate auditors can appropriately gather information related to the Company’s management, by way of exchanges of opinions with the Representative Director and other management members, report on the audit plan and on how audits are being executed by the Internal Audit Department and other ways.

(4) The Company has established the Auditors Affairs Office, in which employees appointed exclusively to assist in the corporate auditors’ duties engage in their tasks under the direction of the corporate auditors. The treatment of personnel, such as the evaluation and transfer of such employees, is determined based on prior discussions with the full-time corporate auditors.

(5) The Company, upon a corporate auditor’s request, bears any expenses or debt associated with the execution of the duties of the corporate auditor.

End

(Note) The figures stated in this business report have been obtained by rounding off fractions less than the unit indicated for each, and the ratios have been obtained by rounding off the fractions less than the digit indicated for each. However, the number of shares has been obtained by omitting fractions less than the unit indicated for each, and the ratios regarding shares have been obtained by omitting fractions less than the digit indicated for each.

Consolidated Balance Sheets (as of March 31, 2016)

(Millions of yen)
Account title	Amount
(Assets)
Current assets	2,651,284
Cash and deposits	492,698
Notes and accounts receivable-trade	774,970
Inventories	1,048,154
Deferred tax assets	78,054
Other	260,171
Allowance for doubtful accounts	(2,763)
Non-current assets	4,073,338
Property, plant and equipment	2,453,476
Buildings, structures and oil tanks	505,636
Machinery, equipment and vehicles	891,083
Land	947,771
Construction in progress	59,033
Other	49,953
Intangible assets	117,459
Investments and other assets	1,502,403
Investment in securities	703,825
Deferred tax assets	140,549
Exploration and development investments	550,634
Other	112,141
Allowance for doubtful accounts	(4,746)

Total assets	6,724,622

(Millions of yen)
Account title	Amount
(Liabilities)
Current liabilities	2,754,986
Notes and accounts payable-trade	601,322
Short-term borrowings	792,619
Commercial papers	248,000
Accounts payable-other	756,380
Income taxes payable	26,939
Other provision	37,001
Other	292,725
Non-current liabilities	2,041,176
Bonds payable	185,000
Long-term loans payable	1,335,747
Deferred tax liabilities	113,429
Net defined benefit liability	130,649
Provision for repairs	64,151
Other	212,200

Total liabilities	4,796,162

(Net assets)
Shareholders’ equity	1,307,592
Common stock	100,000
Capital surplus	746,283
Retained earnings	465,268
Treasury stock	(3,959)
Accumulated other comprehensive income	191,332
Unrealized gain on securities	26,810
Unrealized gain on hedging derivatives	(11,953)
Foreign currency translation adjustments	184,136
Remeasurements of defined benefit plans	(7,661)
Non-controlling interests	429,536

Total net assets	1,928,460

Total liabilities and net assets	6,724,622

Consolidated Statements of Income (from April 1, 2015 to March 31, 2016)

	(Millions of yen)
Account title	Amount
Net sales		8,737,818
Cost of sales		8,222,572

Gross profit		515,246
Selling, general and administrative expenses		577,480

Operating loss		62,234
Non-operating income
Interest income	2,391
Dividends income	42,709
Foreign currency exchange gain	2,958
Equity in earnings of affiliates	18,063
Other	30,063	96,184

Non-operating expenses
Interest expenses	25,369
Other	17,189	42,558

Ordinary loss		8,608
Special gain
Gain on sales of non-current assets	7,610
Gain on sales of investment securities	35,975
Other	1,038	44,623

Special loss
Loss on sales of non-current assets	2,302
Loss on disposal of non-current assets	9,341
Impairment loss	245,334
Loss on valuation of investments in securities	14,850
Restructuring cost	84,593
Other	9,579	365,999

Loss before income taxes and non-controlling interests		329,984
Income taxes-current	60,425
Income taxes-deferred	(77,534)	(17,109)

Loss		312,875
Loss attributable to non-controlling interests		34,365

Loss attributable to owners of parent		278,510

Consolidated Statements of Changes in Net Assets (from April 1, 2015 to March 31, 2016)

	(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of April 1, 2015	100,000	746,711	783,615	(3,926)	1,626,400

Changes of items during the period
Dividends from surplus			(39,837)		(39,837)
Net loss attributable to owners of parent			(278,510)		(278,510)
Purchase of treasury stock				(33)	(33)
Disposal of treasury stock		0		0	1
Capital increase of consolidated subsidiaries		(428)			(428)
Net changes of items other than shareholders’ equity

Total changes of items during the period	—	(428)	(318,347)	(33)	(318,808)

Balance as of March 31, 2016	100,000	746,283	465,268	(3,959)	1,307,592

	Accumulated other comprehensive income
	Unrealized gains or losses on securities	Unrealized gains or losses on hedging derivatives	Foreign currency translation adjustments	Remeasurements of defined benefit plans	Total accumulated other comprehensive income	Non- controlling interests	Total net assets
Balance as of April 1, 2015	87,008	1,083	218,413	3,850	310,354	493,095	2,429,849

Changes of items during the period
Dividends from surplus							(39,837)
Net loss attributable to owners of parent							(278,510)
Purchase of treasury stock							(33)
Disposal of treasury stock							1
Capital increase of consolidated subsidiaries							(428)
Net changes of items other than shareholders’ equity	(60,198)	(13,036)	(34,277)	(11,511)	(119,022)	(63,559)	(182,581)

Total changes of items during the period	(60,198)	(13,036)	(34,277)	(11,511)	(119,022)	(63,559)	(501,389)

Balance as of March 31, 2016	26,810	(11,953)	184,136	(7,661)	191,332	429,536	1,928,460

Notes to Consolidated Financial Statements

1.	Notes to Important Matters Fundamental to Preparation of Consolidated Financial Statements

(1)	Matters relating to the Scope of Consolidation

(i)	Number of consolidated subsidiaries: 142 companies

Names of major consolidated subsidiaries:

JX Nippon Oil & Energy Corporation, JX Nippon Oil & Gas Exploration Corporation, JX Nippon Mining & Metals Corporation, Pan Pacific Copper Co., Ltd., Toho Titanium Co., Ltd., and NIPPO CORPORATION.

(ii)	Name of major non-consolidated subsidiary: Shibushi Oil Storage Company, Ltd.

(Reason for excluding the company from the consolidation)

All non-consolidated companies are small-sized, and none of their total aggregate assets, net sales, net income or loss (amount equal to equity), and retained earnings (amount equal to equity), or the like had any material effect on the consolidated financial statements.

(iii)	Change in the scope of consolidation:

The following company was added to the scope of the consolidation:

JX Nippon Mining & Metals Dongguan Co., Ltd., due to its being newly established.

The following company was excluded from the scope of the consolidation:

ENEOS-NET Co., Ltd., due to its absorption-type merger into ENEOS FRONTIER COMPANY LIMITED

(2)	Matters relating to the Application of the Equity Method

(i)	Number of non-consolidated subsidiaries accounted for by the equity method: Two (2) companies

Names of non-consolidated subsidiaries accounted for by the equity method:

SHINSUI MARINE CO., LTD. and ENEOS GLOBE ENERGY Co., Ltd.

(ii)	Number of affiliates accounted for by the equity method: 30 companies

Names of major affiliates accounted for by the equity method:

Abu Dhabi Oil Co., Ltd.; United Petroleum Development Co., Ltd.; LS-Nikko Copper Inc.;

Minera Los Pelambres

(iii)	The non-consolidated subsidiaries and affiliates (SAIBUNISSOU Co., Ltd., and others) not accounted for by the equity method hardly affect the net loss (gain) (amount equal to equity) and retained earnings (amount equal to equity), or the like of the Company, and have no importance as a whole.

(iv)	Regarding the companies that are accounted for by the equity method and do have a balance sheet date different from the consolidated balance sheet date, one of those companies conducted provisional settlement of accounts as of March 31, and the others use the financial statements relating to their respective fiscal years.

(3)	Matters relating to the Fiscal Year, and the like of Consolidated Subsidiaries

The balance sheet dates of seven (7) Japanese entities, including Japan Vietnam Petroleum Company, Limited, and 37 overseas entities, including JX Nippon Exploration and Production (U.K.) Ltd., are December 31; among them, six (6) companies conducted provisional settlement of accounts as of March 31.

For those which do not conduct provisional settlement of accounts, as the difference between their balance sheet dates and our consolidated balance sheet date does not exceed three months, we have used their financial statements as of their balance sheet dates.

However, we have adjusted important transactions that have occurred between the balance sheet dates of these companies and our consolidated balance sheet date, as required for consolidated accounting.

(4)	Matters relating to Accounting Policies

(i)	Valuation standards and valuation method for important assets

•	Inventories

Valued primarily at cost based on the average method (the amounts in the balance sheets are calculated by writing down the book value due to any decrease in profitability)

•	Securities

(a)	Held-to-maturity bonds:

Valued at their amortized cost (the straight-line method)

(b)	Other securities

Marketable securities:

Valued at fair value as of the consolidated balance sheet date or other value of a similar nature. (Valuation differences are included directly in shareholders’ equity. The cost of securities sold is determined primarily by the moving-average method.)

Non-marketable securities:

Valued primarily at cost based on the moving-average method.

•	Net accounts receivable and accounts payable that accrue through derivative transactions Valued at fair value.

(ii)	Method of depreciation of important depreciable assets

•	Property, plant and equipment (excluding leased assets)

The straight-line method is primarily adopted. Major expected lifetime is as follows:

Buildings, structures and oil tanks	two (2) to 50 years
Machinery and vehicles	two (2) to 20 years

•	Intangible assets (excluding leased assets)

The straight-line method is primarily adopted. Software for the Company’s own use is amortized based on the authorized period of internal use (five (5) years), and the mining rights are primarily amortized using the output method.

•	Leased assets

The lease period is treated as the expected lifetime, and the straight-line method assuming no residual value is adopted. Regarding the finance lease transactions that do not result in transfer of ownership, those with lease commencement dates that began before March 31, 2008, are depreciated by applying an accounting method equivalent to the method used for ordinary lease transactions.

(iii)	Recording standards for important provisions

•	Allowance for doubtful accounts

To prepare for bad debt losses of accounts receivable and loans receivable, and the like, the estimated uncollectable amounts on general accounts receivable are recorded using the historical experience of the bad debt ratio; and the estimated uncollectable amounts on specific accounts, such as doubtful accounts receivable, are recorded by individually assessing their collectability.

•	Provision for repairs

To prepare for payment on future repairs, inspection and repair costs related to oil tanks (of which regular inspection is required by the Fire Service Act of Japan), machinery and equipment at refineries, vessels and others are divided in proportion to the years for which they are used, and the amount corresponding to this consolidated fiscal year are recorded as of the end of the fiscal year.

(iv)	Accounting method related to retirement benefits

•	Method of attributing expected retirement benefits to periods

In the calculation of retirement benefit obligations, the benefit formula basis is adopted as the method of attributing expected retirement benefits to the period up to the end of the fiscal year.

•	Method of amortizing actuarial gain or loss, and the prior service cost

Actuarial gain or loss is amortized commencing in the subsequent period by the straight-line method, principally over 5 years (which is within the average remaining year for the employees to work for the company in question). Prior service cost is amortized as incurred using the straight-line method, principally over 5 (five) years.

(v)	Other important matters for preparation of consolidated financial statements

•	The standards for converting important assets and liabilities in foreign currency into Japanese yen

The monetary accounts receivable and accounts payable in foreign currency are converted into yen using the spot exchange rate as of the consolidated balance sheet date, and the conversion difference is handled as profit or loss. In addition, the assets and liabilities of foreign subsidiaries, and the like are converted into yen using the spot exchange rate as of the consolidated balance sheet date. Revenues and expenses of foreign subsidiaries are converted into yen using the average rate during the fiscal year, and the conversion difference is recorded in “foreign currency translation adjustments” and “non-controlling interests” under “net assets” in the balance sheets.

•	The method for important hedge accounting

Deferred hedge accounting is adopted. The designation method is adopted with foreign exchange forward contracts and currency swaps upon satisfaction of this method’s requirements, and the exception method is adopted with interest swaps upon satisfaction of this method’s requirements.

•	Accounting treatment of consumption tax, and the like

The net of tax method is used.

•	Application of the consolidated tax payment system

The consolidated tax payment system is applied.

•	Accounting treatment of exploration and development investment accounts

Regarding the petroleum and natural gas exploration and development business, block acquisition costs, exploration and development costs, interest paid, and the like until commencement of production are capitalized. After production commences, the accounts are primarily amortized by the units-of-production method.

(5)	Goodwill amortization method and term

Goodwill is amortized by the straight-line method over the period during which the influence of the goodwill is estimated to apply.

2.	Notes to Changes in Accounting Policies

(Application of Accounting Standard for Business Combinations, and Other Relevant Standards)

We adopted the “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, September 13, 2013), the “Accounting Standard for Consolidated Financial Statements” (ASBJ Statement No. 22, September 13, 2013), the “Accounting Standard for Business Divestitures” (ASBJ Statement No. 7, September 13, 2013) and other relevant standards, effective from the current consolidated fiscal year. Accordingly, the Company’s accounting method has been changed to record the differences arising from a change in the Company’s ownership interest in the subsidiaries over which the Company continues to have control as capital surplus, and to record the acquisition- related costs as expenses in the consolidated fiscal year when they are incurred. In addition, for business combinations performed at and after the beginning of the current consolidated fiscal year, the Company’s accounting method was changed to reflect the adjustment to the amount of allocation of the acquisition cost arising from the finalization of the tentative accounting treatment in the consolidated financial statements for the current consolidated fiscal year where the date of business combination belongs. In addition, we have restated accounting terms such as “net income,” and changed the term “minority interests” to “non-controlling interests.”

The Accounting Standard for Business Combinations and other standards were adopted in accordance with transitional treatments stipulated in Paragraph 58-2(4) of the Accounting Standard for Business Combinations, Paragraph 44-5(4) of the Accounting Standard for Consolidated Financial Statements, and Paragraph 57-4(4) of the Accounting Standard for Business Divestitures, and they have been prospectively adopted from the beginning of the current consolidated fiscal year.

The impact of the above on the profit/loss status for the current consolidated fiscal year and on the capital surplus as of the end of the current consolidated fiscal year is minor.

3.	Notes to Changes in Matters Relating to the Fiscal Year, Etc. of Consolidated Subsidiaries, and in Matters Relating to the Application of Equity Method

With respect to the eleven consolidated subsidiaries and one affiliate accounted for by the equity method whose balance sheet date is December 31, we previously used their financial statements as of their balance sheet dates, and made adjustments of important transactions that occurred until our consolidated balance sheet date, as required for consolidated accounting. However, effective from the current consolidated fiscal year, the balance sheet date of these companies has been changed to March 31, or we have adopted the method of provisionally having their accounts closed on the consolidated balance sheet date in accordance with the full-year closing, in order to ensure proper disclosure of consolidated financial information. As a result of these changes, with respect to the current consolidated fiscal year, we have consolidated the results of 15 months, from January 1, 2015 to March 31, 2016, and have made adjustments throughout the consolidated statements of income.

The impact of the above on the profit/loss status is minor.

4.	Notes to the Consolidated Balance Sheet

(1)	Assets Offered as Security, and Obligations relating to Security

(i)	Assets offered as security

Property, plant, and equipment:	1,109,963 million yen
Cash and deposits:	4,595 million yen
Other:	242,703 million yen

In addition to the above, shares of the consolidated subsidiary in the amount of 6,894 million yen, which have been eliminated by being offset under the consolidation procedures, are also offered as security.

(ii)	Obligations related to security

Accounts payable-other:	213,795 million yen
Long-term loans payable (including current portion):	197,483 million yen
Other:	1,818 million yen

The obligations corresponding to the assets offered as security include, in addition to (ii) above, the transaction guarantee of 1,218 million yen, and loans payable by affiliates, or the like of 8,616 million yen.

(2) Accumulated Depreciation of Property, Plant, and Equipment:	3,815,726 million yen

(3)	Guarantee Obligations

Guarantees to loans from financial institutions, or the like by companies, or the like other than the consolidated subsidiaries:	86,292 million yen
Guarantees to employees’ loans (housing funds):	3,048 million yen

5.	Notes to the Consolidated Statement of Changes in Net Assets

(1) Class and Total Number of Issued Shares:	Common share	2,495,485,929 shares

(2)	Dividends from Surplus

(i)	Dividends paid

Resolution	Share Class	Total Dividends (millions of yen)	Dividends per Share (yen)	Record Date	Effective Date
Ordinary General Meeting of Shareholders held on June 25, 2015	Common share	19,918	8.0	March 31, 2015	June 26, 2015
Board of Directors’ Meeting held on November 4, 2015	Common share	19,918	8.0	September 30, 2015	December 7, 2015

(ii)	Dividends with record date falling in the current consolidated fiscal year, and with effective date coming in the following fiscal term

Scheduled Resolution Date	Share Class	Source of Dividends	Total Dividends (millions of yen)	Dividends per Share (yen)	Record Date	Effective Date
Ordinary General Meeting of Shareholders to be held on June 28, 2016	Common share	Retained earnings	19,918	8.0	March 31, 2016	June 29, 2016

6.	Notes to Financial Instruments

(1)	Matters relating to Status of Financial Instruments

The JX Group is procuring necessary funds (mainly through bank loans and bond issuances), according to its capital investment plan. Temporary surplus funds are invested in financial assets with a high level of security, and short-term operating funds are procured through bank loans and commercial papers. Derivatives are used within the scope of actual demand, and the JX Group’s policy is to not engage in any speculative transactions.

(2)	Matters relating to Fair Value, and the like of Financial Instruments

The amounts reported in the consolidated balance sheet, the fair values as of March 31, 2016, and the differences between them are as follows:

	(Unit: millions of yen)
	Amount Reported in the Consolidated Balance Sheet	Fair Value	Differences
(i) Cash and deposits	492,698	492,698	—
(ii) Notes receivable-trade, and accounts receivable-trade	774,970	774,970	—
(iii) Investment securities	202,480	202,480	—
(iv) Notes payable-trade, and accounts payable-trade	601,322	601,322	—
(v) Short-term borrowings (*1)	649,651	649,651	—
(vi) Commercial papers	248,000	248,000	—
(vii) Accounts payable-other	756,380	756,380	—
(viii) Long-term loans payable (*1)	1,478,715	1,489,855	11,140
(ix) Derivative transactions (*2)	(17,071)	(36,298)	(19,227)

(*1)	The current portion of “long-term loans payable” is included in the “long-term loans payable” in (viii) above.
(*2)	The net claims and obligations that accrued from derivative transactions are presented in net amounts, and the items with total amounts that will result in net obligations are presented in brackets “()”.

(Note 1)	The calculation method of the fair value of financial instruments, and the matters relating to securities and derivative transactions:

“Cash and deposits in (i), “notes receivable-trade and accounts receivable-trade” in (ii), “notes payable-trade and accounts payable-trade” in (iv), “short-term borrowings” in (v), “commercial papers” in (vi), and “accounts payable-other” in (vii) above, are all to be settled in a short period, so their fair value is very close to their book value. Therefore, the amounts presented above are based on their book values.

“Investment securities” in (iii) above

Regarding the fair value of “investment securities” in (iii), the fair value of shares is based on the price quoted on stock exchanges, and the bonds are based on the prices quoted on stock exchanges or the price presented by the financial institution with which the JX Group has its account.

“Long-term loans payable” in (viii) above

The fair value of “long-term loans payable” is calculated by the present value obtained by reducing the total amount of principal and interest using the interest rate expected in the case where new similar loans are made.

“Derivative transactions” in (ix) above

The value of “derivative transactions” is calculated based on the market price on futures markets for commodity and current exchanges, or the like, as well as the price, or the like presented by the financial institution with which the JX Group has transactions.

(Note 2)	The unlisted shares and bonds (the amount reported in the consolidated balance sheet: 475,256 million yen) have no market price, and it is impossible to estimate their cash flow in the future; thus, it is considered extremely difficult to fully understand their fair value. Therefore, they are not included in the “investment securities” in (iii) above.

7.	Notes to Per-share Information

Net assets per share:	602.86 yen
Net loss per share:	112.01 yen

(Reference)

Consolidated Statements of Cash Flows (from April 1, 2015 to March 31, 2016)

(Millions of yen)
Account title	Amount
Net cash provided by operating activities	554,958
Net cash provided by investing activities	(307,708)
Net cash provided by financing activities	(87,973)
Effect of exchange rate changes on cash and cash equivalents	4,080

Net increase in cash and cash equivalents	163,357
Cash and cash equivalents at beginning of period	327,980
Cash and cash equivalents at end of period	491,337

Copy of the Accounting Auditor’s Report (on Consolidated Financial Statements)

Independent Auditor’s Report

To: The Board of Directors of JX Holdings, Inc.

May 13, 2016

Ernst & Young ShinNihon LLC

Yuichi Mochinaga
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Kazuhiko Umemura
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Kazuhiko Yamazaki
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Toru Kimura
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Pursuant to Article 444, paragraph 4 of the Japanese Companies Act, we have audited the accompanying consolidated financial statements, which comprise the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets, and the notes to the consolidated financial statements of JX Holdings, Inc. (the “Company”) applicable to the consolidated fiscal year from April 1, 2015 through March 31, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the accounting standards generally accepted in Japan. This responsibility includes development and operation of such internal control as management determines necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements from an independent standpoint based on the audit we conducted. We conduct our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we formulate an audit plan and perform the audit based on this plan to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. According to our decision, the audit procedures are selected and applied based on an assessment of the risk of material misstatement in the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the corporate group consisting of JX Holdings, Inc. and its consolidated subsidiaries applicable to the sixth fiscal year ended March 31, 2016 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

End

Non-consolidated Balance Sheets (as of March 31, 2016)

(Millions of yen)
Account title	Amount
(Assets)
Current assets	563,081
Cash and deposits	61
Operating accounts receivable	958
Short-term loans receivable from subsidiaries and affiliates	534,000
Accounts receivable-other	26,921
Other	1,140
Non-current assets	2,635,266
Property, plant and equipment	70,670
Buildings and structures	19,401
Land	49,634
Other	1,634
Intangible assets	480
Investments and other assets	2,564,117
Investments in securities	163,822
Stocks of subsidiaries and affiliates	1,511,493
Long-term loans receivable from subsidiaries and affiliates	885,100
Guarantee deposits	3,479
Other	223

Total assets	3,198,347

(Millions of yen)
Account title	Amount
(Liabilities)
Current liabilities	612,830
Short-term borrowings	286,000
Short-term loans payable to subsidiaries and affiliates	33,422
Commercial papers	248,000
Current portion of bonds	20,000
Accrued expenses	3,917
Income taxes payable	3,588
Provision for employees’ bonuses	290
Other	17,611
Non-current liabilities	1,296,946
Bonds payable	185,000
Long-term loans payable	730,100
Long-term loans payable to subsidiaries and affliates	363,000
Deferred tax liabilities	17,677
Other	1,169

Total liabilities	1,909,776

(Net assets)
Shareholders’ equity	1,276,568
Common stock	100,000
Capital surplus	1,071,259
Legal capital reserve	25,000
Other capital surplus	1,046,259
Retained earnings	107,974
Other retained earnings	107,974
Reserve for advanced depreciation of non-current assets	1,755
Retained earnings brought forward	106,218
Treasury stock	(2,665)
Valuation and translation adjustments	12,004
Unrealized gain on securities	12,004

Total net assets	1,288,571

Total liabilities and net assets	3,198,347

Non-consolidated Statements of Income (from April 1, 2015 to March 31, 2016)

	(Millions of yen)
Account title	Amount
Operating revenue
Dividends income	55,003
Management fee income	10,187	65,190

Selling, general and administrative expenses		9,615

Operating income		55,575
Non-operating income
Interest income	11,652
Dividends income	4,938
Other	1,743	18,333

Non-operating expenses
Interest expenses	12,153
Interest on bonds	2,754
Interest on commercial papers	385
Other	574	15,867

Ordinary income		58,041
Special gain
Gain on sales of shares of subsidiaries and associates	149
Gain on sales of investments in securities	33,602	33,751

Income before income taxes		91,792
Income taxes-current	10,877
Income taxes-deferred	994	11,872

Net income		79,920

Non-consolidated Statements of Changes in Net Assets (from April 1, 2015 to March 31, 2016)

	(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings				Total shareholders’ equity
		Legal capital reserve	Other capital surplus	Total capital surplus	Other retained earnings		Total retained earnings	Treasury stock
					Reserve for advanced depreciation of non-current assets	Retained earnings brought forward
Balance as of April 1, 2015	100,000	25,000	1,046,259	1,071,259	1,727	66,164	67,890	(2,650)	1,236,499

Changes of items during the period
Dividends from surplus						(39,837)	(39,837)		(39,837)
Net income						79,920	79,920		79,920
Purchase of treasury stock								(15)	(15)
Disposal of treasury stock			0	0				0	1
Provision of reserve for advanced depreciation of non- current assets					29	(29)	—		—
Net changes of items other than shareholders’ equity

Total changes of items during the period	—	—	0	0	29	40,055	40,083	(15)	40,069

Balance as of March 31, 2016	100,000	25,000	1,046,259	1,071,259	1,755	106,218	107,974	(2,665)	1,276,568

	(Millions of yen)
	Valuation and translation adjustments		Total net assets
	Gain on sales of stocks of subsidiaries and affiliates	Total valuation and translation adjustments
Balance as of April 1, 2015	65,410	65,410	1,301,910

Change of items during the period
Dividends from surplus			(39,837)
Net income			79,920
Purchase of treasury stock			(15)
Disposal of treasury stock			1
Provision of reserve for advanced depreciation of non- current assets			—
Net changes of items other than shareholders’ equity	(53,407)	(53,407)	(53,407)

Total changes of items during the period	(53,407)	(53,407)	(13,338)

Balance as of March 31, 2016	12,004	12,004	1,288,571

Notes to Non-consolidated Financial Statements

1.	Notes to Matters relating to Important Accounting Policies

(1)	Standards and Methods for Valuation of Assets

Securities

Shares of subsidiaries and shares of affiliates: Valued at cost based on the moving-average method.

Other securities:

Marketable securities:

Valued at fair value as of the non-consolidated balance sheet date. (Valuation differences are included directly in shareholders’ equity. The acquisition cost used as the basis for calculating the valuation differences is determined by the moving-average method.)

Non-marketable securities:

Valued at cost, based on the moving-average method.

(2)	Standards and Methods for Valuation of Derivatives

Derivatives: Valued at fair value.

(3)	Method of Depreciation of Non-current Assets

Property, plant and equipment (excluding leased assets):

The straight-line method.

Major expected lifetime is as follows:

Buildings and structures: two (2) to 50 years.

Intangible assets (excluding leased assets):

The straight-line method.

Software is amortized based on the authorized period of internal use (five (5) years).

Leased assets:

The lease period is treated as the expected lifetime, and the straight-line method assuming no residual value is adopted.

(4)	Recording Standards for Provisions

Provision for bonuses:

The provision will be appropriated to pay for the bonuses of the employees; therefore, this is recorded based on the expected payment amount.

(5)	Other Matters Important for Preparation of Non-consolidated Financial Statements

(i)	Method of treatment of deferred assets

Bond issuance costs are treated as expenses upon expenditure.

(ii)	Method of hedge accounting

Deferred hedge accounting is adopted in principle. However, the exception method is adopted with interest swaps upon satisfying this method’s requirements.

(iii)	Accounting treatment of consumption tax or the like

The accounting treatment of consumption tax and local consumption tax is based on the net of tax method. However, non-deductible consumption tax or the like on assets is treated as expenses for the fiscal year in which the grounds for the consumption tax or the like arose.

(iv)	Application of the consolidated tax payment system

The consolidated tax payment system is applied.

2.	Notes to Non-consolidated Balance Sheets

(1)	Assets Offered as Security

(i)	Assets offered as security

Stocks of subsidiaries and affiliates:	119,231 million yen

(ii)	Obligations to the above

Subsidiaries’ and affiliates’ accounts payable-other:	16,752 million yen

(2) Accumulated Depreciation of Property, Plant and Equipment:	6,760 million yen

(3)	Guarantee Obligations:

Guarantee on loans:	537,386 million yen	*
Guarantee on transactions-other:	216,856 million yen

Total	754,242 million yen

*	Out of the total amount above, the Company’s guarantee on 3,119 million yen is re-guaranteed by another company.

(4)	Monetary Claims against and Monetary Obligations to Subsidiaries and Affiliates (excluding those indicated separately under the account titles in the balance sheet)

Short-term monetary claims:	7,042 million yen
Long-term monetary claims:	— million yen
Short-term monetary obligations:	18,274 million yen
Long-term monetary obligations:	— million yen

3.	Notes to Non-consolidated Statements of Income

Volume of Transactions with Subsidiaries and Affiliates

Operating revenue:	65,190 million yen
Operating expenses:	4,719 million yen
Volume of transactions other than in business transactions:	19,596 million yen

4.	Notes to Non-consolidated Statements of Changes in Net Assets

Class and Number of Treasury Stocks as of the End of this Fiscal Year

Common stock: 5,712,230 shares

5.	Notes to Tax Effect Accounting

Major items that resulted in an accrual of deferred tax assets and deferred tax liabilities are as follows:

(Unit: millions of yen)
(Deferred Tax Assets)
Provision for bonuses	100
Investment securities	1,198
Excess of allowed depreciation limit	1
Other	1,169

Subtotal of deferred tax assets	2,469
Valuation reserve	(1,625)

Total deferred tax assets	843

(Deferred Tax Liabilities)
Land	213
Reserve for advanced depreciation of non-current assets	775
Investment securities	16,334
Other	364

Total deferred tax liabilities	17,687

Net deferred tax liabilities	16,845

6.	Notes to Transactions with Related Parties

Type	Name of Company	Percentage of Voting Rights or the like Held	Relationship with Related Parties	Details of Transaction	Transaction Amount (millions of yen)	Account Title	Balance at End of Period (millions of yen)
Subsidiary	JX Nippon Oil & Energy Corporation	Directly owned, 100%	Business management; Interlocking directorate	Receipt of business management fee (Note 1)	6,623	Operating accounts receivable	624
				Guarantee of obligations or the like (Note 2)	122,917

Subsidiary	JX Nippon Oil & Gas Exploration Corporation	Directly owned, 100%	Business management; Interlocking directorate	Receipt of business management fee (Note 1)	1,527	Operating accounts receivable	141
				Receipt of fee for guarantee of obligations (Note 3)	111	Accounts receivable	1
				Guarantee of obligations or the like (Note 3)	59,013
				Underwriting of a capital increase (Note 4)	193,000

Subsidiary	JX Nippon Mining & Metals Corporation	Directly owned, 100%	Business management; Interlocking directorate	Receipt of business management fee (Note 1)	2,037	Operating accounts receivable	192
				Guarantee of obligations or the like (Note 5)	51,820

Subsidiary	JX Nippon Finance Corporation	Directly owned, 100%	Outsourcing of funds- related services; Interlocking directorate	Loan of working funds or the like (Note 6)
				Loan of short-term funds or the like	6,432,700	Short-term loans receivable from subsidiaries and affiliates	534,000
				Collection of short-term funds	6,594,500
				Loan of long-term funds or the like	172,900	Long-term loans receivable from subsidiaries and affiliates	885,100
				Intra-group fund transactions (Note 7)

Type	Name of Company	Percentage of Voting Rights or the like Held	Relationship with Related Parties	Details of Transaction	Transaction Amount (millions of yen)	Account Title	Balance at End of Period (millions of yen)
				Payment of short-term funds	44,330	Short-term loans payable to subsidiaries and affiliates	33,422
				Borrowing of long-term funds	193,000
				Receipt of interest (Note 6) (Note 7)	11,652	Long-term loans payable to subsidiaries and affiliates	363,000

Subsidiary	JX NIPPON FINANCE NETHERLAN DS B.V.	Directly owned, 100%	Guarantee of obligations	Guarantee of obligations or the like (Note 3)	53,805	Accounts receivable	5
				Receipt of fee for guarantee of obligations (Note 3)	27

Subsidiary	JX Nippon Exploration and Production (U.K.) Limited	Indirectly owned, 100%	Guarantee of obligations	Guarantee of obligations or the like (Note 3) Receipt of fee for guarantee of obligations (Note 3)	242,624 714	Accounts receivable	202

Subsidiary	JX Nippon Oil Exploration (PNG) Pty. Ltd	Indirectly owned, 100%	Guarantee of obligations	Guarantee of obligations or the like (Note 3) Receipt of fee for guarantee of obligations (Note 3)	39,506 161	—	—

Subsidiary	SCM Minera Lumina Copper Chile	Indirectly owned, 77%	Guarantee of obligations	Guarantee of obligations or the like (Note 3) Receipt of fee for guarantee of obligations (Note 3)	69,445 149	Accounts receivable	574

The Terms and Conditions, and the Policies for Determining the Terms and Conditions

(Note 1)	The core operating companies (JX Nippon Oil & Energy Corporation, JX Nippon Oil & Gas Exploration Corporation, and JX Nippon Mining & Metals Corporation) bear, as a business management fee, the expenses necessary for operating the Company, in proportion to their respective business size and so on.

Consumption tax or the like is included in the balance at end of period.

(Note 2)	The Company granted guarantees of transactions, or the like, for matters such as purchase of crude oil by JX Nippon Oil & Energy Corporation, but does not receive any guarantee fees.

(Note 3)	The Company granted guarantees of obligations, or the like, for matters such as each company’s loans from financial institutions. The guarantee fees are reasonably determined based on the market price applied to the transaction.

(Note 4)	The Company acquired the shares of JX Nippon Oil & Gas Exploration Corporation which it issued by way of share allocation to the Company.

(Note 5)	The Company granted loan guarantees for JX Nippon Mining & Metals Corporation’s loans payable, but does not receive any guarantee fees.

(Note 6)	The Company has been lending the funds it procured through borrowings from outside financial institutions or the like, issuances of commercial papers or bonds, or the like, at the interest rate determined in light of the costs to procure such funds.

(Note 7)	The Company has borrowed necessary business funds from JX Nippon Finance Corporation, and has been depositing its surplus funds, as intra-group funds transactions. Both the borrowing rate and the depositing rate are reasonably determined in light of the market interest rate. In addition, borrowings and deposits are presented in the net amount regarding the short-term intra-group funds transactions.

7.	Notes to Per-share Information

Net assets per share:	517.55 yen
Net income per share:	32.10 yen

8.	Other

Not applicable.

Copy of the Accounting Auditor’s Report (on Non-consolidated Financial Statements)

Independent Auditor’s Report

To: The Board of Directors of JX Holdings, Inc.

May 13, 2016

Ernst & Young ShinNihon LLC

Yuichi Mochinaga
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Kazuhiko Umemura
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Kazuhiko Yamazaki
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Toru Kimura
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Pursuant to Article 436, paragraph 2, item 1 of the Japanese Companies Act, we have audited the accompanying financial statements, which comprise the balance sheet, the statement of income, the statement of changes in net assets, the notes to the financial statements, and the annexed detailed statements thereof of JX Holdings, Inc. (the “Company”) applicable to the sixth fiscal year from April 1, 2015 through March 31, 2016.

Management’s Responsibility for the Financial Statements and the Annexed Detailed Statements thereof

Management is responsible for the preparation and fair presentation of these financial statements and the annexed detailed statements thereof in accordance with the accounting standards generally accepted in Japan. This responsibility includes development and operation of such internal control as management determines necessary to enable the preparation and fair presentation of the financial statements and the annexed detailed statements thereof that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the annexed detailed statements thereof from an independent standpoint based on the audit we conducted. We conduct our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we formulate an audit plan and perform the audit based on this plan to obtain reasonable assurance about whether the financial statements and the annexed detailed statements thereof are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the annexed detailed statements thereof. According to our decision, the audit procedures are selected and applied based on an assessment of the risk of material misstatement in the financial statements and the annexed detailed statements thereof, whether due to fraud or error.    In making those risk

assessments, we consider internal control relevant to the preparation and fair presentation of the financial statements and the annexed detailed statements thereof in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control.    An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the annexed detailed statements thereof.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the financial statements and the annexed detailed statements thereof referred to above present fairly, in all material respects, the financial position and the results of operations of JX Holdings, Inc. applicable to the sixth fiscal year ended March 31, 2016 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

End

Copy of Corporate Auditors’ Report

Corporate Auditors’ Report

Sixth Fiscal Term

(From April 1, 2015 to March 31, 2016)

1.	Audit Method and Contents

Each corporate auditor conducted the audit in good faith in accordance with laws and regulations, the Rules of the Board of Corporate Auditors, and the audit standards for the corporate auditors. Specifically, the corporate auditors attended and stated their opinions from time to time at the Board of Directors’ and other important meetings; when they had questions, they requested explanations. In addition, the corporate auditors received reports from the directors and the employees, or the like, on the status of execution of their duties as necessary, as well as endeavored to investigate the status or condition of the business activities and the assets such as by inspecting important approval documents and reports, and implementing visiting audits at each department in the head office and in the subsidiaries, and so on. Regarding the subsidiaries, the corporate auditors sought to communicate with the directors and the corporate auditors, etc., of the subsidiaries, focusing on the companies subject to consolidation, and received reports on their financial condition or tasks, or the like, as necessary. Furthermore, the corporate auditors endeavored to develop conditions suitable for an audit, as well as focused on cooperating with the Internal Audit Department, so that the effectiveness of the audit would be enhanced.

Moreover, regarding the contents of the resolutions by the Board of Directors regarding the internal control systems, and the development and operation status of these systems, the corporate auditors understand that these are important auditing themes; therefore, they have been focusing on routinely overseeing and verifying the systems. With respect to the internal control relating to the financial reporting, the corporate auditors conducted hearings on the evaluation processes or status with the directors, etc., while requesting an explanation from Ernst & Young ShinNihon LLC from time to time regarding the audit status.

With respect to the accounting audit, the corporate auditors oversaw and verified whether proper auditing was conducted, by taking measures such as requesting an explanation from the accounting auditor of the annual audit plan and scrutinizing whether daily audit activities were proceeding as planned and were proceeding efficiently, as well as by receiving reports from the accounting auditor on issues regarding account processing expected to significantly affect the profit and loss, or the like. The corporate auditors have received a report from the accounting auditor that the accounting auditor’s systems aimed at maintaining the independence and ensuring the quality of business activities have been developed, and have confirmed this report.

Each corporate auditor conducted the audit as above, and discussed and examined, at the Board of Corporate Auditors’ meetings, the audit results regarding the business report for the current fiscal year and the annexed detailed statements thereof, the non-consolidated financial statements and the annexed detailed statements thereof, and the consolidated financial statements.

2.	Results of the Audit

(1)	No wrongful act related to execution of duties by the directors, or material fact in breach of laws and regulations or the articles of incorporation has been identified.

(2)	We confirm that the contents of the resolutions by the Board of Directors regarding the internal control systems are reasonable. In addition, we did not identify any matter regarding execution by the directors of duties related to these internal control systems that must be noted herein.

(3)	We confirm that the business report and the annexed detailed statements thereof correctly present the condition of the company, in accordance with laws and regulations and the articles of incorporation.

(4)	We confirm that the method and the results of the audit that Ernst & Young ShinNihon LLC, the Accounting Auditor, conducted regarding the non-consolidated financial statements and the annexed detailed statements thereof are reasonable.

(5)	We confirm that the method and the results of the audit that Ernst & Young ShinNihon LLC, the Accounting Auditor, conducted regarding the consolidated financial statements are reasonable.

May 13, 2016
The Board of Corporate Auditors of JX Holdings, Inc.

Tadashi Ohmura, Full-time Corporate Auditor

Takashi Setogawa, Full-time Corporate Auditor

Hideki Nakagome, Corporate Auditor (Outside Corporate Auditor)

Toshinori Kanemoto, Corporate Auditor (Outside Corporate Auditor)

Naomi Ushio, Corporate Auditor (Outside Corporate Auditor)

(Reference) Standards for Consideration of Independence

The Company shall consider the outside officers (outside directors and outside corporate auditors) who meet the following requirements as independent officers (independent outside directors and independent outside corporate auditors) who are not likely to have any conflicts of interest with the shareholders in general.

1.	The outside officers do not presently fall, nor have they during the past three years fallen into the following categories:

(1)	The Company’s main customer (Note 1) or any person who executes its business (“Business Executor”) ;

(Note 1):	The customer to whom the Company and its core operating companies’ total amount of net sales in either one of the latest three business years has exceeded 2% of the Company’s consolidated net sales.

(2)	A business operator of which the Company is its main customer (Note 2) or its Business Executor;

(Note 2):	A business operator whose total amount of net sales to the Company and its core operating companies in either one of the latest three business years has exceeded 2% of the business operator’s consolidated net sales.

(3)	A main lender to the Company (Note 3) or its Business Executor;

(Note 3):	A lender to whom the amount of the Company’s loans payable on a consolidated basis as of the last day of either one of the latest three business years has exceeded 2% of the consolidated total assets of the Company.

(4)	A legal expert, certified public accountant, or consultant, who receives a large amount of fees, other than remuneration for officers (Note 4) from the Company (where the person who receives such fees is a corporation, association, or any other body, then a legal expert, certified public accountant, or consultant who belongs thereto);

(Note 4):	A person who receives the fees from the Company and its core operating companies, the total amount of which has exceeded 10 million yen in either one of the latest three business years.

(5)	The Company’s accounting auditor or a certified public accountant who belongs to an auditing firm that is the Company’s accounting auditor;

(6)	A person who receives a large donation from the Company (Note 5) (where the person who receives such a donation is a corporation, association, or any other body, then a person who runs the business thereof); or

(Note 5):	A beneficiary who receives a donation from the Company and its core operating companies, the total amount of which has exceeded 2% of the total revenue of the beneficiary in either one of the latest three business years;

(7)	The Company’s major shareholder (Note 6) or its Business Executor.

(Note 6):	A person who holds 10% or more of the total votes of the Company.

2.	None of the relatives within the second degree of kinship of an outside officer presently falls, nor have any of them during the past three years fallen into the following categories (excluding those who are not material):

(1)	A Business Executor of the Company or its subsidiary; or

(2)	A person who falls into the categories of 1.(1) through (7) above.

End

[Translation]

Reference Materials for the General Meeting of Shareholders (Additional Volume)

The Content of the Financial Statements of JX Nippon Oil & Energy Corporation

for the Last Fiscal Year (from April 1, 2015 to March 31, 2016)

Business Report	Page 1 to Page 19
Balance Sheets	Page 20
Statements of Income	Page 22
Statements of Changes in Net Assets	Page 23
Notes to Financial Statements	Page 24 to Page 31
Copy of the Accounting Auditor’s Report on the Financial Statements	Page 32
Copy of Corporate Auditors’ Report	Page 34

TonenGeneral Sekiyu K.K.

Business Report (from April 1, 2015 to March 31, 2016)

1.	Matters Concerning Present Condition of the Company group

(1)	Business Progress and Results

A.	Economic Conditions and Circumstances Surrounding the Company group

Reviewing the global economy in this fiscal year, there was a distinct economic slowdown in China, due to not only a slowdown in the growth of industrial production and business investment by enterprises, but also in investment growth in infrastructure by the government. However, supported by the economic recovery in the U.S. mainly in private consumption, the overall global economy continued to grow just as in the previous fiscal year. In Japan, the economy recovered only moderately, due to a lack of strong growth in private consumption and business investment.

While the Dubai crude oil price, which is the general benchmark crude oil price in Asia, temporarily recovered at the beginning of this fiscal year, backed by the political instability in Middle Eastern countries such as Syria and Yemen and despite a sense of oversupply continuing to prevail from the previous fiscal year, it later, however, maintained a generally downward trend, affected by the cancellation of economic sanctions related to Iranian nuclear development problems, the slowdown in growth of the Chinese economy, and the wait-and-see attitude of OPEC towards the downward trend in crude oil prices.

On the other hand, looking at the demand for petroleum products in Japan, although there was a large decrease in heavy fuel oil C for electricity and crude oil for burning due to a decrease in electricity demand, growth in solar power generation, etc., in addition to a decrease in fuel oil A and heavy fuel oil C due to structural factors such as the advancement of fuel conversion, the decrease in all petroleum products was small, thanks to gasoline which maintained the previous fiscal year’s levels. The petroleum products market decreased in response to the continuing downward trend in crude oil prices. Although petrochemical products were affected by the decrease in crude oil prices, the petrochemical products market remained generally stable, because its demand remained strong mainly in China and there were problems in China’s petrochemical plants, which resulted in an improved supply-demand environment.

As stated above, the business environment surrounding the energy industry is becoming increasingly challenging, as evidenced by the start of cutthroat competition due to electricity and gas system reforms and heightened uncertainty in the forecasts of crude oil prices in addition to a structural decline in demand for petroleum products which has continued for a long time. In this environment, to ensure the sustainable growth of the JX Group, we have determined that it is necessary to concentrate management resources by integration with the TonenGeneral Group, to establish a stronger foundation; and a basic agreement aimed at integrating our business with their groups was reached in December 2015 with the TonenGeneral Group. On the other hand, it is also important to promptly and steadily achieve the basic strategies posted in the second medium-term management plan, which cannot be postponed. Therefore, we have implemented the following various measures.

B.	Progress of the Second Medium-Term Management Plan

(A)	Profitability Enhancement of the Petroleum Refining and Marketing Business, being a Core Business

In order to construct a strong foundation for the Petroleum Refining and Marketing business that is resistant to the decline in domestic demand as well as sudden swings in crude oil prices, we have done our best to implement measures to enhance competitiveness and various other sales measures, based on a review of the supply chain across the entire Company.

First, in terms of procurement, so as to improve profitability, after deciding to increase spot transactions, we purchased crude oils with high competitiveness in a flexible and timely manner, and expanded transactions by effectively using the surplus capacity of the existing tanks, considering crude oil market trends, thereby securing profits. Next, in terms of production, while ensuring safety and stable operations were our first

1

priority, we further enhanced efficiency, reduced expenditures, and made stable business investments to strengthen international competitiveness. Specifically, we have been operating the “Solvent De-Asphalting Unit” and the “Boiler and Turbine Power Generation Facility” in the Kashima Refinery, which were completed in December 2015, in a stable manner, collected and refined the residue, which has high additional value, from vacuum residual oil, and have started to sell electricity. In addition, the preparation work to start construction of a new “Boiler Power Generation Facility” using petroleum coke as a fuel in the Mizushima Refinery is steadily proceeding. In terms of sales, attempts have been made to improve customer satisfaction by maintaining a high level of cleanliness and customer services, etc., which is the service station foundation, thereby further enhancing the brand value of “ENEOS.” Based on that, we have aggressively held customer invitation campaigns in each period in which the demand for each service station product is high and have tied up with T-point participating enterprises, to encourage more customers to use our services. We have also proceeded with service station network reorganization and attempted to improve its efficiency, aiming at constructing an optimal service station network. In addition to these measures, so as to enhance the efficiency of the management of subsidiaries selling petroleum products and the service station network, we also integrated the business of ENEOS FRONTIER COMPANY LIMITED and the business of ENEOS-NET CO., Ltd. and integrated their direct selling business into JX Nippon Sun-Energy Corporation, in July 2015. Furthermore, we achieved flexible and timely exports after considering the domestic supply-demand and overseas market situations, thereby improving profit.

(B)	Pursuit of Business Expansion as an Energy Conversion Company

After its electricity system reform, the government proceeded to examine gas system reform, and it is expected that the energy industry will become borderless in the near future. Under these circumstances, we, as an energy conversion company which satisfies the various needs of customers, have implemented the following measures in this fiscal year, taking into consideration the environment and the stage of each business, so as to grow businesses such as electricity, gas, coal, and hydrogen, and make them future pillars for profits.

a. Electricity Business, Gas Business, and Coal Business

First, in the electricity business, we strategically constructed various types of systems to assure profit gains in the retail electricity business, which has been fully liberalized since April 2016, and realized a long-awaited entry into the retail electricity business, under “ENEOS Denki” (note: “denki” means electricity) as a retail electricity sales brand. Specifically, after developing a system which enables easy subscription through a website or at service station shops, a fee structure and various benefits were set which the customers feel economically attractive and are inclined to choose, and pursued an aggressive and striking marketing campaign to make them effectively known to the public. In addition, we formed business-ties or the like with electronic appliance retail stores offering high quality customer services or telecommunications carriers having a large customer base. As a result, at the end of March, 2016, we have made a successful start, as evidenced by the acquisition of 100 thousand prior subscriptions, for example. In addition, for commercial and industrial electricity, we have expanded sales for buildings, factories, or the like, to the Kanto and Kansai areas. On the other hand, to stably supply highly competitive electricity, we proceeded steadily with preparation work to construct the additional power generation facilities in the Kawasaki Natural Gas Power Plant.

With regard to the gas business, in April 2015, we launched operation of the LNG large-scale importing terminal, “Hachinohe LNG Terminal” and the LNG satellite terminal, “Kushiro LNG Terminal”, which were constructed to increase sales in the Tohoku area and the eastern Hokkaido area, and, by using both terminals, strived to aggressively sell natural gas and LNG to power companies, city gas companies, and other customers.

With regard to the coal business, by thinking ahead of the market, we have tried to mainly sell in Japan thermal coal from the Bulga Coal Mine in Australia, in which the Company has participation interests. We have also strived to explore new customers overseas.

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b. Fuel Cell Business and Hydrogen Business

With regard to the fuel cell business, in April 2016, we transferred the fuel cell sales business to the LP gas import and wholesale companies of the Company group, so as to effectively maintain LP gas sales and to develop an efficient distributing system.

With regard to the hydrogen business, to keep pace with the spread of fuel cell automobiles, we opened hydrogen stations to ensure that we are prepared for the arrival of the future hydrogen society. As of the end of March, 2016, a total of 37 hydrogen stations are in operation nationwide. In addition, in March 2016, we launched Hydrogen Production and Shipping Center operations in the Honmoku Terminal, which is the Company’s first hydrogen production base for fuel cell automobiles, and have developed a system which can integrate operations from the “production” to the “transportation” and “selling” of hydrogen.

(C)	Establishing a Presence in Overseas Markets

Despite the decline in domestic demand for petroleum products, the demand for energy and resources in the emerging countries will increase keeping pace with their economic growth. We saw business opportunities in such environments; and so as to reinforce the Company’s revenue base by steadily increasing sales, we have applied to overseas operations the knowledge and know-how we developed in the Petroleum Refining and Marketing business as well as having expanded overseas sales of highly profitable petrochemical products and lubricants products, as well as high value-added products based on our own technology, as described below.

a. Decision to Invest in Vietnam National Petroleum Group

In Vietnam, petroleum products demand is expected to expand. In view of this, as a first step to expanding the petroleum products sales business in Vietnam, we continued discussions with the Vietnam National Petroleum Group, which is a state-owned enterprise in Vietnam and the largest petroleum product sales company. As a result, in April 2016, we reached an agreement with the Vietnam National Petroleum Group and the Vietnam Government, to the effect that we invest as a strategic partner of the Vietnam National Petroleum Group, and executed a contract with them.

b. Basic Chemicals Business

Our profits in the basic chemicals business improved, by utilizing the largest paraxylene supply system in Asia, aggressively expanding sales mainly in China, and trying to secure a fair margin by taking advantage of the benefit of being able to obtain all the margins in the supply chain. With regard to propylene, although its margins have shrunk due to sluggish supply-demand since September 2015, its profit was maintained by adjusting the utilization rate effectively and in a timely and flexible manner.

c. Lubricants Business

With regard to the lubricants business, in July 2015, we launched our fully-fledged sales operations in Mexico where Japanese automobile makers have moved quickly to open their new factories, and have reinforced the system for sales in Mexico and its neighboring Central and South American countries. In March 2016, we also increased production capacity in the lubricants production factories in our U.S. subsidiary, so as to ensure an increase in sales of lubricants for which demand is increasing in response to an expansion of sales and business operations by Japanese automobile makers having production bases in the U.S.

d. Specialty Chemicals and Materials Business

With regard to the specialty chemicals and materials business, we have aggressively expanded sales of existing products such as ENB, SAS and detergents for industrial purposes of which sales are steadily

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increasing, as well as having transferred a part of the product development function in the Central Technical Research Laboratory to the Specialty Chemicals & Materials Company in April and October of 2015, thereby creating a system which can integrate operations from product development through to sales in this company, so as to accelerate the development of new products which can promptly attend to customers’ needs and which have high usability for customers. In the cell culture business, we have acquired an Italian sales distributor, in an attempt to further expand sales in Europe.

C.	Overview of Business Results

As a result of the initiatives set out above, the business results of the Company in this fiscal year (on a non-consolidated basis) consist of net sales of 6369.5 billion yen (a 21.9% decrease from the previous fiscal year) due to declining sales prices of petroleum products in response to a decline in crude oil prices; in terms of profits and losses, we recorded an operating loss of 139.3 billion yen and an ordinary loss of 95.6 billion yen, due to inventory valuation factors and stagnation in gasoline and middle distillates margins attributed to declining crude oil prices. In addition, due to a decline in coking coal prices, as a special loss, we recorded 14.4 billion yen as a loss on valuation of shares of our operating companies which are involved in the development of coal. As a result, the loss was 71.1 billion yen. Note that the ordinary income excluding inventory valuation factors was 131.5 billion yen (a 94.8% increase from the previous fiscal year).

(2)	Matters the Company should address

A.	Future Business Environment

Taking a glance at the future business environment, there is a fear that the Chinese economy will continue to slow down; nevertheless, the global economy is expected to continuously grow overall supported by a stable economic recovery in the U.S. On the other hand, the Japanese economy is expected to recover, backed by government policies to end deflation and to promote economic growth, leading to steady exports, business investments, and private consumption.

The circumstances surrounding crude oil is expected such that, although its demand will steadily increase, non-OPEC countries spearheaded by the U.S. are expected to decrease their production due to the declining crude oil prices. In response to the decreased production, the crude oil prices are expected to gradually increase. On the other hand, there is a worry that there may be sudden short-term swings due to the development of the speculative funds and the effects of geopolitical issues, especially in the Middle Eastern countries.

In addition, the domestic demand for petroleum products will continue to decline due to further circulation of fuel-efficient cars and advances in fuel conversion, and the sense of oversupply is expected to heighten. By contrast, in emerging countries, the demand for petroleum products and petrochemical products is expected to steadily increase along with economic development.

B.	Issues to be Dealt with by the Company

In this environment, in order to promote further growth, the Company is determined to carefully select and take bold measures after establishing a foundation that is resistant to the changes in the business environment.

Specifically, regarding the Petroleum Refining and Marketing business, which will continue to be the core business of the Company, in order to further enhance the efficiency of the supply chain, including the supply chain of petrochemical products, we will proceed to secure stable and highly profitable crude oil and operation of crude oil inventories to enhance the profitability, in terms of procurement; whereas in terms of production, we will first strive together to secure, and actually secure, safe and stable operations of the refineries and plants and reinforce the international competitiveness of the refineries and plants by making

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strategic business investments and pursuing further efficiency enhancements and expenditure reductions. We will also continue to examine the establishment of an optimal supply system that complies with the Act on Sophisticated Methods of Energy Supply Structures. In terms of sales, we will do our best to improve customer satisfaction by reinforcing our service stations’ basic customer service and technological support capabilities in order to further improve the brand value of “ENEOS”. In addition, we will try to encourage more new customers to use our services, and the existing customers to use our services more frequently, by holding enticing promotions to invite customers in periods with increased demands and by collaborating with retail electricity businesses. Furthermore, by making the best use of our position as a company sponsoring oil, gas, and electricity supplies in the Tokyo 2020 Olympic and Paralympic Games, we will try to improve the appeal of the Company’s products and services.

In addition, we will try to become an “energy conversion company” that can accurately address the diversifying energy needs of the customers and will steadily grow the business in the areas of electricity, gas, coal, and hydrogen, which will be the future pillars for profits in accordance with the respective business environments and stages. Regarding the electricity business, in particular, we will try to expand the sales of commercial and industrial electricity. As to the retail electricity business that we started in April 2016, we will do our best to achieve profitability as early as possible. Regarding the power source development, which should be reinforced in accordance with expansion of power sales, we will actively examine in order to acquire highly competitive power sources, including natural gas thermal power generation. Regarding the gas business, we will try to secure an increase in the sales by responding to the trend of a low-carbon society and acquire a new participation interest in the natural gas liquefaction business overseas, in order to enhance the competitiveness of the value chain as a whole, from the liquefaction business, to the domestic sales, and to the power generation business. We will also aggressively examine the possibility of entering the gas business after the gas system reform. Regarding the coal business, we will try to ensure profitability by aiming to increase the sales targeting the new and highly efficient coal-fired power units planned to be constructed both inside and outside Japan. We will also try to grow our hydrogen business by looking ahead of the governmental measures that attempt to realize the so-called “hydrogen society” and the prevailing trend of fuel cell automobiles.

In addition, as a growth strategy, we will aggressively try to expand the business in emerging countries, in which demand for the petroleum products and petrochemical products is expected to expand, and in countries and regions that have stable demands. Specifically, we are considering expanding the business area of lubricants, basic chemicals with high value-added, and specialty chemicals and materials that are “technology-based” and higher value-added all over the world by promptly and accurately grasping the demands and the risks concerning each business and product, in order to further development. As to the petroleum products sales business in Vietnam, which we decided to enter, we will provide the Vietnam National Petroleum Group, our strategic partner, with the Company’s knowledge and know-how, accelerate the development and profit expansion of the Vietnam National Petroleum Group, and examine every possibility for business in the supply chain. Not limited to these measures, we will also aggressively examine the business development overseas in the fields in which the Company can take advantage of its strengths and plan a growth strategy for the future.

In addition to these initiatives regarding the important matters, we will steadily proceed with the negotiation on a business integration between JX Group and TonenGeneral Group and achieve business integration in a more favorable manner, in order to develop the Company into “one of the most prominent and internationally-competitive comprehensive energy, natural resource, and materials company groups in Asia” in an attempt to maximize our corporate value.

Although, as stated above, the current business environment is challenging, we will put all our effort in dealing with the respective measures, in order to overcome the difficulties and develop into the Company into “one of the most prominent comprehensive energy companies”. We greatly appreciate your continued support and patronage as shareholders and related persons.

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(3)	Sales Volume by Types of Oil of the Company

Types of Oil	The Previous Year (FY2014) (Units: 10 thousands of kiloliters)	This Fiscal Year (FY2015) (Units: 10 thousands of kiloliters)	Increase (Decrease) from the Previous Year (Units: 10 thousands of kiloliters)
Gasoline	1,767	1,781	14
(High-octane gasoline)	(206)	(206)	0
(Regular gasoline)	(1,551)	(1,564)	13
Naphtha	386	417	31
Jet fuel	167	155	(12)
Kerosene	579	581	2
Diesel fuel	1,224	1,228	4
Fuel oil A	492	492	0
Heavy fuel oil C	708	611	(97)
For electric Power	(501)	(409)	(92)
For general use	(207)	(202)	(5)
Total domestic demand for petroleum products	5,323	5,264	(59)
Crude oil	271	202	(69)
Lubricants and specialties	312	286	(26)
Petrochemicals (Units: 10 thousands of ton)	602	642	40
Exported fuel	912	1,133	221
LPG (Units: 10 thousands of ton)	32	35	3
Coal (Units: 10 thousands of ton)	689	675	(14)
Total Excluding Barter Trade & Others	8,141	8,238	97
Barter Trade & Others	2,046	2,208	162
Aggregate total	10,187	10,446	259

(Note)	The sales volume of exported fuel includes the sales volume of exported fuel by Osaka International Refining Co., Ltd.

(4)	Financing

The total amount of borrowings of the Company as of the end of this fiscal year was 935.7 billion yen. Among the financings during this fiscal year, significant financings (long-term loans) are as follows.

Name of Lender	Loans Payable (Millions of yen)	Borrowing Period
JX Nippon Finance Corporation	100,000	6 years
Same as above	100,000	6 years

(5)	Capital Investment

The total amount of capital investment of the Company in this fiscal year was 108.1 billion yen. The main items constituting the capital investment were construction and reconstruction of service stations, construction of hydrogen stations, as well as the construction of the “Solvent De-Asphalting Unit” and the reconstruction of the “Boiler and Turbine Power Generation Facility” in Kashima Refinery.

(6)	Absorption-type Split

Part of the non-woven textile fabrics business of the Company was succeeded to by JX Nippon ANCI Corporation through an absorption-type split in order to strengthen the competitiveness of the business as of October 1, 2015.

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(7)	Acquisition of Shares, etc. of Other Companies

The Company acquired convertible bonds of Yubase Manufacturing Asia Co., Ltd., which is a 100%-owned subsidiary of SK Lubricants Co., Ltd. and has base oil manufacturing equipment, as of October 5, 2012, in order to operate the lubricant base oil manufacturing business jointly with the SK Group. Then the Company acquired 30% of all shares of the company by converting the bonds into shares as of September 24, 2015.

(8)	Financial Position and Operating Results

Fiscal Year	FY2012		FY2013		FY2014		FY2015
Item	(The 198th fiscal term)		(The 199th fiscal term)		(The 200th fiscal term)		(The 201st fiscal term)
Net sales (Millions of yen)	8,736,833		9,604,552		8,156,532		6,369,501
Ordinary income (loss) (Millions of yen)	119,456		34,794		(294,272)		(95,557)
Net income (loss) (Millions of yen)	97,850		39,240		(227,909)		(71,060)
Net income (loss) per share	52.15	yen	20.91	yen	(121.47	) yen	(37.87	) yen
Total assets (Millions of yen)	4,076,536		3,996,142		3,259,965		2,889,020
Net assets (Millions of yen)	977,933		989,260		722,577		629,644

(9)	Material Parent Company and Subsidiaries (as of March 31, 2016)

A. Material Parent Company

Company Name	Head Office Location	Capital Stock (Millions of yen)	Voting Rights Ratio in the Company (%)	Details of Major Business Activities
JX Holdings, Inc.	Chiyoda-ku, Tokyo	100,000	100.0

Management and control of subsidiaries and group companies that engage in the energy business, oil and natural gas exploration and production business, and metals business, as well as business affairs incidental thereto

(Note)	The Company is guaranteed by JX Holdings, Inc. for repayments of debts related to crude oil purchasing costs and the like. However, because JX Holdings, Inc. is a 100%-owning parent of the Company, the relationship between the Company and JX Holdings, Inc. is not a relationship that involves a conflict of interest.

B. Material Subsidiaries

Company Name	Head Office Location	Capital stock (Millions of yen)	Voting Rights Ratio (%)	Details of Major Business Activities
ENEOS FRONTIER COMPANY LIMITED	Chuo-ku, Tokyo	495	100.0	Marketing petroleum products

JX Nippon Oil & Energy Trading Corporation	Chuo-ku, Tokyo	330	100.0	Marketing automobile-related supplies and goods, leasing various devices, and operation of sports facilities

ENEOS Sun-Energy Corporation	Minato-ku, Tokyo	100	100.0	Marketing petroleum products

Wakayama Petroleum Refining Co., Ltd.	Kainan City	4,420	99.9	Manufacturing and marketing petroleum products

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Company Name	Head Office Location	Capital stock (Millions of yen)	Voting Rights Ratio (%)	Details of Major Business Activities
JX Ocean Co., Ltd.	Yokohama City	4,000	81.1	Marine transportation of crude oil and petroleum products

Kashima Oil Co., Ltd.	Chiyoda-ku, Tokyo	20,000	70.7	Manufacturing petroleum products

J&S Fleet Holdings Corporation	Nagoya City	100	60.0	Management control of subsidiaries which conduct business and marketing of petroleum products

Osaka International Refining Co., Ltd.	Takaishi City	5,000	51.0	Manufacturing and marketing petroleum products

Japan Gas Energy Corporation	Minato-ku, Tokyo	3,500	51.0	Importing and marketing liquefied petroleum gas (LPG)

ENEOS Globe Co., Ltd.	Chiyoda-ku, Tokyo	2,000	50.0	Importing and marketing LPG

JX Nippon Oil & Energy (Australia) Pty Limited	Australia	(Thousands of Australian dollars) 488,985	100.0	Investments in and loans to coal mining and marketing companies

JX Nippon Oil & Energy Korea Corporation	South Korea	(Thousands of won) 950,000	100.0	Manufacturing and marketing petrochemical products

NIPPON Oil Finance (Netherlands) B.V.	The Netherlands	(Thousands of euro) 9,076	100.0	Investments in LNG development companies and lending funds to affiliates

JX Nippon Oil & Energy Europe Limited	U.K.	(Thousands of U.S. dollars) 6,000	100.0	Sales and purchase of crude oil and petroleum products

JX Nippon Oil & Energy USA Inc.	U.S.	(Thousands of U.S. dollars) 3,000	100.0	Marketing petroleum products

LEO Ocean Pte. Ltd.	Singapore	(Thousands of Singapore dollars) 3,000	100.0	Marine transportation of crude oil and petroleum products

JX Nippon Oil & Energy Asia Pte. Ltd.	Singapore	(Thousands of Singapore dollars) 300	100.0	Marketing petroleum products

Irvine Scientific Sales Company, Inc.	U.S.	(Thousands of U.S. dollars) 19	100.0	Manufacturing pharmaceuticals and manufacturing and marketing cell culture for infertility treatments

JX Nippon Chemical Texas INC.	U.S.	(Thousands of U.S. dollars) 5	100.0	Marketing ethylidene norbornene (ENB and manufacturing and marketing solvents for carbonless copy paper, insulating oil and the like

Nippon Oil (Guangzhou) Lubricants Corporation	China	(Thousands of U.S. dollars) 40,300	93.2	Manufacturing and marketing lubricants

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(Notes)

1.	The voting rights ratio in each company is calculated with the inclusion of the voting rights the whole JX Group possesses.
2.	On July 1, 2015, ENEOS FRONTIER COMPANY LIMITED and ENEOS-NET Co., Ltd. were merged, with ENEOS FRONTIER COMPANY LIMITED as the surviving company. Further, ENEOS FRONTIER COMPANY LIMITED carried out an absorption-type company split to transfer its direct sales business to ENEOS Sun-Energy Corporation on July 1, 2015.
3.	JX Nippon Oil & Energy Trading Corporation relocated its head office to Chuo-ku, Tokyo, on September 24, 2015.

(10)	Major Business Activities (as of March 31, 2016)

The Company conducts the following business activities: (i) refining and marketing petroleum products (e.g., gasoline, kerosene, and lubricant); (ii) importing and marketing gas and coal; (iii) manufacturing and marketing petrochemical products; (iv) supplying electricity; (v) marketing fuel cells and solar batteries; and (vi) business activities incidental thereto.

(Note)	Regarding the residential fuel cell business, we ceased to develop and manufacture the products as of the end of March, 2015. Accordingly, we changed “developing, manufacturing, and marketing fuel cells, solar batteries, and the like” to “marketing fuel cells and solar batteries” in the Major Business Activities section.

(11)	Main Offices (as of March 31, 2016)

Office Category	Head Office Location or Office Name and Office Location
Head Office	1-2, Otemachi 1-chome, Chiyoda-ku, Tokyo

Laboratory	Central Technical Research Laboratory (Yokohama City)

Refineries and Plants	Sendai Refinery (Sendai City)	Kashima Refinery (Kamisu City)
	Negishi Refinery (Yokohama City)	Osaka Refinery (Takaishi City)
	Mizushima Refinery (Kurashiki City)	Marifu Refinery (Waki-cho,
	Oita Refinery (Oita City)	Kuga-gun, Yamaguchi)
	Kawasaki Plant (Kawasaki City)	Muroran Plant (Muroran City)
	Chita Plant (Chita City)	Yokohama Plant (Yokohama City)

Branch Offices	Hokkaido (Sapporo City)	Tohoku (Sendai City)
	Kanto I (Chuo-ku, Tokyo)	Kanto II (Chuo-ku, Tokyo)
	Tokyo (Chuo-ku, Tokyo)	Chubu (Nagoya City)
	Kansai (Osaka City)	Chugoku (Hiroshima City)
	Kyushu (Fukuoka City)	Okinawa (Naha City)

International Offices	Abu Dhabi Office (United Arab Emirates)
Beijing Office (China)
New Delhi Office (India)
New York Office (U.S.)
Taipei Office (Taiwan)
Johannesburg Office (Republic of South Africa)
London Office (U.K.)

(Notes)

1.	The information above includes the refineries of Kashima Oil Co., Ltd., and Osaka International Refining Co., Ltd., both of which are material subsidiaries of the Company.
2.	The Company relocated its Kanto I, Kanto II, and Tokyo Branch Offices from Chiyoda-ku, Tokyo, to the locations specified above as of October 1, 2015.

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3.	The Company relocated its head office from 6-3, Otemachi 2-chome, to the location specified above.
4.	The Company abolished its New York Office as of March 31, 2016, due to the transferal of its function to a newly established subsidiary in the U.S. (JX Nippon Oil & Energy (Americas) Inc.).
5.	The Company abolished its Taipei Office in Taiwan as of April 30, 2016, due to the transferal of its function to a newly established subsidiary in Taiwan (JX SPECIALTY CHEMICALS & MATERIALS (TAIWAN) CO., LTD. ).
6.	JX Nippon Oil & Energy Corporation established a new office in Manila, Philippines, as of May 1, 2016.

(12)	Employees (as of March 31, 2016)

Number of Employees
6,132 (32)

(Notes)

1.	The number of employees specified above means the number of employees working at the Company (excluding secondees from the Company to another company, but including secondees from another company to the Company).
2.	The number of employees in brackets indicates temporary employees (the average annual number of persons engaged). Temporary employees are not included in the non-bracketed numbers.

(13)	Main Lenders and Loans Payable (as of March 31, 2016)

Name of Lender	Balance of Loans Payable (Millions of yen)
JX Nippon Finance Corporation	550,102
Japan Oil, Gas and Metals National Corporation	289,300

2.	Matters Concerning Shares (as of March 31, 2016)

(1)	Total number of authorized shares issuable by the Company: 5,000,000,000 shares

(2)	Total number of issued shares: 1,876,308,343 shares

(3)	Number of shareholders: 1 shareholder

(4)	Shareholder

Shareholder’s Name	The Shareholder’s Voting Rights Ratio in the Company (%)
JX Holdings, Inc.	100.0

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3.	Matters Concerning the Company’s Officers

Names, Position, Responsibilities, etc., of Directors and Corporate Auditors (as of March 31, 2016)

Name	Position	Responsibilities and Important Concurrent Office
Tsutomu Sugimori	Representative Director and President	President and Executive Officer Director of JX Holdings, Inc.

Takeshi Kurosaki	Director	Executive Vice President

Yoshiki Hirayama	Director	Executive Vice President

Ichiro Uchijima	Director	Executive Vice President Director of JX Holdings, Inc.

Hiroya Nishijima	Director	Senior Vice President and Executive Officer President & CEO of New & Renewable Energy Company

Haruo Nakano	Director	Senior Vice President and Executive Officer President & CEO of Specialty Chemicals & Materials Company

Yasuji Araki	Director	Senior Vice President and Executive Officer President & CEO of Lubricants Company

Hiroshi Hosoi	Director	Senior Vice President and Executive Officer, responsible for Crude Oil Trading & Shipping Dept., Supply Planning & Optimization Dept., and Distribution Dept.

Hiroyuki Sato	Director	Senior Vice President and Executive Officer, responsible for Basic Chemicals Dept., and Aromatics Dept.

Takashi Noro	Director	Senior Vice President and Executive Officer, responsible for Refining Dept., and Technical & Engineering Service Dept.

Kiyoshi Hanaya	Director	Senior Vice President and Executive Officer, responsible for Marketing Planning Dept., Retail Marketing Dept., and Industrial Fuel Marketing Dept.

Susumu Hara	Director	Senior Vice President and Executive Officer President & CEO of Resources & Power Company

Nagayasu Matsuzawa	Corporate Auditor

Hirokazu Matsuo	Corporate Auditor

Shinichiro Nakano	Corporate Auditor

Tadashi Ohmura	Corporate Auditor	Full-time Corporate Auditor of JX Holdings, Inc.

Takashi Setogawa	Corporate Auditor	Full-time Corporate Auditor of JX Holdings, Inc.

(Notes)

1.	Mr. Takashi Noro, Mr. Kiyoshi Hanaya, and Mr. Susumu Hara have assumed the office of Director after being newly elected at the 200th ordinary general meeting of shareholders held on June 25, 2015.
2.	Mr. Yasushi Kimura, Mr. Michio Ikeda, Mr. Hatsunori Sakurai, and Mr. Tomonobu Uchida retired as Directors upon the expiration of their term of office at the conclusion of the 200th ordinary general meeting of shareholders held on June 25, 2015.
3.	Mr. Shinichiro Nakano has assumed the office of Corporate Auditor after having been newly elected at the 200th ordinary general meeting of shareholders held on June 25, 2015.
4.	Mr. Masahiro Sato retired as Corporate Auditor by resignation, upon the conclusion of the 200th ordinary general meeting of shareholders held on June 25, 2015.

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5.	Mr. Yoshiki Hirayama, Mr. Ichiro Uchijima, Mr. Haruo Nakano, and Mr. Yasuji Araki retired as Directors by resignation, as of March 31, 2016.
6.	Mr. Seisuke Iwai, Mr. Jinichi Igarashi, Mr. Satoshi Taguchi, and Mr. Yutaka Kuwahara have assumed the office of Director as of April 1, 2016, after having been newly elected at the extraordinary general meeting of shareholders held on February 23, 2016. Their responsibilities are as follows.

Name	Position	Responsibilities and Important Concurrent Office
Seisuke Iwai	Director	Senior Vice President and Executive Officer, responsible for Secretariat, Corporate Planning & Management Dept., Controller Dept., and Human Resources Dept.

Jinichi Igarashi	Director	Senior Vice President and Executive Officer, responsible for Environment & Safety Dept., Quality Assurance Dept., and Central Technical Research Laboratory

Satoshi Taguchi	Director	Senior Vice President and Executive Officer, responsible for Internal Audit Dept., Mizushima Audit Office, Public Relations Dept., Information System Dept., General Administration Dept., and Crisis Management Dept.

Yutaka Kuwahara	Director	Senior Vice President and Executive Officer President & CEO of New & Renewable Energy Company

7.	Some of the responsibilities of the Directors changed as follows, as of April 1, 2016.

Name	Position	Responsibilities and Important Concurrent Office
Hiroya Nishijima	Director	Executive Vice President

Takashi Noro	Director	Senior Vice President and Executive Officer, responsible for Refining Dept., Engineering Dept., and Technical & Engineering Service Dept.

4.	Matters Concerning the Accounting Auditor

(1)	Name

Ernst & Young ShinNihon LLC

(2)	Policies on Determining Dismissal or Refusal of Reappointment of the Accounting Auditor

If the corporate auditors deem that an accounting auditor falls under any of the categories set forth in the items of Article 340, paragraph 1 of the Companies Act, and if the corporate auditors determine it necessary to immediately dismiss the accounting auditor without obtaining a resolution of a general meeting of shareholders, the accounting auditor shall be dismissed by the consent of all corporate auditors.

Further, if the corporate auditors deem that an accounting auditor falls under any of the following items, and if the corporate auditors determine it necessary to dismiss or refuse to reappoint the accounting auditor, the corporate auditors shall decide the details of the proposal to be submitted to a general meeting of shareholders regarding the dismissal or refusal to reappoint the accounting auditor.

a.	the accounting auditor falls under any of the categories set forth in the items of Article 340, paragraph 1 of the Companies Act;

b.	the accounting auditor is subject to an administrative punishment for a breach of laws and regulations, or is subject to a punishment pursuant to the rules established by The Japanese Institute of Certified Public Accountants; or

c.	if the corporate auditors determine it reasonable to make the accounting audit proper and efficient.

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(3)	Dispositions for Suspensions of Practice Received by the Accounting Auditor for the Past Two (2) years

A. Target of the dispositions

Ernst & Young ShinNihon LLC (the “Firm”)

B. Specifics of the dispositions

(i)	Suspending the Firm from accepting new engagements for three (3) months (from January 1, 2016, to March 31, 2016)

(ii)	Requiring the Firm to improve its operations (improvement of the system to manage its operations)

C. The reasons for the dispositions

(i)	Certified public accountants of the Firm had, in negligence of due care, attested that the financial statements of TOSHIBA CORPORATION for FY2009, FY2011, and FY 2012 (for years that ended March 31, 2010, 2012, and 2013), which contained material misstatements, contained no material misstatements, in the audit thereof.

(ii)	The Firm’s operations were deemed to be significantly inappropriate.

5.	The Contents of the Resolution on Development of the Company’s Internal Control System and the Status of the Operation of the System

(1)	The Contents of the Resolution on Development of the Company’s Internal Control System

The contents of the resolution on the Company’s development of the system (the internal control system) set forth in Article 362, paragraph 4, item 6 of the Companies Act are as follows. Please note that the “Basic Policy for the Development and Operation of the Internal Control System” was amended in April, 2015 in order to make it consistent with the Ordinance for Enforcement of the Companies Act, which was amended in May, 2015.

Under the JX Group Mission Statement – “JX Group will contribute to the development of a sustainable economy and society through innovation in the areas of energy, resources and materials” – and the JX Group Values that it upholds – “Ethics, Advanced ideas, Relationship with society, Trustworthy products/services, Harmony with the environment” – the Company will develop, based on the following basic policies, a system aimed at ensuring the properness of operations (the internal control system), and shall operate this system, as a core operating company, which is responsible for the energy business, having the petroleum refining and marketing as its main business activities. Further, the Company shall confirm the status of the development and operation of the internal control system on a regular basis, and shall properly deal with defects, if any. Moreover, the Company shall revise this basic policy as necessary, and thereby shall make efforts to ensure the efficiency of and continuously improve the internal control.

1. System to Ensure that Execution of the Duties by the Directors and the Employees Complies with Laws and Regulations, and the Articles of Incorporation

(1) The Company shall comply with laws and regulations, its articles of incorporation, and its rules, etc. in its entire operational spectrum by properly developing and enforcing rules aimed at fully ensuring compliance, so that the Company may carry out its corporate activities fairly and improve society’s trust in the Company, whether in or outside of Japan. Further, the Company shall carry out compliance activities pursuant to the “Compliance Rules,” and other rules and the like systematically and according to a plan, and shall take appropriate measures in order to prevent any acts that breach laws and regulations or the like.

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(2) The Company shall pursue early detection and early correction of the breaching of laws and regulations, as well as appropriately develop and enforce the “Compliance Hotline Rules” and JX Holdings, Inc. (“JXHD”)’s “Basic Rules of the JX Group’s Whistleblowing System” and other rules and the like in order to appropriately protect whistleblowers complaining of a breach of laws and regulations.

(3) In order to achieve appropriate operation of the Board of Directors’ meetings, pursuant to the “Rules for the Board of Directors” and the “Standards for Submission of Proposals to the Board of Directors’ Meetings,” the Company shall hold Board of Directors’ meetings once every month in principle, and decide on the execution of important business activities after thorough deliberations, as well as receive reports from directors in an appropriate manner on the status of execution of their duties.

(4) The Company shall establish the Internal Audit Department, which will be in charge of internal auditing and which will implement audits independently from other divisions.

(5) The Company shall appropriately develop and enforce the “Basic Rules of Dealing with Anti-Social Forces” and other rules and the like in order to prevent an intervention of anti-social forces.

2. System for the Storage and Management of Information related to Execution of Duties by the Directors and the Employees

(1) The execution of duties by the directors and the employees shall in principle be conducted in writing. In order to conduct preparation, management, or the like of approval documents of each person in a management position and other documents, the Company shall appropriately establish and enforce the “Document Rules” and other rules.

(2) The Company shall properly prepare minutes of the Board of Directors’ meetings based on laws and regulations.

(3) The Company shall appropriately develop and enforce the “Basic Rules of Information Security,” “Regulation for the Protection of Personal Information,” and other rules and the like in order to prevent wrongful use, disclosure, and divulgence of company information, and to appropriately handle confidential information and personal information. In addition, the Company shall, through providing opportunities such as internal training, ensure that the employees fully comply with the rules and the like.

(4) The Company shall appropriately prepare its business reports and financial statements pursuant to the Japanese Companies Act.

3. Rules and Other Systems for the Management of Risk of Loss

(1) In submitting an important matter, such as regarding a substantial amount of investment, to the Board of Directors’ meeting or the Executive Council’s meeting, policies on treatment of risks pertaining to the matter shall be defined after sorting out the anticipated risk. In addition, the Company shall, as necessary, appoint outside legal, accounting, tax and other advisors, and seek their opinions.

(2) The Company shall appropriately identify and analyze various risks that may impair the Company’s corporate value, such as radical changes in the economy and financial conditions; drastic fluctuation in crude oil, or other resource prices, or in currency exchange rates; and the occurrence of a large earthquake; and shall appropriately develop and enforce the “Rules of Implementation and Management of Derivative Transactions, etc.,” “Rules of Security Export Control,” “Rules of Measurements Against Crises and Emergencies,” and other rules and the like in order to take measures against these risks.

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(3) To prepare for an event where a crisis or emergency significantly affects the Company’s management, the Company shall appropriately develop and enforce the “Rules of Measurements Against Crises and Emergencies,” and other rules and the like in order to appropriately transmit and manage information regarding the crisis or the emergency, and to prevent the occurrence and expansion of damage.

4. System to Ensure Efficient Execution of Duties by Directors and Employees

(1) The Company shall set forth in its “Organization Rules” and “Authority Rules” the organizational structure, management positions and business activity allocations in the Company, as well as matters for approval and the approval authority that correspond to each skill and management position, and have the duties executed in an efficient manner.

(2) The Company shall establish the Executive Council as a body that discusses matters subject to the President’s approval. The matters shall, in principle, be submitted to the Executive Council’s meetings, and appropriate and efficient decisions regarding the matters shall be made by the management team’s collective examination and deliberation.

(3) The President’s approval shall be obtained in advance in order to resolve matters that require the Board of Directors’ resolution.

(4) The Company shall draw up a management plan for the next three (3) years in the Medium-Term Management Plan, and shall develop and operate management control systems such as the budget system and the objectives management system.

5. System to Ensure Appropriate Business Operation within the Corporate Group, including the Parent Company and Subsidiaries

(1) The Company shall have the “JX Group Mission Statement” and the “JX Group Values” penetrated into and fully complied with by the Company and the Company’s group companies as the management philosophies common to the JX Group.

(2) The President of the Company shall assume office as a part-time director of JXHD, and the Company’s officers and employees shall attend the Executive Council’s meetings of JXHD as necessary so that management plans of the entire JX Group will be appropriately formulated, and appropriate decision-making will be made regarding the Company’s important business execution matters.

(3) Among the business execution matters of the Company’s group companies, matters that should be resolved or decided, or reported at meetings of the Company’s Board of Directors and the Executive Council shall be set forth in the Company’s “Rules of the Board of Directors,” “Standards for Submission of Proposals to the Board of Directors’ Meetings,” and “Rules of Operations of Group Companies,” and shall be duly resolved or decided, or reported at meetings of the Company’s Board of Directors or the Executive Council pursuant to these rules and standards. Further, among the business execution matters of the Company and the Company’s group companies, matters that should be resolved or decided, or reported at meetings of JXHD’s Board of Directors and the Executive Council shall be duly resolved or decided, or reported at meetings of the JXHD’s Board of Directors or the Executive Council pursuant to JXHD’s “Rules of the Board of Directors” and “Organization and Authority Rules.”

(4) Basic matters regarding the operation of the JX Group, such as the main roles of JXHD, core operating companies including the Company, and other group companies, shall be set forth by JXHD in the “Rules on Operation of the JX Group.” Among JXHD’s “Rules on Operation of the JX Group,” and other rules and the like, the Company and the Company’s group companies shall comply with those which are applicable to the Company and the Company’s group companies.

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(5) The Company shall develop and operate an internal control system, which applies to JXHD, core operating companies including the Company, and other group companies in order to ensure trust in financial reports of the JX Group, and shall evaluate the effectiveness of the internal control system every year, and shall make any necessary corrections.

(6) Regarding systems related to compliance (such as providing training and ensuring employees’ awareness of laws, regulations, and rules and the like, monitoring the status of legal compliance, and whistleblowing system), the Company shall develop and operate them as systems that include JXHD, core operating companies including the Company, and other group companies, taking into account the business characteristics of each of the companies.

(7) The Company shall appropriately develop and operate a compliance system, risk management system, system to execute business efficiently, and other internal control system of the Company and its group companies by monitoring the development and operation of the internal control system of the Company and its group companies and discussing measures to cope with defects (as necessary) at meetings of the internal control executive meetings and internal control general managers’ meetings, as well as meetings of the JX Group internal control meetings and meetings of the JX Group internal control committee held by JXHD.

6. System to Ensure Effective Auditing by the Corporate Auditors

(1) The Company shall respect the audit standards and the audit plans set forth by the corporate auditors, and shall cooperate in the development of an auditing environment in order to facilitate the performance of audits by the corporate auditors.

(2) The Company shall take the measures necessary so that the corporate auditors are able to attend important meetings, such as the Board of Directors’ meetings and the Executive Council’s meetings, and understand the process of making important decisions and the status of execution of business activities. In addition, the Company shall develop and operate systems for the Company and its group companies to appropriately report on the matters which the corporate auditors request.

(3) The Company shall appropriately develop and operate the “Crisis and Emergency Response Rules” and other rules and the like so that, when the Company and its group companies detect any facts, such as material breaches of laws and regulations or the articles of incorporation, fraudulent acts, or facts that could cause considerable damage to the Company, the Company and its group companies can immediately report the facts to the corporate auditors.

(4) The Company shall appropriately develop and enforce the “Compliance Hotline Rules” and other rules and the like to ensure that any person who reports any incident to the Company by reporting to a corporate auditor, by using a whistleblowing system, or by any other appropriate method, is not treated unfavorably on the grounds of making such a report.

(5) The Representative Director and other management shall regularly hold meetings with the corporate auditors, and shall exchange opinions on matters such as management issues.

(6) The Internal Audit Department, which is in charge of internal audits, shall make efforts to maintain close cooperation with the corporate auditors.

(7) The Company shall establish the Corporate Auditor’s Office as an organization independent from the business execution sections, and the employees appointed exclusively to the office shall assist in the corporate auditors’ duties. Treatment of personnel, such as evaluation and transfer of such employees, shall be determined after prior discussions with the corporate auditors, in order to ensure the effectiveness of instructions that corporate auditors give to such employees.

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(8) The Company shall, upon a corporate auditor’s request, appropriately bear any expenses or debt associated with the execution of duties of the corporate auditor.

(2)	The Overview of the Operating Effectiveness of the Internal Control System

The following is an overview of the operating effectiveness of the internal control system of the Company. The Company monitored the operating effectiveness of the internal control system of the Company and the Company group in the internal control executive meetings and the internal control general managers’ meetings, and reported the results to the Board of Directors’ meeting (held on May 9, 2016).

1. System to Ensure that the Execution of Duties by the Directors and the Employees Complies with Laws and Regulations, and the Articles of Incorporation

(1) Based on the “Compliance Rules,” the Company has developed and conducts compliance status reviews of the rules. The situation and the result of those activities have been monitored by the Compliance Committee.

(2) Based on the “Compliance Hotline Rules,” the Company has developed and operates a whistleblowing system, in cooperation with attorneys-at-law.

(3) Based on the “Rules for the Board of Directors,” the Company held the Board of Directors’ meetings 17 times in this fiscal year, thereby deciding on the execution of important business activities and receiving reports on the status of the execution of the directors’ duties.

(4) The Internal Audit Department formulates an audit plan, and based thereon, conducts internal audits.

(5) Based on the “Basic Regulations on Anti-Social Forces,” the Company investigates its business partners, and takes contractual measures and other necessary measures to prevent a relationship between the Company and anti-social forces.

2. System for the Storage and Management of Information related to the Execution of Duties by the Directors and the Employees

(1) Directors and employees execute their duties in principle in writing, pursuant to the “Document Rules,” which set forth rules regarding the preparation, management and the like of documents, prepare documents for the approval by each managerial position, and appropriately store and manage them.

(2) Directors and employees prepare minutes of the Board of Directors’ meetings pursuant to laws and regulations.

(3) Pursuant to rules such as the “Basic Rules for Information Security” and the “Regulation for Protection of Personal Information,” the Company appropriately manages the company information, including confidential information and personal information.

(4) Pursuant to the Japanese Companies Act, the Company appropriately prepares its business reports and financial statements.

3. Rules and Other Systems for the Management of Risk of Loss

(1) In submitting important matters to the Board of Directors’ meeting, the Company seeks opinions from outside advisors as necessary, identifies the anticipated risks pertaining to the matter, and defines the policy on how such risks are to be treated.

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(2) The Company appropriately identifies and analyzes various risks that may impair the Company’s corporate value pursuant to the “Implementation and Management Regulations on Derivative Transactions,” “Rules of Security Export Control,” and the like.

(3) The Company has established the “Crisis and Emergency Response Regulations” to prepare for an event where a crisis or emergency, such as a disaster or accident, affects the Company and the Company group’s management, and conducts training assuming that such crisis or emergency will occur, and verifies the results of the training.

4. System to Ensure Efficient Execution of Duties by Directors and Employees

(1) Directors and employees execute their duties pursuant to the organizational structure, management positions, and business activity allocations, as well as the matters for approval, and the approval authority that corresponds to each skill and management position set forth in the “Organization Rules” and “Authority Rules.”

(2) To receive the President’s approval, the Company holds a meeting of the Executive Council, a body to discuss matters for the President’s approval, in order to make appropriate and efficient decisions through the management teams’ collective examination and deliberation.

(3) The Company obtains the President’s approval in advance, in principle, for matters subject to a resolution of the Board of Directors’ meetings.

(4) The Company, based on a medium-term management plan, determines the annual budget and the numerical targets, and monitors their progress in Executive Council meetings and Board of Directors’ meetings.

5. System to Ensure Appropriate Business Operations within the Corporate Group, including the Parent Company and Subsidiaries

(1) So as to disseminate the “JX Group Mission Statement” and the “JX Group Values” and have them fully understood by the directors and employees of all the JX Group companies, the Company continuously conducts in-house training, CSR surveys, and other necessary measures.

(2) The President and the Executive Vice President of the Company attend meetings of the Board of Directors and the Executive Council of JX Holdings, Inc. (“JXHD”) so that management plans of the entire JX Group will be appropriately formulated and appropriate decisions will be made regarding the Company’s important business execution matters at meetings of the Board of Directors and the Executive Council of JXHD.

(3) Important business execution matters of the Company’s group companies are appropriately resolved or decided, or reported at meetings of the Company’s Board of Directors and the Executive Council, pursuant to the Company’s “Rules of the Board of Directors” and “Rules of Operations of Group Companies.” Further, important business execution matters of the Company and the Company’s group companies are appropriately resolved or decided, or reported at meetings of JXHD’s Board of Directors and the Executive Council, pursuant to JXHD’s “Rules of the Board of Directors” and the “Organization and Authority Rules.”

(4) In addition to the “Rules of Operations of Group Companies,” the Company has established rules and the like applicable to each of the Company’s group companies, has each of the companies comply with the rules and the like, and monitors the level of the compliance at the Compliance Committee.

(5) The Company assesses the effectiveness of the internal control pertaining to financial reporting pursuant to the Japanese Financial Instruments and Exchange Act.

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(6) The Company requires each of the Company’s group companies to establish the principle of “JX Group Compliance Activity Basic Policies” as its own rules, and to engage in compliance activities, such as developing rules, and reviewing the level of compliance with the laws and regulations based thereon. The Company monitors the level of such compliance activities in the Compliance Committee.

(7) The Company conducts surveys on the development and operation of the internal control system of the Company and the Company group every year, reports the results to the Internal Control Executive Council and the Internal Control General Managers’ Council, as well as the JX Group Internal Control Council and the JX Group Internal Control Committee, and makes improvements as necessary.

6. System to Ensure Effective Auditing by the Corporate Auditors

(1) The Company respects the audit standards and the audit plans set forth by the corporate auditors, and cooperates in the development of an auditing environment.

(2) The corporate auditors attend important meetings, such as the Board of Directors’ meetings or the Executive Council’s meetings, and state their opinions as necessary. The Company appropriately reports matters requested by the corporate auditors.

(3) The Company immediately reports any facts, such as material breaches of laws and regulations or the articles of incorporation, fraudulent acts, or facts that could cause considerable damage to the Company, to the corporate auditors pursuant to the “Crisis and Emergency Response Rules” and the like.

(4) The Company does not unfavorably treat persons who have reported any incident to the Company or its group companies by reporting to the corporate auditors, using the whistleblowing system, or any other appropriate method pursuant to the “Compliance Hotline Rules” or the like.

(5) Regular meetings are held so that the corporate auditors can exchange opinions with the Representative Director and other management team members.

(6) The Company develops an environment in which the corporate auditors can appropriately gather information regarding the Company’s management by methods, such as receiving reports on audit plans and on how audits are being executed from the Internal Audit Department.

(7) The Company has established the Corporate Auditor’s Office, in which employees appointed exclusively to assist in the corporate auditors’ duties engage in their tasks under the direction of the corporate auditors. The treatment of personnel, such as the evaluation and transfer of such employees, is determined based on prior discussions with the full-time corporate auditors.

(8) The Company, upon a corporate auditor’s request, bears any expenses or debts associated with the execution of the duties of the corporate auditor.

End

(Note) The figures stated in this business report have been obtained by rounding off the fractions less than the digit indicated for each.

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Balance Sheets (as of March 31, 2016)

(Millions of yen)
Account title	Amount
(Assets)
Current assets	1,298,375
Cash and deposits	44,686
Notes receivable - trade	472
Accounts receivable - trade	470,767
Merchandise and finished goods	236,525
Raw materials and supplies	326,341
Prepaid expenses	2,080
Deferred tax assets	49,781
Short-term loans receivable	52,116
Other current assets	115,840
Allowance for doubtful accounts	(237)
Non-current assets	1,590,644
Property, plant and equipment	1,134,340
Buildings	93,649
Structures	132,641
Oil tanks	32,533
Machinery and equipment	193,712
Vehicles	1,347
Tools, furniture and fixtures	7,990
Land	651,078
Leased assets	3,215
Construction in progress	18,171
Intangible assets	28,762
Leasehold right	6,565
Right of use	1,895
Software	20,084
Leased assets	115
Other intangible assets	101
Investments and other assets	427,541
Investment securities	9,683
Shares of subsidiaries and affiliates	285,361
Long-term loans receivable	27,971
Deferred tax assets	72,007
Guarantee deposits	15,268
Long-term prepaid expenses	10,017
Other investments	8,864
Allowance for doubtful accounts	(1,633)

Total assets	2,889,020

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(Millions of yen)
Account title	Amount
(Liabilities)
Current liabilities	1,586,076
Accounts payable - trade	342,171
Short-term loans payable	421,361
Accounts payable - other	636,910
Income taxes payable	1,470
Accrued expenses	23,529
Lease obligations	602
Deposits received	108,021
Provision for bonuses	13,589
Provision for loss on guarantees	495
Asset retirement obligations	471
Other current liabilities	37,453
Non-current liabilities	673,299
Long-term loans payable	514,318
Provision for retirement benefits	78,920
Provision for repairs	46,523
Lease obligations	2,648
Asset retirement obligations	12,204
Other non-current liabilities	18,683

Total liabilities	2,259,376

(Net assets)
Shareholders’ equity	639,129
Common stock	139,437
Capital surplus	426,180
Legal capital reserve	265,679
Other capital surplus	160,501
Retained earnings	73,511
Legal retained earnings	28,026
Other retained earnings	45,484
Reserve for advanced depreciation of non-current assets	26,797
Retained earnings brought forward	18,687
Valuation and translation adjustments	(9,485)
Unrealized gain on securities	1,812
Unrealized gain on hedging derivatives	(11,297)

Total net assets	629,644

Total liabilities and net assets	2,889,020

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Statements of Income (from April 1, 2015 to March 31, 2016)

	(Millions of yen)
Account title	Amount
Net sales		6,369,501
Cost of sales		6,184,665

Gross profit		184,836
Selling, general and administrative expenses		324,183

Operating loss		139,347
Non-operating income
Interest income	1,332
Dividend income	32,678
Rent income of assets	11,660
Foreign currency exchange gain	217
Miscellaneous income	9,429	55,318

Non-operating expenses
Interest expense	8,195
Miscellaneous loss	3,332	11,527

Ordinary loss		95,557
Special gain
Gain on sales of non-current assets	6,065	6,065

Special loss
Loss on sales of non-current assets	1,782
Loss on disposal of non-current assets	4,181
Impairment loss	5,515
Other special loss	5,283	16,762

Loss before income taxes		106,254
Income taxes - current		(6,795)
Income taxes - deferred		(28,397)

Loss		71,060

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Statements of Changes in Net Assets (from April 1, 2015 to March 31, 2016)

									(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings					Total shareholders’ equity
		Legal capital reserve	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings			Total retained earnings
						Reserve for special depreciation	Reserve for advanced depreciation of non-current assets	Retained earnings brought forward
Balance as of April 1, 2015	139,437	265,679	161,809	427,488	28,026	16,531	78,286	29,334	152,178	719,104

Changes of items during the period
Dividends from surplus				—				(7,606)	(7,606)	(7,606)
Loss				—				(71,060)	(71,060)	(71,060)
Decrease by corporate division			(1,307)	(1,307)					—	(1,307)
Reversal of reserves for special depreciation				—		(16,531)		16,531	—	—
Reversal of reserves for advanced depreciation of non-current assets				—			(51,488)	51,488	—	—
Net changes of items other than shareholders’ equity				—					—	—

Total changes of items during the period	—	—	(1,307)	(1,307)	—	(16,531)	(51,488)	(10,647)	(78,666)	(79,974)

Balance as of March 31, 2016	139,437	265,679	160,501	426,180	28,026	—	26,797	18,687	73,511	639,129

	Valuation and translation adjustments			Total net assets
	Unrealized gain on securities	Unrealized gain on hedging derivatives	Total valuation and translation adjustments
Balance as of April 1, 2015	2,242	1,230	3,473	722,577

Changes of items during the period
Dividends from surplus			—	(7,606)
Loss			—	(71,060)
Decrease by corporate division			—	(1,307)
Reversal of reserves for special depreciation			—	—
Reversal of reserves for advanced depreciation of non-current assets			—	—
Net changes of items other than shareholders’ equity	(430)	(12,527)	(12,958)	(12,958)

Total changes of items during the period	(430)	(12,527)	(12,958)	(92,933)

Balance as of March 31, 2016	1,812	(11,297)	(9,485)	629,644

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Notes to Financial Statements

1. Notes to Matters relating to Important Accounting Policies

(1)	Standards and Methods for Valuation of Assets

(i)	Standards and methods for securities

a.	Shares of subsidiaries and shares of affiliates: Valued at cost based on the moving-average method.

b.	Other securities:

(a)	Marketable securities: Valued at fair value based on the market price as of the fiscal year end. (Valuation differences are reported as a component of shareholders’ equity, and costs of securities sold are calculated using the moving-average method.)

(b)	Non-marketable securities: Valued at cost based on the moving-average method.

(ii)	Standards and methods for net assets and liabilities from derivative transaction:

Valued at fair value

(iii)	Standards and methods for inventories

Merchandise, finished goods and raw materials are calculated using the weighted average method, and supplies are valued at cost (balance sheets amounts are calculated using the book value devaluation method based on lowered profitability) using the moving-average method. Merchandise in transit and raw materials in transit included in the financial statements are valued at cost using the specific identification method (balance sheets amounts are calculated using the book value devaluation method based on lowered profitability).

(2)	Method of Depreciation of Non-current Assets

(i)	Property, plant and equipment (excluding leased assets):

The straight-line method is used. The main expected lifetimes are as shown below.

Buildings	15 to 50 years
Structures	7 to 50 years
Oil tanks	10 to 15 years
Machinery and equipment	4 to 17 years

(ii)	Intangible assets (excluding leased assets):

The straight-line method is used. With regard to software for internal use, the straight-line method is adopted based on a licensing period of five years.

(iii)	Leased assets:

The lease period is treated as the expected lifetime, and the straight-line method assuming no residual value is adopted. Finance lease transactions without ownership-transfer that were started on or before March 31, 2008, are accounted using the accounting method used for ordinary lease transactions.

(iv)	Long-term prepaid expenses:

The straight-line method is used.

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(3)	Recording Standards for Provisions

(i)	Provision for doubtful accounts:

To prepare for bad-debt losses of accounts receivable and loans receivable, the estimated uncollectable amounts on general accounts receivable are recorded using historical experience of the bad debt ratio; and the estimated uncollectable amounts on certain accounts, such as doubtful accounts receivable, are recorded by separately examining their collectability.

(ii)	Provision for bonuses:

To prepare for the payment of employee bonuses, the amount that is estimated to be incurred during the current fiscal year is recorded.

(iii)	Provision for retirement benefits:

To prepare for the payment of retirement benefits to employees, a provision is made based on retirement benefits liabilities and estimated pension assets as of the end of the current fiscal year.

The prior service cost is amortized on a straight-line basis using a certain number of years within the average remaining service period (five years) of employees at the time the cost is incurred.

Furthermore, the actual gain or loss is amortized using the straight-line method over a period within the average remaining service years (five years) for employees at the time of recognition, and allocated proportionately from the fiscal year following the respective fiscal year of recognition.

(iv)	Provision for repairs:

To prepare for periodic repair work, a provision is made for the current portion of the estimated cost of the periodic oil tank inspections stipulated by the Fire Service Act and the periodic inspections of machinery equipment at refineries.

(v)	Provision for loss on guarantees:

To prepare for losses arising from fulfilling guarantee obligations, a provision is made for the estimated cost of losses for guarantee obligations that are highly likely to be required to be fulfilled, taking into consideration their recoverability by exercising the right of indemnity.

(4)	Other Matters that Serve as the Basis for Preparation of Financial Statements

(i)	Method of hedge accounting:

Deferred hedge accounting is adopted. Certain foreign exchange contracts are subject to appropriation if they satisfy the requirements of appropriation treatment, and certain interest rate swaps are subject to special treatment if they satisfy the requirements of such treatment.

(ii)	Accounting treatment of consumption tax or the like:

The accounting treatment of consumption tax is based on the net of tax method.

(iii)	Application of the consolidated tax payment system:

The consolidated tax payment system is applied.

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2. Notes to Balance Sheets

(1)	Assets Offered as Security and Security-related Obligations

(i)	Assets offered as security

a. Property, plant and equipment:	509,064 million yen
b. Investment securities:	92 million yen
(ii) Obligations to the above
a. Accounts payable – other:	160,216 million yen
b. Other non-current liabilities:	899 million yen

(Note)	Obligations corresponding to the pledged assets other than (ii) are the long-term loans (3,138 million yen) of Mizushima Eco-works Co., Ltd. from the Development Bank of Japan Inc. and gasoline tax payable (21,523 million yen) of Osaka International Refining Co., Ltd.

(2) Accumulated Depreciation of Property, Plant and Equipment:	2,293,606million yen

(3) Guarantee Obligations

(i) Guarantee on loans of subsidiaries and affiliates:	50,872 million yen
(ii) Guarantee on home ownership loans of employees:	2,867 million yen
(iii) Commitment of guarantee:	124,838 million yen

(4)	Reduction Entry Amount due to State Subsidies

(i) Buildings:	1,486 million yen
(ii) Structures:	6,618 million yen
(iii) Oil tanks:	304 million yen
(iv) Machinery and equipment:	27,580 million yen
(v) Vehicles:	75 million yen
(vi) Tools, furniture and fixtures:	67 million yen
(vii) Software:	232 million yen
(viii)Other:	20 million yen

(5)	Monetary Claims against and Monetary Obligations to Subsidiaries and Affiliates

(i) Monetary claims
a. Short-term monetary claims:	149,897 million yen
b. Long-term monetary claims:	4,243 million yen
(ii) Monetary obligations
a. Short-term monetary obligations:	139,062 million yen

b. Long-term monetary obligations:	189 million yen

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3. Notes to Statements of Income

Volume of Transactions with Subsidiaries and Affiliates

(1) Business Transactions

(i) Net sales:	1,261,472million yen

(ii) Purchase of goods:	599,832million yen

(iii) Selling, general and administrative expenses:	59,346million yen

(2) Transactions other than Business Transactions:	14,013 million yen

4. Notes to Statements of Changes in Net Assets

(1)	Number of Issued Shares as of the End of this Fiscal Year

Common stock:	1,876,308,343 shares

(2)	Matters relating to Dividends of Surplus paid during the Current Fiscal Year

At the General Shareholders’ Meeting held on June 25, 2015, shareholders approved as follows:

a. Total amount of dividends:	7,606 million yen

b. Effective date:	June 26, 2015

5. Notes to Tax Effect Accounting

(1)	The major items that resulted in the occurrence of deferred tax assets and deferred tax liabilities are as follows:

Deferred Tax Assets
Impairment loss on non-current assets:	39,064 million yen
Provision for retirement benefits:	24,180 million yen
Decline in valuation of investment securities and
shares of subsidiaries and affiliates:	12,353 million yen
Loss carried forward:	187,136 million yen
Valuation differences resulting from the purchase method
of accounting	15,237 million yen
Other	59,773 million yen

Subtotal of deferred tax assets	337,746 million yen
Valuation reserve	(124,474 million yen	)

Total deferred tax assets	213,272 million yen
Deferred tax liabilities
Reserve for advanced depreciation of non-current assets	(11,960 million yen	)
Valuation differences accompanied with the purchase
method of accounting	(70,496 million yen	)
Other	(9,025 million yen	)

Total deferred tax liabilities	(91,483 million yen	)

Net amount of deferred tax assets	121,788 million yen

(2)	Modifications to the amount of deferred tax assets and liabilities due to changes of corporate taxation rates

On March 29, 2016, the Diet (the Japanese parliament) passed the Partial Revisions to the Income Tax and Other Laws (Law No. 15, 2016) and Partial Revisions to the Local Tax and Other Laws (Law No. 13, 2016), which lowered the corporate tax from the fiscal years starting on and after April 1, 2016.

27

Consequently, the legal effective tax rates to be used for the calculation of deferred tax assets and liabilities shall be changed from 32.34% in the previous fiscal year to 30.86% for those temporary differences that are expected to reverse in the fiscal years starting on April 1, 2016, and April 1, 2017, and 30.62% for those temporary differences that are expected to reverse during the fiscal years starting on and after April 1, 2018.

As a result of this change to the tax rate, the amount of deferred tax assets (after deducting the amount of deferred tax liabilities) decreased by 6,035 million yen. Also, each of the following items increased; income tax adjustments by 6,324 million yen, Unrealized gain on securities by 38 million yen, and Unrealized gain on hedging derivatives by 250 million yen.

6. Notes to Non-current Assets used under Lease Agreements

Non-current Assets under Lease Agreements

Apart from the non-current assets stated on the balance sheets, the Company uses SS’s buildings and structures, the private electric generator used for the cogeneration business, and diesel generators and some of their peripherals, based on finance lease agreements without transfer of ownership.

7. Notes to Financial Instruments

(1)	Matters relating to the Status of Financial Instruments

The Company raises funds through borrowing, mainly from JX Nippon Finance Corporation, in light of our capital investment plans. Temporary surplus funds are used for the repayment of borrowing.

The Company strives to lower customer credit risk relating to accounts receivable in accordance with our credit transaction rules.

Investment securities are mainly equity securities, and the Company monitors the market price of listed stocks on a quarterly basis.

Funds borrowed are used for working funds (short-term) and capital investment funds (long-term). Interest-swap contracts are used to hedge the risk of interest rate fluctuations for some long-term borrowing in order to fix the amount of interest expenses.

The Company does not use derivative transactions for speculative purposes, but to hedge the risks of fluctuations in merchandise prices, foreign exchange rates, and interest rates, within the scope of actual demand.

(2)	Matters relating to Fair Value, and the like of Financial Instruments

The amounts reported in the balance sheets and the fair values as of March 31, 2016, and the differences between them are as follows:

	(Millions of yen)
	Amount Reported in the Balance Sheet (*1)	Fair Value (*1)	Differences
(i) Accounts receivable - trade	475,418	475,418	—
(ii) Investment securities	2,827	2,827	—
(iii) Accounts payable - trade	(346,822)	(346,822)	—
(iv) Short-term loans payable (*2)	(354,402)	(354,402)	—
(v) Accounts payable - other	(636,910)	(636,910)	—
(vi) Long-term loans payable (*2)	(581,278)	(594,123)	12,844
(vii) Derivative transactions (*3)	(23,000)	(22,871)	129

(*1)	Those recorded as liabilities are shown in parentheses.

28

(*2)	Long-term loans to be repaid within a year are included in “Long-term loans payable.”
(*3)	The net claims and obligations that accrued from derivative transactions are presented in net amounts, and the items with total amounts that will result in net obligations are presented in brackets “()”.

(Note 1)	The calculation method of the fair value of financial instruments, and the matters relating to securities and derivative transactions.

(i)	Accounts receivable – trade

The amounts presented above are based on their book values, as accounts receivable are all to be settled in a short period, so their fair value is very close to their book value.

(ii)	Investment securities

The fair value of shares is based on the price quoted on stock exchanges.

(iii)	Accounts payable – trade, (iv) Short-term loans payable and (v) Accounts payable – other

The amounts presented above are based on their book values, as accounts receivable are all to be settled in a short period, so their fair value is very close to their book value.

(vi)	Long-term loans payable

The fair value of “Long-term loans payable” is calculated by the present value obtained by reducing the total amount of principal and interest using the interest rate expected in the event that new similar loans are made.

(vii)	Derivative transactions

The fair value is based on the prices provided by correspondent financial institutions.

(Note 2)	Financial instruments for which it is extremely difficult to obtain fair value

	(Millions of yen)
	Class	Amount Reported in the Balance Sheet
Investment Securities	Unlisted Shares	6,857
Shares of Subsidiaries and Affiliates	Unlisted Shares	285,361

As their market prices are not available, it is impossible to estimate their cash flow in the future; thus, it is considered extremely difficult to fully understand their fair value. Therefore they are not included in assets that are recorded at fair value.

8. Notes to Transactions with Related Parties

Parent Company and Major Corporate Shareholders

Type	Name of Company	Percentage of Voting Rights or the like Held	Relationship with Related Parties	Details of Transaction	Transaction Amount (millions of yen)	Account Title	Balance at End of Period (millions of yen)
Parent company	JX Holdings, Inc.	Directly owning us, 100%	Entrusting business management Interlocking directorate	Guaranteeing our liabilities (Note 1)	122,916	—	—

29

Subsidiaries and others

Type	Name of Company	Percentage of Voting Rights or the like Held	Relationship with Related Parties	Details of Transaction	Transaction Amount (millions of yen)	Account Title	Balance at End of Period (millions of yen)
Subsidiary	KASHIMA OIL CO., LTD	Directly owned, 70%	Manufacturing service of our products Guarantee of obligations Interlocking directorate	Guarantee of obligations or the like (Note 2)	43,500	—	—

Subsidiary	Osaka International Refining Co., Ltd.	Directly owned, 51%	Sales of our inventories Purchase of their inventories Lending business funds	Purchase of merchandise (Note 3)	222,554	Accounts payable - trade	10,450

						Accounts payable - other	31,308

				Loan of funds (Note 4)	126,510	Short- term loans receivable	46,435

				Receipt of interests (Note 4)	230	—	—

Subsidiary	JX Ocean Co., Ltd.	Directly owned, 81% Indirectly owned, 0.02%	Marine transportation services in operations of ships on overseas routes	Guarantee of obligations or the like (Note 5)	42,221	—	—

30

Fellow subsidiaries

Type	Name of Company	Percentage of Voting Rights or the like Held	Relationship with Related Parties	Details of Transaction	Transaction Amount (millions of yen)	Account Title	Balance at End of Period (millions of yen)
Subsidiary of our parent company	JX Nippon Finance Corporation	None	Borrowing business funds	Repayments of loans (Note 6)	180,660	Short- term loans payable	65,102
				Borrowing funds (Note 7)	200,000	Long- term loans payable	485,000
				Payments of interests (Note 6) (Note 7)	5,986	—	—
Subsidiary of our parent company	JX NIPPON FINANCE NETHERLANDS B.V.	None	Borrowing business funds	Repayments of loans (Note 8)	38,845	Short- term loans payable	—
				Payments of interests (Note 8)	22	—	—

In the above amounts, consumption tax is not included in the transaction amounts.

The Terms and Conditions, and the Policies for Determining the Terms and Conditions

(Note 1)	They grant guarantees on the transactions of the Company, such as the purchase of crude oil, and the Company does not pay any guarantee fees.
(Note 2)	The Company granted guarantees on their loans from JX Nippon Finance Corporation and has not received any guarantee fees.
(Note 3)	When procuring merchandise, the prices are determined in consideration of market prices.
(Note 4)	The interest rates for lending are determined reasonably, in light of market interest rates.
(Note 5)	The Company granted guarantees on their loans from JX Nippon Finance Corporation and JX NIPPON FINANCE NETHERLANDS B.V., and has not received any guarantee fees.
(Note 6)	The interest rates of short-term loans are determined reasonably, in light of market interest rates. The Company borrows working funds from JX Nippon Finance Corporation, and when the Company has surplus funds, the Company uses them to repay the borrowing on a daily basis. The transaction amount shown above, thus, is a net amount of borrowing after deducting the amount repaid.
(Note 7)	The interest rates of borrowing are determined reasonably, in light of market interest rates.
(Note 8)	The interest rates of short-term loans are determined reasonably, in light of market interest rates. The Company borrows working funds from JX NIPPON FINANCE NETHERLANDS B.V., and when the Company has surplus funds, the Company uses them to repay the borrowings on a daily basis. The transaction amount shown above, thus, is a net amount of borrowing after deducting the amount repaid.

9. Notes to Per-Share Information

(1) Net assets per share:	335.58 yen
(2) Net loss per share:	37.87 yen

31

Copy of the Accounting Auditor’s Report

Independent Auditor’s Report

To: The Board of Directors of JX Nippon Oil & Energy Corporation

May 12, 2016

Ernst & Young ShinNihon LLC

Kazuhiko Umemura [Seal]
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Toru Kimura [Seal]
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Takamichi Komiyama [Seal]
Certified Public Accountant, Designated Limited Liability Partner, and Engagement Partner

Pursuant to Article 436, paragraph 42, item 1 of the Japanese Companies Act, we have audited the accompanying non-consolidated financial statements, which comprise the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in net assets, and the notes to the non-consolidated financial statements, and the annexed detailed statements thereof of JX Nippon Oil & Energy Corporation (the “Company”) applicable to the 201st fiscal year from April 1, 2015 through March 31, 2016.

Management’s Responsibility for the Non-consolidated Financial Statements and the Annexed Detailed Statements thereof

Management is responsible for the preparation and fair presentation of thesenon-consolidated financial statements and the annexed detailed statements thereof in accordance with the accounting standards generally accepted in Japan. This responsibility includes development and operation of such internal control as management determines necessary to enable the preparation and fair presentation of the non-consolidated financial statements and the annexed detailed statements thereof that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the non-consolidated financial statements and the annexed detailed statements thereof from an independent standpoint based on the audit we conducted. We conduct our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we formulate an audit plan and perform the audit based on this plan to obtain reasonable assurance about whether the non-consolidated financial statements and the annexed detailed statements thereof are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the annexed detailed statements thereof. According to our decision, the audit procedures are selected and applied based on an assessment of the risk of material misstatement in the non-consolidated financial statements and the annexed detailed statements thereof, whether due to fraud or

32

error. In making those risk assessments, we consider internal control relevant to the preparation and fair presentation of the non-consolidated financial statements and the annexed detailed statements thereof in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the annexed detailed statements thereof.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the non-consolidated financial statements and the annexed detailed statements thereof referred to above present fairly, in all material respects, the financial position and results of operations applicable to the 201st fiscal year ended March 31, 2016 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

End

33

Copy of Corporate Auditors’ Report

Corporate Auditors’ Report

201st Fiscal Term

(From April 1, 2015 to March 31, 2016)

1.	Audit Method and Contents

Each corporate auditor conducted the audit in good faith in accordance with laws and regulations, the Rules of Corporate Auditors Committee, and the audit standards for the corporate auditors. Specifically, the corporate auditors attended and stated their opinions from time to time at the Board of Directors’ and other important meetings; when they had questions, they requested explanations. In addition, the corporate auditors received reports from the directors and the employees, or the like, on the status of execution of their duties as necessary, as well as endeavored to investigate the status or condition of the business activities and the assets such as by inspecting important approval documents and reports, and implementing visiting audits at the head office, regional office, and the subsidiaries, and so on. Regarding the subsidiaries, the corporate auditors sought to communicate with the directors and the corporate auditors, etc., of the subsidiaries, focusing on JX Holdings, Inc.’s companies subject to consolidation, and received reports on their financial condition or tasks, or the like, as necessary. Furthermore, the corporate auditors endeavored to develop conditions suitable for an audit, as well as focused on cooperating with the Internal Audit Department, so that the effectiveness of the audit would be enhanced.

Moreover, regarding the contents of the resolutions by the Board of Directors regarding the internal control systems, and the development and operation status of these systems, the corporate auditors understand that these are important auditing themes; therefore, they have been focusing on routinely overseeing and verifying the systems.

With respect to the internal control relating to the financial reporting, the corporate auditors conducted hearings on the evaluation processes or status with the directors, etc., while requesting an explanation from Ernst & Young ShinNihon LLC from time to time regarding the audit status.

With respect to the accounting audit, the corporate auditors oversaw and verified whether proper auditing was conducted, by taking measures such as requesting an explanation from the accounting auditor of the annual audit plan and scrutinizing whether daily audit activities were proceeding as planned and were proceeding efficiently, as well as by developing a system to promptly receive reports from the accounting auditor in cases where issues regarding account processing expected to significantly affect the profit and loss, or the like, occur. The corporate auditors have received a report from the accounting auditor that the accounting auditor’s systems aimed at maintaining the independence and ensuring the quality of business activities have been developed, and have confirmed this report.

Each corporate auditor conducted the audit as above, and discussed and examined, at the Corporate Auditors Committee, the audit results regarding the business report for the current fiscal year and the annexed detailed statements thereof, the non-consolidated financial statements and the annexed detailed statements thereof.

2.	Results of the Audit

(1)	No wrongful act related to execution of duties by the directors, or material fact in breach of laws and regulations or the articles of incorporation has been identified.

(2)	We confirm that the contents of the resolutions by the Board of Directors regarding the internal control systems are reasonable. In addition, we did not identify any matter regarding execution by the directors of duties related to these internal control systems that must be noted herein.

34

(3)	We confirm that the business report and the annexed detailed statements thereof correctly present the condition of the company, in accordance with laws and regulations and the articles of incorporation. We also confirm that the statement in the business report stating that, as to transactions with its parent company, the relationship between the Company and JX Holdings, Inc. is not a relationship that involves a conflict of interest, is appropriate.

(4)	We confirm that the method and the results of the audit that Ernst & Young ShinNihon LLC, the Accounting Auditor, conducted regarding the non-consolidated financial statements and the annexed detailed statements thereof are reasonable.

May 12, 2016
JX Nippon Oil & Energy Corporation

Nagayasu Matsuzawa, Full-time Corporate Auditor [Seal]

Hirokazu Matsuo, Full-time Corporate Auditor [Seal]

Shinichiro Nakano, Full-time Corporate Auditor [Seal]

Tadashi Ohmura, Corporate Auditor [Seal]

Takashi Setogawa, Corporate Auditor [Seal]

End

35

[Translation]

Reference Materials for the General Meeting of Shareholders (Additional Volume)

The content of the Financial Statements of EMG Marketing Godo Kaisha

for the Last Fiscal Year (from January 1, 2015 to December 31, 2015)

Balance Sheet	Page 1
Statement of Income	Page 3
Statements of Changes in Net Assets	Page 4
Notes to Non-Consolidated Financial Statements	Page 5 to Page 6

TonenGeneral Sekiyu K.K.

Balance Sheet

As of December 31, 2015

(Unit : MYen)
Account title	Amounts
Assets
Current Assets
Cash and deposits	3,238
Accounts receivable-trade	63,068
Merchandise and finished goods	13,236
Prepaid expenses	3,391
Income taxes receivable	28
Deferred tax assets	266
Short-term loans receivable	54,911
Accounts receivable-other	3,925
Allowance for doubtful accounts	(282)

Total current assets	141,785

Non-current Assets
Property, plant and equipment
Buildings	9,045
Structures	9,881
Tanks	295
Machinery and equipment	3,495
Vehicles	25
Tools, furniture and fixtures	1,097
Land	68,516
Construction in progress	327
Total property, plant and equipment	92,685
Intangible assets
Leasehold right	6,174
Software	4,773
Other	892
Total intangible assets	11,840
Investments and other assets
Deffered tax asset	8,958
Investment securities	1,761
Investment of capital of subsidiaries and
affiliates	321
Long-term loans receivable	31
Long-term prepaid expenses	769
Long-term deposits	2,518
Other	260
Allowance for doubtful accounts	(33)
Total investments and other assets	14,588
Total non-current assets	119,114

Total assets	260,899

1

(Unit : MYen)
Account title	Amounts
Liabilities
Current Liabilities
Accounts payable-trade	129,747
Short-term loans payable	5,000
Accounts payable-other	2,051
Accrued expenses	6,801
Gasoline taxes payable	1,103
Income taxes payable	1
Consumption tax payable	1,146
Guarantee deposits payable	9,434
Advances received	14,777
Provision for bonuses	378
Asset retirement obligation	250
Other	387

Total current liabilities	171,080

Non-current Liabilities
Provision for retirement benefits	51,873
Provision for repairs	963
Asset retirement obligation	1,569
Other	1,616

Total non-current liabilities	56,022

Total liabilities	227,102

Net assets
Partners’ capital
Capital	20,000
Retained earnings
Retained earnings brought forward	12,960
Total retained earnings	12,960

Total partners’ capital	32,960

Valuation and translation adjustments

Valuation difference on available-for-sale securities	835

Total valuation and translation adjustments	835

Total net assets	33,796

Total liabilities and net assets	260,899

2

Statement of Income

From January 1, 2015

To December 31, 2015

Account title	Millions of Yen
Net sales			1,452,035
Costs of sales			1,387,204

Gross profit			64,830
Selling, general and administrative expenses			53,794

Operating income			11,036
Non-operating income
Interest income	132
Dividends income	84
Other	80		297

Non-operating expenses
Interest expenses	124
Foreign exchange losses	103
Other	44		272

Ordinary income			11,061
Extraordinary income
Gain on transfer of business	2,280
Gain on sales of noncurrent assets	1,562		3,843

Extraordinary loss
Settlement package	70,049
Loss on sales and retirement of	577
noncurrent assets
Impairment loss	779		71,406

Loss before income taxes		Δ	56,501

Income taxes-current	1
Income taxes-deferred	5,602		5,604

Net loss		Δ	62,106

3

Statements of Changes in Net Assets

From January 1, 2015

To December 31, 2015

				(Unit : MYen)
	Partners’ capital
		Retained earnings
				Other retained earnings
	Partners’ capital	Legal retained earnings		Reserve for property replacement
Balance as of YE2014	20,000		5,375		12,924

Changes of items during the period
Dividend paid
Net income
Reversal of legal retained earnings		Δ	5,375
Reversal of reserve for property				Δ	12,924
replacement
Net changes of Items
other than partners’ capital

Total balance changes in current period	—	Δ	5,375	Δ	12,924

Balance as of YE2015	20,000		—		—

	Partners’ capital
	Retained earnings
	Other retained earnings
	Retained earnings brought forward		Total		Total
Balance as of YE2014		56,766		75,066		95,066

Changes of items during the period
Dividend paid
Net income	Δ	62,106	Δ	62,106	Δ	62,106
Reversal of legal retained earnings		12,924		—		—
Reversal of reserve for property		5,375		—		—
replacement
Net changes of Items
other than partners’ capital

Total balance changes in current period		(43,805)		(62,106)		(62,106)

Balance as of YE2015		12,960		12,960		32,960

	Valuation and translation adjustments		Net assets
	Valuation difference on available- for-sale securities	Total valuation and translation adjustments
Balance as of YE2014	574	574	95,641

Changes of items during the period
Dividend paid
Net income			(62,106)
Reversal of legal retained earnings			—
Reversal of reserve for property			—
replacement
Net changes of Items	261	261	261
other than partners’ capital

Total balance changes in current period	261	261	(61,845)

Balance as of YE2015	835	835	33,796

4

Notes to Non-consolidated financial statements

1. Significant accounting policies

(1)	Valuation rules and methods for assets

1)	Securities

-Stock of subsidiaries and affiliated companies	The moving-average cost method

-Other securities

Securities with readily determinable fair values	Market value at the closing date (Valuation difference on available-for-sales securities is directly reflected in net assets, and cost of sales is calculated using the moving-average method)

Securities without readily determinable fair values	The moving-average cost method

2) Inventories	Generally the lower of acquisition costs determined by the WAC method or their net realizable value

(2)	Depreciation and amortization method for noncurrent assets

1)	Property, plant and equipment (excluding leased assets)

Generally the declining-balance method

The service life ranges by major assets are:

Buildings and structures	10 to 50 years
Tanks	10 to 25 years
Machinery, equipment and vehicles	7 to 15 years

2)	Intangible assets (excluding leased assets)

The straight-line method

In-house computer software is amortized over its service life (5 to 15 years) using the straight-line method.

3)	Leased assets

The straight-line method is employed, where leasing period is deemed as the service life and residual value is set as zero. The accounting treatment for finance lease transaction, in which ownership is not transferred to the lessee and which became effective on or before Dec 31,2008, is the same as the method applied to ordinary operating lease transactions.

(3)	Basis for significant provisions

-Allowance for doubtful accounts

To provide for losses due to bad debt, the Company reserves an estimated bad debt allowance on ordinary receivables based on historical bad debt ratios, and on highly doubtful receivables based on the recoverability from individual customers.

5

-Provision for bonuses

To provide for the payment of employees’ bonuses, the Company accrues an estimated reserve for the period.

-Provision for retirement benefits

To provide for the payment of employees’ post-retirement benefits, the Company accrues an estimated reserve based on the projected benefit obligations and estimated pension plan assets as of the closing date.

Actuarial differences are amortized into pension expenses beginning with the next period, using the declining-balance method over a period determined based on employees’ average remaining service years (12 years).

Prior service liabilities are amortized into pension expenses using the straight-line method over employees’ average remaining service years (13.4 to 15.5 years).

-Provision for repairs

To provide for periodic tank inspections required under the Fire Service Act, the Company reserves an estimated cost for the period, based on actual payments.

(4)	Other important items for financial statements

-Accounting method for consumption taxes

Each item in the statement of income does not include consumption taxes.

2. Additional information

Amounts are shown in truncated millions of yen.

6

Table of Contents

To Our Shareholders	2

Overview of the Business Integration	3

1 Objective of the Business Integration	3

2 Steps to the Business Integration	3

3 Share Exchange Ratio	4

4 Names of the Integrated Group, Integrated Holding Company, and Integrated Energy Company	4

5 Overview of the Integrated Holding Company and Integrated Energy Company	5

6 Philosophy of the Integrated Group	7

7 Business Portfolio of the Integrated Group	9

8 Business Strategies of the Integrated Group	9

9 Business Strategies of Core Businesses	10

10 Integration Effects	10

11 Management Goals of the Integrated Group	11

12 Policy for Distribution to Shareholders	11

Frequently Asked Questions	12

To Our Shareholders

We appreciate your continuous interest and support.

TonenGeneral Sekiyu K.K. (TonenGeneral) and JX Holdings, Inc. (JXHD) have reached a final agreement to consummate a business integration following a share exchange effective in April 2017, and based on resolutions adopted at our respective board of directors meetings, we executed a business integration agreement on August 31, 2016. The business integration is subject to approval at the general meetings of shareholders of both companies, the approval of the relevant governmental authorities, and other conditions. We seek approvals for the business integration agreement and other matters related to the business integration at the TonenGeneral’s extraordinary general meeting of shareholders scheduled on December 21, 2016.

        Since the inauguration of the restructured TonenGeneral Group in 2012, we have given deep thought to the medium- and long-term direction and strategy of our company. As our group’s stand-alone efforts, we have engaged in efforts to implement strategies under our Medium Term Management Plan and delivered significant results. We have also examined the pros and cons of business integration beyond our group as an option to enhance our corporate value and shareholder value.

        Both of our company and JXHD have come to agree that a business integration is the only opportunity to significantly improve our shareholder value, which cannot be attained otherwise. We are confident that we can increase our corporate and shareholder value by multiplying the significant business scale of the two companies both domestically and internationally, coupled with a diverse business portfolio and management efficiency.

        We would like to ask for your understanding and approval of the business integration at the extraordinary general meeting of shareholders on December 21.

Jun Mutoh, Representative Director and President

TonenGeneral Sekiyu K.K.

November 29, 2016

2

Overview of the Business Integration

1	Objective of the Business Integration

2	Steps to the Business Integration

(1)	A share exchange will be consummated on April 1, 2017 (the “Business Integration Date”), in which JXHD becomes the wholly-owning parent company and TonenGeneral becomes the wholly-owned subsidiary (the “Share Exchange”). In the Share Exchange, JXHD will allocate its common stock to the holders of TonenGeneral common stock.

(2)	Subject to the execution of the Share Exchange, an absorption-type merger will be consummated on the Business Integration Date, in which JX Nippon Oil & Energy Corporation (JXE) is the surviving company and TonenGeneral is the absorbed company (the “Absorption-type Merger”).

(3)	Consummation of an absorption-type company split is planned on the Business Integration Date, in which JXHD is the successor company and JXE is the splitting company, so that JXHD can succeed to some of the rights and obligations of TonenGeneral, such as some of listed stocks, loans, bonds, debts and other, that JXE has succeeded to through the Absorption-type Merger.

3

3	Share Exchange Ratio

	JXHD	TonenGeneral
Share exchange ratio for the Share Exchange (the “Share Exchange Ratio”)	1	2.55
Number of shares to be delivered in the Share Exchange	JXHD common stock: 928,782,825 shares (planned)

2.55 shares of JXHD common stock will be allocated for every one share of TonenGeneral common stock. If there are any material changes in the asset value or business performance of TonenGeneral or JXHD or such changes become evident, JXHD and TonenGeneral may amend the Share Exchange Ratio through discussion.

4	Names of the Integrated Group, Integrated Holding Company and Integrated Energy Company

Name of the Integrated Group	JXTG Group
Name of the Integrated Holding Company	JXTG Holdings, Inc.
Name of the Integrated Energy Company	JXTG Nippon Oil & Energy Corporation

4

5	Overview of the Integrated Holding Company and Integrated Energy Company

Integrated Holding Company (planned)

(1) Company name	JXTG Holdings, Inc.
(2) Head office	1-2 Otemachi, 1-chome, Chiyoda-ku, Tokyo
(3) Directors and auditors

Representative Director and Chairman of the Board: Yasushi Kimura
(Currently Representative Director and Chairman of the Board of JX Holdings, Inc.)

Representative Director and President: Yukio Uchida
(Currently Representative Director and President of JX Holdings, Inc.)

Representative Director and Executive Vice President: Jun Mutoh
(Currently Representative Director and President of TonenGeneral Sekiyu K.K.)

Director and Executive Vice President: Junichi Kawada
(Currently Director and Executive Vice President of JX Holdings, Inc.)

Director and Senior Vice President: Yasushi Onoda
(Currently Senior Managing Director of TonenGeneral Sekiyu K.K.)

Director and Senior Vice President: Hiroji Adachi
(Currently Director and Senior Vice President of JX Holdings, Inc.)

Director and Senior Vice President: Kunimitsu Oba
(Currently Director and Senior Vice President of JX Holdings, Inc.)

Director and Executive Officer: Katsuyuki Ota
(Currently Director and Executive Officer of JX Holdings, Inc.)

Director (Part-time): Tsutomu Sugimori
(Currently Director (Part-time) of JX Holdings, Inc. and Representative Director and President of JX Nippon Oil & Energy Corporation)

Director (Part-time): Takashi Hirose
(Currently Representative Director and Vice President of TonenGeneral Sekiyu K.K. and President of EMG Marketing Godo Kaisha)

Director (Part-time): Takeshi Kurosaki
(Director (Part-time) of JX Holdings, Inc. and Director and Executive Vice President of JX Nippon Oil & Energy Corporation)

Director (Part-time): Shunsaku Miyake
(Currently Director (Part-time) of JX Holdings, Inc. and Representative Director and President and of JX Nippon Oil & Gas Exploration Corporation)

Director (Part-time): Shigeru Oi
(Currently Director (Part-time) of JX Holdings, Inc. and President and Representative Director of JX Nippon Mining & Metals Corporation)

Outside Director (Independent Director): Hiroshi Komiyama
(Currently Outside Director of JX Holdings, Inc.)

Outside Director (Independent Director): Hiroko Ota
(Currently Outside Director of JX Holdings, Inc.)

Outside Director (Independent Director): Mutsutake Otsuka
(Currently Outside Director of JX Holdings, Inc.)

Outside Director (Independent Director): Seiichi Kondo
(Currently Outside Director of JX Holdings, Inc.)

Outside Director (Independent Director): Yoshiiku Miyata
(Currently Outside Director of TonenGeneral Sekiyu K.K.)

Full-time Corporate Auditor: Tadashi Ohmura
(Currently Full-time Corporate Auditor of JX Holdings, Inc.)

Full-time Corporate Auditor: Takashi Setogawa
(Currently Full-time Corporate Auditor of JX Holdings, Inc.)

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Full-time Corporate Auditor: Yoji Kuwano
(Currently Corporate Auditor of TonenGeneral Sekiyu K.K.)

Outside Corporate Auditor(Independent Corporate Auditor): Toshinori Kanemoto (Currently Outside Corporate Auditor of JX Holdings, Inc.)

Outside Corporate Auditor(Independent Corporate Auditor) : Naomi Ushio (Currently Outside Corporate Auditor of JX Holdings, Inc.)

Outside Corporate Auditor(Independent Corporate Auditor) : Nobuko Takahashi (Currently Outside Corporate Auditor of TonenGeneral Sekiyu K.K.)

Outside Corporate Auditor(Independent Corporate Auditor) : Seiichiro Nishioka (Currently Outside Corporate Auditor of JX Holdings, Inc.)

(4) Business description	Managing and controlling subsidiaries and affiliates, engaging in energy business, oil and natural gas exploration business and metal business, and ancillary businesses thereto
(5) Paid-in capital	100 billion yen
(6) Fiscal year-end	March 31
(7) Shareholder register manager	Sumitomo Mitsui Trust Bank, Ltd.
(8) Unit of stock	100 shares

Integrated Energy Company (planned)

(1) Company name	JXTG Nippon Oil & Energy Corporation
(2) Head office	1-2 Otemachi, 1-chome, Chiyoda-ku, Tokyo
(3) Directors and auditors

Representative Director and President: Tsutomu Sugimori
(Currently Representative Director and President of JX Nippon Oil & Energy
Corporation, and Director (Part-time) of JX Holdings, Inc.)

Representative Director and Executive Vice President: Takashi Hirose
(Currently Representative Director and Vice President of TonenGeneral Sekiyu K.K. , and President of EMG Marketing Godo Kaisha)

Director and Executive Vice President: Takashi Noro
(Currently Director and Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Executive Vice President: Satoshi Arishige
(Currently Representative Director and President of JX Nippon Real Estate Corporation)

Director and Senior Vice President: Tomohide Miyata
(Currently Senior Managing Director of TonenGeneral Sekiyu K.K.)

Director and Senior Vice President: Hiroyuki Sato
(Currently Director and Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Kiyoshi Hanaya
(Currently Director and Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Susumu Hara
(Currently Director and Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Yuji Saita
(Currently Managing Director of TonenGeneral Sekiyu K.K.)

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Director and Senior Vice President: Yoshikazu Yokoi
(Currently Managing Director of TonenGeneral Sekiyu K.K.)

Director and Senior Vice President: Jinichi Igarashi
(Currently Director and Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Satoshi Taguchi
(Currently Director and Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Yutaka Kuwahara
(Currently Director and Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Hiroyuki Yokota
(Currently Director of TonenGeneral Sekiyu K.K., President of Tonen Chemical Corporation and Chairman of the Board of NUC Corporation)

Director and Senior Vice President: Yasuhiko Oshida
(Currently Director of TonenGeneral Sekiyu K.K.)

Director and Senior Vice President: Hitoshi Kato
(Currently Senior Vice President of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Junichi Iwase
(Currently Executive Officer of JX Nippon Oil & Energy Corporation)

Director and Senior Vice President: Toshiya Nakahara
(Currently Executive Officer of JX Nippon Oil & Energy Corporation)

Full-time Corporate Auditor: Nagayasu Matsuzawa
(Currently Full-time Corporate Auditor of JX Nippon Oil & Energy Corporation)

Full-time Corporate Auditor: Hirokazu Matsuo
(Currently Full-time Corporate Auditor of JX Nippon Oil & Energy Corporation)

Full-time Corporate Auditor: Shinichiro Nakano
(Currently Full-time Corporate Auditor of JX Nippon Oil & Energy Corporation)

Full-time Corporate Auditor: Shinkichi Zoshima
(Currently Executive Financial Advisor of EMG Marketing Godo Kaisha)

Corporate Auditor (Part-time): Takashi Setogawa
(Corporate Auditor (Part-time) of JX Nippon Oil & Energy Corporation and Full-Time Corporate Auditor of JX Holdings, Inc.)

(4) Business description	Refining, production and marketing of petroleum products (gasoline, heating oil, lubricants, etc.) and petrochemical products, import and sale of gas and coal, supply of electricity, and other businesses

6	Philosophy of the Integrated Group

We help to ensure a vibrant future through the efficient and stable supply of limited energy, resources and materials. This begins with a focus on the present and future of the people living and working in our communities. With creativity and innovation in all of our business activities, we support our communities and day-to-day life in order to effect positive change for the future.

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This is the approach on which the philosophy of the Integrated Group is based.

Mission	Harnessing the Earth’s power for the common good and for the day-to-day life of each individual, we will contribute to the development of our communities and help to ensure a vibrant future through creation and innovation in energy, resources, and materials.

Our five core value	As a member of the community

•    High ethical standards

Based on our core principles of integrity and fairness,

we conduct all of our business activities in accordance with our high ethical standards.

•    Health, safety, and environment

We give the highest priority to health, safety and environmental initiatives, which are vital to the well-being of all living things.

Supporting day-to-day life

•    Focus on customers

We strive to meet the expectations and evolving needs of our valued customers and of society as a whole through the stable provision of products and services while creating new value as only we can.

For a vibrant future

•    Taking on challenges

Taking changes in stride, we rise to the challenge of creating new value while seeking innovative solutions for today and tomorrow.

•    Moving forward

Looking to the future, we continue to grow, both as individuals and as a company, through the personal and professional development of each and every employee.

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7	Business Portfolio of the Integrated Group

With its broad-ranging business portfolio, from upstream to downstream in the oil and metals businesses, the JXTG Group will pursue development into one of the most prominent and internationally-competitive comprehensive energy, natural resource and materials company groups in Asia.

8	Business Strategies of the Integrated Group

Strengthen the Foundation	• Maximize the integration synergy through thorough structural reforms • Control of investment, sale of assets, and thorough reduction of working capital to increase financial resilience
Growth Strategy	• Focus on midstream and downstream businesses overseas • Develop new businesses related to electricity etc. • Grow technology-based businesses centered on highly functional materials
Investment / Business Portfolio	• Emphasize risk management by measures such as leveling out investment timing • Achieve a balanced business portfolio including up/mid/down-stream businesses

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9	Business Strategies of Core Businesses

Energy Business

•    Fundamentally streamline and rationalize energy business and thoroughly transform its business structure, thereby achieving a more resilient business foundation

•    Realize and maximize integration effects of the business integration through continuous business transformation of the downstream and chemical businesses

•    Develop and enhance next-generation businesses of the group, such as overseas businesses, electricity, gas, new energy, lubricants and specialty chemicals that will be mainstays of the future

Oil and Natural Gas Exploration and Production Business

•    Optimize portfolio through concentration in core competence, and steadily advance developing and producing projects

Make new investments, in principle within the range of cash flow generated

•    Focus on cost reduction in oil and gas fields under development and production

Metals Business

•    Focus on stable operation and cost reduction of the existing business and refrain from investing in new upstream businesses for the time being

•    In electronic materials, maintain and expand earnings capacity by utilizing competitive technology

10	Integration Effects

We aim to achieve profit improvements in excess of 100 billion yen/year three years after the Business Integration.

Supply, distribution and sales	28 billion yen	• Optimization of crude purchase operation • Optimization of distribution network efficiency, and other items
Manufacturing	40 billion yen

•    Profit improvement of 10 billion yen through the integrated operation of a refinery and chemical plants in the Kawasaki area

•    Energy savings and maintenance cost reduction through best practices of two companies, and other items

Procurement	15 billion yen	• Reduction of procurement costs for construction materials, catalysts, and other items
Other areas	17 billion yen	• More efficient operation with ERP system • Other improvements in efficiency and rationalization
Total	100 billion yen

In addition, JXHD and TonenGeneral understand that fixed cost reduction through refinery closure is vital to achieving further profit improvements. With that understanding, the Integrated Energy Company will study and conduct refinery closure as soon as possible.

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11	Management Goals of the Integrated Group

In preparing the long-term vision and medium-term management plan, JXHD and TonenGeneral will in principle set the following financial goal; however, in light of the International Financial Reporting Standards (IFRS) to be applied by the Integrated Holding Company from consolidated financial statements on Yuho Reporting for the accounting period ending March 2017, the financial goal will be replaced by figures based on the International Financial Reporting Standards (IFRS). The new figures will be disclosed as a financial goal in the medium-term management plan around April 2017.

•	Adjusted consolidated before-tax ordinary income* for FY2019	500 billion yen or more
•	Consolidated return on equity for FY2019	10% or more
•	Consolidated net debt-to-equity ratio for FY2019	0.9 times or less
•	Consolidated free cash flows; accumulated total from FY2017 to FY2019	500 billion yen or more

*Ordinary	income excluding inventory effects caused by fluctuation of crude prices

12	Policy for Distribution to Shareholders

Based on the recognition that distributions to shareholders of the Integrated Holding Company is one of the most important management priorities, the Integrated Holding Company will continue to pay stable dividends, which will be determined with actual results and the outlook for mid-term consolidated performance. Furthermore, to determine the shareholder distribution level, the Integrated Holding Company will take into account the maintenance of its resilient financial structure, investment plan and cash flow outlook.

As a near-term policy for distributions to shareholders, the Integrated Holding Company will maintain the distribution level of 16 yen per share per year currently paid by JXHD, and also will look for ways to increase the shareholder distribution by increasing its earning capacity. To this end, the Integrated Holding Company may consider buying back its own stock in addition to a dividend increase.

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Frequently Asked Questions

Please note that these answers are based on the assumption that the business integration of TonenGeneral and JX Holdings takes place as planned on April 1, 2017.

Q1.	What is a share exchange?
A1.

    A share exchange is a common transaction in cases of management integration between listed companies by which all shares of one company are transferred to the other company, making the other company the wholly-owning parent company.

    With the business integration of TonenGeneral and JX Holdings, the shareholders of TonenGeneral common stock will be allocated JXTG Holdings (the Integrated Holding Company) common stock.

Q2.	How many JXTG Holdings shares will obtain through the share exchange?
A2.	To those who are registered in the shareholder registry of TonenGeneral as of one day prior to the effective date of the share exchange (March 31, 2017), we will allocate 2.55 shares of JXTG Holdings common stock for every one share of TonenGeneral common stock.

ex. 1) If you own 1,000 shares of TonenGeneral common stock

1,000 shares x 2.55 = 2,550 shares

You will be allocated 2,550 shares of JXTG Holdings common stock.

ex. 2) If you own 3,555 shares of TonenGeneral common stock

3,555 shares x 2.55 = 9,065.25 shares

You will be allocated 9,065 shares of JXTG Holdings common stock. As for the odd share of 0.25 shares, the company will pay you the money equivalent to the value of odd share.

Q3.	When TonenGeneral shares are exchanged for JXTG Holdings shares, are there any procedures that I have to follow?
A3.	Shares of JXTG Holdings will be automatically allocated to the accounts of shareholders registered in TonenGeneral’s last shareholder registry as of March 31, 2017. There are no procedures required of shareholders to carry out the transaction.

Q4.	What if I am allocated fewer shares than the trading unit as a result of the share exchange?
A4.	While the trading unit of TonenGeneral shares is currently 1,000 shares, the trading unit of JXTG Holdings shares will be 100 shares. If you are allocated fractional share units (shares less than a trading unit) as a result of the share exchange, you can request that JXTG Holdings purchase such fractional shares for cash. You can also request that JXTG Holdings sell shares to make up a trading unit deficit (100 shares). Fractional shares cannot be sold on the market.

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Q5.	How will you treat the year-end dividend for 2016 (January 1 to December 31, 2016)?
A5.

    TonenGeneral will pay the dividend to our shareholders and pledgees who are registered in the shareholder registry as of December 31, 2016, which is the record date, following a resolution made at the annual general meeting of shareholders in March 2017.

    As for the year-end dividend, we plan to propose at the general annual meeting of shareholders held in March 2017 to make the dividend 28.5 yen per share by adding 9.5 yen in a special dividend on top of 19 yen.

    This special dividend is for the period in 2017 until the share exchange is completed (from January 1 to March 31), as we will be unable to pay a dividend to our shareholders at that time.

Q6.	What is the distribution policy of JXTG Holdings?
A6.

    Please refer to the Policy for Distribution to Shareholders on page 11.

    If you continue to own the allocated JXTG shares, you are likely to receive a mid-year dividend following a resolution at the board of directors meeting as a shareholder registered in JXTG Holdings as of September 30, 2017.

Q7.	Until when can I trade TonenGeneral shares?
A7.

    As a result of the share exchange due to the business integration, TonenGeneral will be delisted.

    The last trading day is the day before the delisting, March 28, 2017. The allocated shares of JXTG Holdings may be sold from April 1, 2017.

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Inquiries

Please contact the securities company/companies that you have an account or accounts with for the following inquiries:

•	Number of shares in your account

•	Change in registered address

•	Inheritance of shares

•	Bank account set-up for dividend receipt

•	Other procedures

For other administrative questions, please contact the following shareholder registry administrators.

Shareholder Registry Administrator

Stock Transfer Agency Department

Mitsubishi UFJ Trust and Banking Corporation

Phone: 0120-232-711 (toll free, 9:00-17:00 weekdays)

(From December 22, 2016 onward)

Stock Transfer Agency Department

Sumitomo Mitsui Trust Bank, Ltd.

Phone: 0120-782-031 (toll free, 9:00-17:00 weekdays)

The shareholder registry administrator will change to the above effective December 22, 2016.

Inquiries regarding this brochure

TonenGeneral Sekiyu K.K.

1-8-15 Kohnan, Minato-ku, Tokyo 108-8005

Phone: 03-5495-6000

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